EXHIBIT 10(a)

SUBLEASE AGREEMENT

Sublease Agreement made as of February 1, 2007, between MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation having a usual place of business at 500 Boylston Street, Boston, Massachusetts 02116 (“Tenant”), and NEWSTAR FINANCIAL, INC., a Delaware corporation having a usual place of business at 75-101 Federal Street, Suite 1900, Boston, Massachusetts 02110 (“Subtenant”). This Sublease Agreement shall be referred to herein as the “Sublease”.

Whereas, by an Amended and Restated Lease dated as of February 1, 2000 (collectively, including any rules or regulations that have been or may be promulgated thereunder, being referred to herein as the “Main Lease”, a redacted copy of which Main Lease is attached hereto as Exhibit A), Five Hundred Boylston West Venture (“Landlord’”) leased certain space, as more particularly described in the Main Lease (the “Tenant’s Premises”), in the building located at 500 Boylston Street, Boston, Massachusetts 02116 (the “Building”), to Tenant for a term ending on February 28, 2013; and

Whereas, Tenant has agreed to sublease to Subtenant, pursuant to the provisions of this Sublease, an area comprising approximately 15,116 rentable square feet of space within a portion of the Tenant’s Premises consisting of a portion of the twelfth (12th) floor of the Building, and as more particularly shown on the plan attached hereto as Exhibit B (such subleased portion of the Tenant’s Premises being referred to herein as the “Premises”).

Now, therefore, it is agreed between the parties hereto as follows:

1. Agreement to Sublease for Term. Tenant hereby subleases to Subtenant, and Subtenant hereby takes and subleases from Tenant, the Premises for a term of approximately seventy-three (73) months, beginning on the date that Tenant delivers the Consent (as hereinafter defined) to Subtenant, and Tenant certifies to Subtenant that the Demising Work (as hereinafter defined) has been substantially completed (the “Commencement Date”) and ending at 1 1:59 p.m. on February 27, 2013. Subsequent to the Commencement Date, within ten (10) days after any request by Tenant, Subtenant shall execute a letter confirming the Commencement Date. In addition, notwithstanding anything to the contrary contained herein, Subtenant’s rental obligations shall commence on May 15, 2007 (the “Rent Commencement Date”).

2. Incorporation of Main Lease.

a. Subtenant acknowledges that it has had a complete opportunity to review the Main Lease. Except as otherwise expressly provided in this Sublease, the provisions of the Main Lease are incorporated into and made a part of this Sublease as they relate to the Premises and also to the Building and any land on which the Building is located (the “Land” and, together with the Building, the “Property”) which serve or are available to occupants of the Premises. The provisions of the Main Lease which are so incorporated into this Sublease pursuant to the preceding sentence shall, coincident with their incorporation, be amended so that references in the Main Lease to “Landlord” and “Tenant” shall be deemed to refer in this Sublease to Tenant and Subtenant, respectively, unless the context indicates that such amendment should not be made or such amendment would have an illogical effect on the provision being so amended. All uses of the term “Sublease” in this Sublease shall be regarded as referring to this Sublease, into which the Main Lease has been so incorporated. Subtenant hereby covenants to Tenant and, if Landlord has consented to this Sublease, to Landlord that, except as may be otherwise expressly provided in this Sublease, Subtenant assumes, is bound by, shall comply with, and shall faithfully perform all of the obligations of Tenant (as tenant) under the Main Lease with respect to the Premises and those Common Areas of the Building used by Subtenant from and after the Commencement Date. The relationship between, and rights of, Subtenant and Tenant shall, except as may be otherwise expressly provided in this Sublease, be governed by the Main Lease, and, without limiting the generality of the foregoing, Tenant shall have all of the rights granted to Landlord under the Main Lease and be entitled to exercise such rights with respect to the enforcement of the provisions of this Sublease and the termination of this Sublease.

b. Notwithstanding any of the foregoing provisions of this section to the contrary, the following provisions of the Main Lease are not incorporated into or made a part of this Sublease: The words starting with “provided... Chiller Space” and ending “in Article 12” in Section 2.02; second paragraph of Section 2.05 (except Tenant shall provide Subtenant with copies of tax bills after Tenant receives the same from Landlord); Sections 2.06 and 2.07 (except Tenant shall provide Subtenant with statements after Tenant receives the same from Landlord); Section 2.08; Section 3.01(d) (except Tenant shall provide Subtenant an abatement to the extent Tenant receives an abatement); Section 3.01(e) (except as otherwise provide in Section 12 hereof); Section 3.02 (except to the extent Subtenant contracts directly with Landlord for extra services); Section 3.04(b); Section 3.05; first two sentences of Section 4.02; Section 4.06; last sentence of first paragraph of Section 4.07; last sentence of first paragraph of Section 5.03; Section 5.04(d); Section 5.07(b),(c) and (d); Article 7; Section 8.12; Section 8.18: Section 8.19; Article 9; Article 10 (Option to Expand); Article 11 (First Right to Lease and Right of Partial Surrender); Section 12.01 (except to the extent provided in Sublease); Section 12.02; Section 12.03; Section 12.04; Section 12.05; and Section 12.06 and Exhibits A; D; E; F; G; H; I; J; L; and M. To the extent that a provision in the Main Lease has been redacted in the copy of the Main Lease attached hereto and is not otherwise listed above, such provision also shall not be incorporated into or made part of this Sublease and neither Tenant nor Subtenant shall have any rights or obligations to the other party with respect to such redacted provisions. In addition, all references in Section 5.07 to Tenant Improvements shall not include Subtenant Improvements and Subtenant shall be solely responsible at its sole cost and expense in the event of a casualty for their restoration if the Sublease is not terminated. All Tenant’s elections to terminate under the Main Lease are those solely of Tenant and not of Subtenant. Tenant will not terminate the Main Lease as it relates to the Premises except as expressly set forth therein or as allowed by law. “Notwithstanding anything to the contrary, Tenant shall be permitted to enter into a voluntary agreement with Landlord to terminate the Main Lease or any part of it as it relates to the Premises (specifically excluding Tenant’s right to terminate the Main Lease or any part of it to the extent permitted in the Main Lease or by law, in which case no such agreement with Landlord is required) on ten (10) days’ prior written notice to Subtenant, provided that Landlord agrees in a writing reasonably satisfactory to Subtenant to recognize Subtenant as a direct tenant on all of the terms and conditions of this Sublease, effective upon the date of such termination.

c. Subtenant acknowledges and agrees that Tenant (i) has no control over the provision and/or quality of the heat, light, water, air conditioning, electricity and other utilities, janitorial, cleaning, window-washing, elevator or any other Building services, and building

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maintenance and repair and (ii) except as otherwise expressly set forth herein, assumes no responsibility in connection therewith, and shall not be liable in any way with respect to the failure of or interference with any of such services, including without limitation Subtenant’s loss of business.

3. Subordination to Main Lease and Conflicts. Notwithstanding any other provisions of this Sublease to the contrary, this Sublease, and the interest of Subtenant in the Premises under this Sublease, shall in all respects be subject and subordinate to all of the provisions of the Main Lease. To the extent that any provision of this Sublease modifies or differs from any of the provisions of the Main Lease, the provisions of this Sublease shall be controlling, provided, however, that if any provision of this Sublease violates the Main Lease, or asserts authority in one of the parties beyond the authority provided to such party by the Main Lease, the provisions of the Main Lease shall be deemed to limit the provisions hereof. Nothing in this section shall, however, be deemed to confer upon Subtenant any greater rights than those set forth in this Sublease or to limit any of Subtenant’s obligations under this Sublease. All of the rights granted to Subtenant under this Sublease are limited to the extent that Tenant has reserved those rights in the Main Lease. Tenant is hereby vested with full power and authority to subordinate Subtenant’s interest in the Premises under this Sublease to any mortgage, deed of trust, ground or underlying lease, or other lien or interest hereafter placed on the Premises, and Subtenant shall, upon demand by Tenant, execute such further instruments to effect such subordination as Tenant may request. Upon Subtenant’s failure to execute any such instrument, Tenant may execute any such instrument on Subtenant’s behalf and Subtenant hereby irrevocably appoints Tenant as Subtenant’s attorney in fact coupled with an interest for such purpose.

4. Termination of Main Lease and Sublease. If this Sublease has not previously terminated by its terms, this Sublease shall terminate upon the termination of the Main Lease. If the Main Lease shall terminate for any reason during the term of this Sublease, this Sublease shall simultaneously terminate on the date of such termination of the Main Lease with the same force and effect as if such termination date had been specified herein as the termination date hereof.

Upon the expiration or termination of this Sublease, whether by forfeiture, lapse of time or otherwise, Subtenant shall at once surrender and deliver the Premises in the condition and repair required by, and in accordance with the provisions of, the Main Lease, including without limitation Section 4.07 of the Main Lease.

5. Rent.

a. Except as otherwise expressly provided in this Sublease, commencing on and as of the Commencement Date, and continuing throughout the term of this Sublease, Subtenant shall pay to Tenant, as rent, base rent (the “Base Rent”) in accordance with the schedule set forth below as part of this subsection. Unless Tenant instructs Subtenant otherwise in writing, Subtenant shall make such payments in advance on the day of each month on which rent is required to be paid by Tenant under the Main Lease. Subtenant shall make such payments without notice, demand, abatement, deduction, counterclaim, or setoff.

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Period	Rent per Square Foot		Annual Rent		Monthly Rent
Commencement Date the day before the Rent Commencement Date	$0.00		$0.00		$0.00
Rent Commencement Date - March 31,2009	$29.00	*	$438,364.00	*	$36,530.33	*
April 1 ,2009 - March 31, 2011	$31.50		$476,154.00		$39,679.50
April 1 ,2011 - February 27, 2013	$32.50		$491,270.00		$40,939.17

b. Except as otherwise expressly provided in this Sublease, commencing on and as of the Rent Commencement Date, and continuing throughout the term of this Sublease, Subtenant shall pay to Tenant, as additional rent, Subtenant’s Share and Subtenant’s Electric Share (both defined below) of all operating expenses, real estate taxes, rent taxes, utility charges, lease auditing expenses and fees payable in connection with Tenant’s auditing of any of the foregoing sums, and other regular additional sums payable by Tenant to Landlord under the Main Lease (the “Escalations”), with Subtenant’s Share and Subtenant’s Electric Share of such Escalations being collectively referred to herein as the “Subescalations”. For the purposes of this Sublease, the term “Subtenant’s Share” for all Subescalations (except electric service to the Premises) shall be defined as a ratio, the numerator being the rentable square footage of the Premises and the denominator being the rentable square footage of Tenant’s Premises. As of the date hereof, Subtenant’s Share is four and 27/100 percent (4.27%). For the purposes of this Sublease, the term “Subtenant’s Electric Share” shall be defined as a ratio, the numerator being the rentable square footage of the Premises and the denominator being the rentable square footage of the twelfth (12th) floor of the Tenant’s Premises. As of the date hereof, Subtenant’s Electric Share is sixty eight and 44/100 percent (68.44%). The parties hereto acknowledge that the Subtenant’s Share and Subtenant’s Electric Share may change from time to time during the term of this Sublease based upon any change in the rentable square footage of the Premises and/or Tenant’s Premises.

Prior to the Commencement Date and from time to time during the Sublease term thereafter, Tenant shall provide Subtenant with an estimate of the monthly Subescalations due from Subtenant. Subtenant shall pay to Tenant Subescalations with Subtenant’s payments of Base Rent (except during the Free Rent Period (hereinafter defined), during which time such Subescalations shall be credited against the Maximum Free Rent Amount (hereinafter defined)). Subtenant shall make all such payments without abatement, deduction, counterclaim, or setoff. As soon as is practicable after the end of each calendar year Tenant shall submit to Subtenant a statement of the actual Subescalations for such calendar year, as well as a statement to show any

*	subject to Free Rent as set forth in Section 5.i. below.

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increase in Subescalations for such calendar year as compared with Tenant’s estimate of such Subescalations. If Tenant’s statement discloses that Subtenant owes an amount that is less than the estimated payments for such calendar year previously paid by Subtenant, Tenant will credit such excess against the next installment of Rent due (or, if after the expiration or earlier termination of this Sublease, and provided there then exists no uncured event of default, Tenant shall reimburse Subtenant for such amount). If Tenant’s statement discloses that Subtenant owes more than the estimated payments for such calendar year previously made by Subtenant, Subtenant will pay the deficiency to Tenant within ten (10) days after delivery of the statement. The provisions of this Section 5.b. shall survive the termination of this Sublease. To the extent any Subescalations are not included in such estimate provided by Tenant, Subtenant shall make such payments within ten (10) days of receipt of an invoice therefor from Tenant, and without abatement, deduction, counterclaim, or setoff. In the event Landlord or Tenant desires to install a check meter for Subtenant’s electrical usage, Tenant agrees that any costs incurred with respect to such installation shall not be passed to Subtenant.

To the extent Subtenant requires services in excess of the services provided by Landlord and charged to Tenant as operating expenses under Section 2.04 of the Main Lease, including without limitation extra electrical feeders or risers to meet Subtenant’s electricity requirements, excess water usage (including without limitation condenser water if provided by Landlord), and after-hours HVAC service, Subtenant shall contract directly with Landlord for such services. Notwithstanding the forgoing, commencing on and as of the Commencement Date, and continuing throughout the term of this Sublease, to the extent Tenant becomes liable to Landlord for such additional services provided by Landlord or any third parties, Subtenant shall pay to Tenant, as additional rent and upon demand, one hundred percent (100%) of all such expenses incurred by Tenant for such services and/or any service provided by Tenant to Subtenant.

c. Under this Sublease, payments of Base Rent and Subescalations constitute payments of rent. Any other payments that are required to be paid by Subtenant to Tenant under this Sublease shall be deemed to be additional rent payable hereunder by Subtenant to Tenant, and shall, unless otherwise expressly provided in this Sublease, be due and payable on the later to occur of that date (i) which is ten (10) business days after Subtenant’s receipt of an invoice therefor from Tenant, or (ii) on which the next payment by Subtenant of Base Rent is due. Tenant and Subtenant hereby acknowledge and agree that the covenants set forth in this Sublease are to be treated as independent covenants and that Tenant’s default or alleged default with respect to any covenant set forth herein shall not give rise to a corresponding right on the part of Subtenant to withhold any Rent or terminate this Sublease.

d. The late payment provisions of the Main Lease shall apply to any payments that are deemed hereunder to be Rent and that arrive later than the last day on which Rent may be paid by Tenant under the Main Lease without incurring a late payment penalty or other charge of any kind under the Main Lease.

e. If the term of this Sublease begins or ends on any day other than the first day of a calendar month, then all amounts to be paid by Subtenant to Tenant for Base Rent or Subescalations under this Sublease for the resulting fractions of a full calendar month shall be prorated on a per diem basis.

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f. Except as otherwise expressly provided in this Sublease, all payments to be made by Subtenant pursuant to this Sublease shall be made to Tenant by electronic funds transfer to Tenant in United States legal tender and addressed to Massachusetts Financial Services Company, Attn: Jude Capachietti, Corporate Finance - 6th Floor, 500 Boylston Street, Boston, Massachusetts.

g. Subtenant shall pay as additional rent directly to the Landlord, Tenant and/or the proper authorities or service providers charged with the collection thereof all charges for gas, water, electricity, telephone and other utilities used or consumed on the Premises whether separately metered or submetered or directly provided to Subtenant by such authorities or service providers.

h. Subtenant shall pay, as additional rent, all taxes which may be lawfully charged, assessed, or imposed upon all fixtures and equipment of every type and also upon all personal property in the Premises, and Subtenant shall pay all license fees and other charges which may lawfully be imposed upon the business of the Subtenant conducted upon the Premises.

i. Commencing on the Rent Commencement Date and continuing until the date on which the Maximum Free Rent Amount has been reached (the “Free Rent Period”), Subtenant shall be entitled to a monthly abatement of Base Rent and Subescalations (the “Free Rent”), prorated for partial months, until the aggregate value of the Free Rent equals the Maximum Free Rent Amount. The “Maximum Free Rent Amount” shall be $457,966.19, which amount is based upon $29.00 multiplied by the rentable square footage of the Premises at 7% interest per annum (360 day) compounded daily. Based upon the Maximum Free Rent Amount, the Free Rent Period shall be approximately seven and one-half (7  1/2) months. Notwithstanding the forgoing, if an Event of Default occurs during the Free Rent Period, Subtenant shall no longer be entitled to any Free Rent (regardless of whether the Maximum Free Rent Amount has been achieved) and Subtenant shall commence monthly payment of the Base Rent and Subescalations immediately upon the date of such Event of Default. In all events, immediately upon the full credit of the Maximum Free Rent Amount, Subtenant shall commence monthly payment of the Base Rent and Subescalations.

By way of example, if the total Base Rent and Subescalations due for the first month of the Free Rent Period equaled $54,331.76, and the total Base Rent and Subescalations due for the second month of the Free Rent Period equaled $54,672.11, then at the beginning of the third month of the Free Rent Period the remaining Maximum Free Rent Amount available would be $348,962.32 (i.e., $457,966.19 - $54,331.76 - $54,672.11 = $348,962.32).

6. Delivery of Possession and Adjustment of Term. Notwithstanding any other provisions of this Sublease to the contrary, if for any reason whatsoever, Tenant is unable to deliver possession of the Premises to Subtenant free of tenants, including MFS, personal property and furniture on or prior to the Commencement Date, then (a) Tenant shall not be liable to Subtenant for any direct or indirect damages or expenses, including without limitation consequential damages, incurred by Subtenant which arise out of such inability to so deliver possession on the Commencement Date, (b) this Sublease shall remain in full force and effect, (c) the Commencement Date shall automatically be adjusted forward on a day-for-day basis until the date on which Tenant delivers possession of the Premises to Subtenant, and (d) Tenant shall

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use reasonable efforts to deliver possession of the Premises to Subtenant on the earliest possible date. If the Commencement Date, as so adjusted, or the delivery of the Consent has not occurred by March 15, 2007, for any reason other than a Force Majeure (as hereinafter defined) or the actions or failure to act of Subtenant, Subtenant shall have the right to terminate this Sublease upon thirty (30) days prior written notice to Tenant provided that the Commencement Date does not occur within such thirty (30) day period. In addition, if delivery of the executed Consent has not occurred by March 15, 2007, Tenant shall have the right to terminate this Sublease upon thirty (30) days prior written notice to Subtenant, provided that the delivery of the Consent does not occur within such thirty-(30)-day period. Upon such termination, this Sublease shall terminate and the parties shall have no further recourse against each other in connection with this Sublease.

7. Use of Premises. Subtenant shall use the Premises for general office purposes and for no other purpose.

8. Parking. Subject to the approval of Landlord, Tenant shall make available to Subtenant up to five (5) unreserved parking spaces available to Tenant under the Main Lease (the “Parking Spaces”). Subtenant acknowledges and agrees that (i) pursuant to Section 12.01 of the Main Lease, use of the Parking Spaces may be subject to separate license agreements between the operator of the garage in which the Parking Spaces are located (the “Garage Operator”) and the employee(s) of Subtenant using such Parking Spaces and (ii) the availability of the Parking Spaces is at all times subject to Section 12.01 of the Main Lease. If at any time, Subtenant shall, by thirty (30) days written notice to Tenant (or such longer period as required by Landlord), elect not to use any or all of the Parking Spaces, Subtenant shall, thirty (30) days (or any such longer period as required by Landlord) after Tenant’s receipt of such notice, be deemed to have waived its right to such unused Parking Spaces until such time as Subtenant reelects, by six (6) months’ advance written notice to Tenant, to use such unused Parking Spaces for the remainder of the term of this Sublease. Subtenant shall pay the rates charged by the Garage Operator for the Parking Spaces directly to Landlord as and when the same are due. Subtenant shall (i) be solely responsible for any fees, fines or other penalties incurred by Subtenant or Subtenant’s employees, agents, contractors, subtenants, licensees, assignees, franchisees or invitees due to non-compliance with Landlord’s and Tenant’s rules and regulations regarding the parking areas enacted and amended from time to time, (ii) indemnify and hold Tenant harmless from any such fees, fines or other penalties, and (iii) immediately reimburse Tenant, as additional rent, for any such fees, costs and expenses to the extent Landlord charges Tenant therefor.

9. Subtenant Identification. Subject to Landlord’s consent, Tenant shall arrange for Subtenant’s name to be included, in the Building-standard format, in the Building directories maintained by Landlord for the identification of the Building’s occupants.

10. Condition of Premises; Improvement Work; Cabling.

a. Subtenant has made or caused to be made a thorough examination and inspection of the Premises and is familiar with the condition of every part thereof. Subtenant agrees that, except as expressly provided herein, (i) it enters into this Sublease without relying upon any representations, warranties or promises by Tenant, its agents, representatives, employers, servants or any other person in respect of the Building or the Premises, (ii) no rights, easements

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or licenses are acquired by Subtenant by implication or otherwise except as expressly set forth herein, (iii) except as expressly set forth herein, Tenant shall have no obligation to do any work in order to make the Premises, Building, Common Areas and/or parking areas suitable and ready for occupancy and use by Subtenant and (iv) except for the Demising Work, Subtenant shall accept the Premises in its “as is” condition as of the date of this Sublease. Except for the Demising Work, Tenant does not warrant or make any representation concerning the adequacy or sufficiency for Subtenant’s present or future purposes of the Premises, the Building, any improvements in or to the Premises or the Building, any common areas in or appurtenant to the Building (including without limitation the Common Areas), any equipment, facilities, fixtures, or furnishings in the Premises or the Building, or the real estate of which the aforementioned items constitute a part. Except for the Demising Work, Subtenant shall be responsible, at its sole expense, for any improvement work that it may require on or relating to the Premises, including without limitation the construction of walls in or entrances to the Premises and any security systems. Subtenant may not undertake any improvement work on or relating to the Premises, including without limitation any construction activities, except in compliance with this Sublease and the Main Lease, and Subtenant shall in each instance perform such work only after having obtained both of the individual prior written consents of Tenant and Landlord, including all plans, drawings, and specifications relating to such work.

b. Commencing on the Commencement Date, all of Tenant’s voice and data cabling located in the Premises except for such inter-floor cabling as is used by Tenant to connect its telecommunications and data systems within the remainder of the Tenant’s Premises (the “Cabling”) shall be transferred to Subtenant. Subtenant takes the Cabling in its “AS IS” condition, and Tenant does not warrant or make any representation concerning the condition, adequacy or sufficiency of the Cabling for Subtenant’s present or future purposes. Subtenant shall be responsible, at its sole expense, for any repairs that may be required to the Cabling and shall, subject to the provisions of the Main Lease, either return the Cabling upon the expiration or earlier termination of this Sublease in the same condition as of the Commencement Date, ordinary wear and tear excepted, or remove the same if required by Landlord.

11. Maintenance of Premises. Subtenant shall, at its sole expense, keep the Premises and the equipment, facilities, fixtures, and furniture therein neat, clean, and in as good condition and repair as when Subtenant first was granted access to the Premises, reasonable wear and tear excepted, and shall perform all obligations of Tenant under the Main Lease with respect to Subtenant’s activities in and about the Premises and the Building. Except as otherwise expressly provided in this Sublease, (a) Tenant shall not now or at any time in the future be required to make any expenditure whatsoever with respect to the Premises and does not assume any obligation to perform the terms, conditions, or covenants that are, under the Main Lease, to be performed by Landlord, and (b) if Landlord should fail to perform any of such terms, conditions, or covenants, Tenant shall be under no obligation or liability whatsoever to Subtenant arising out of such failure to perform by Landlord.

12. Tenant’s Obligations Limited. The Main Lease specifies certain obligations, representations, and warranties of Landlord thereunder. Notwithstanding the incorporation of the Main Lease into this Sublease as provided elsewhere herein or any other provisions of this Sublease to the contrary, (a) Tenant is not obligated to perform, or guarantee the performance by Landlord of, Landlord’s obligations (including without limitation any provision of services or

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supplies or any construction, restoration, repair or maintenance obligations or requirements) under the Main Lease, and Landlord’s representations and warranties in the Main Lease are not to be considered the representations and warranties of Tenant under this Sublease, (b) Tenant shall have no liability for any damage, loss, claim, liability, or expense arising out of the failure of Landlord to perform its obligations under the Main Lease, the breach by Landlord of its representations and warranties under the Main Lease, the acts or omissions of Landlord, or any other circumstance or event beyond Tenant’s control. Upon written notice from Subtenant to Tenant of Landlord’s failure to so perform its obligations or of Landlord’s breach of such representations and warranties, Tenant shall notify Landlord to that effect and demand Landlord’s performance or rectification of such breach. Tenant shall, at Subtenant’s sole cost and expense, use such other reasonable efforts as Subtenant may reasonably request to cause Landlord to comply with its obligations under the Main Lease, including, without limitation, exercising Tenant’s rights of self-help under Section 3.01(e) of the Main Lease pursuant to the terms and conditions of Section 3.01(e) of the Main Lease provided that Subtenant (x) is not in default hereunder, (y) requests Tenant in writing to exercise such self-help rights and certifies to Tenant that the terms and conditions set forth in Section 3.01(e) are satisfied and (z) reimburses Tenant in advance of the exercise by Tenant of such self-help rights for the costs to exercise such self-help rights (the “Subtenant Self-Help Payment”), it being understood and agreed that Tenant will request Landlord to reimburse the cost of such Subtenant Self-Help Payment pursuant to Section 3.01(e) of the Main Lease. Provided that Subtenant has fully complied with (x), (y) and (z) above, Subtenant reserves the right to enjoin Tenant to exercise Tenant’s rights of self-help under Section 3.01(e) of the Main Lease pursuant to the terms and conditions of Section 3.01(e) of the Main Lease in the event Tenant fails to make such exercise after Subtenant’s compliance with (x), (y) and (z) above. To the extent of any reimbursement by Landlord of the Subtenant Self-Help Payment, Tenant shall reimburse Subtenant. Notwithstanding anything to the contrary in the preceding sentence, Tenant shall have no obligation to commence suit or initiate legal proceedings on behalf of, or in conjunction with, Subtenant against Landlord; however, if Landlord does not reimburse Tenant for Subtenant Self-Help Payment and Tenant does not sue and/or make a demand on Landlord for Subtenant Self-Help Payment, Tenant shall be responsible to Subtenant for the same. Except as otherwise expressly provided in this Sublease, Tenant shall have no obligation to Subtenant for any default under this Sublease that results from the default or any other act of Landlord under the Main Lease. The performance by Tenant of its obligations hereunder shall be conditioned upon the performance by Landlord of its obligations under the Main Lease. In any circumstance in which Tenant’s consent is required under this Sublease and Tenant has agreed herein not to unreasonably withhold or delay such consent, and in which a corresponding consent of Landlord is required pursuant to the Main Lease in order to avoid having the Tenant’s consent constitute a breach of the Main Lease, then Tenant shall not be deemed to have unreasonably withheld or delayed its consent if such corresponding consent of Landlord has not been obtained.

13. Notice from Landlord of Default. If Tenant shall receive notice from Landlord of any default by Subtenant occurring under the Main Lease with respect to the Premises, or if there is a default by Subtenant hereunder, Tenant shall notify Subtenant of such default and provide Subtenant with a period from the date of such notification by Tenant in which to cure such default, which period shall be three (3) days for a monetary default and fifteen (15) days for a non-monetary default, unless a shorter period is indicated in the Main Lease or in this Sublease, in which case the cure period shall be as set forth in the Main Lease or set forth in the Sublease.

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If any such default by Subtenant remains uncured after Tenant has given Subtenant notice and an opportunity to cure as aforesaid, Tenant shall have, in addition to any other rights and remedies available to Tenant, the right but not any obligation to cure such default and recover from Subtenant as additional rent all expenses, including without limitation reasonable attorneys’ fees, incurred by Tenant in connection with such cure, together with interest thereon until paid at the maximum rate permitted under applicable law. In the event of such an uncured default by Subtenant, Tenant also shall have all rights afforded to a landlord at law and in equity under Massachusetts law and all of the rights and remedies in its dealings with Subtenant as Landlord has under the Main Lease, including without limitation Article 6 of the Main Lease, in its dealings with Tenant in the event of a default by Tenant under the Main Lease. All damages and expenses, including without limitation reasonable attorneys’ fees, incurred by Tenant in connection with any such cure, together with interest thereon until paid at the maximum rate permitted under applicable law, shall be paid by Subtenant to Tenant, as additional rent hereunder, immediately upon Tenant’s demand therefor. No remedy or election hereunder shall be deemed exclusive, but shall, whenever possible, be cumulative with all other remedies at law or in equity. The expiration or termination of this Sublease and/or the termination of Subtenant’s right to possession of the Premises shall not relieve Subtenant of liability under any indemnity provisions of this Sublease as to matters occurring or accruing during the term of the Sublease or by reason of Subtenant’s occupancy of the Premises.

14. Insurance. Subtenant shall, at its sole expense, obtain and maintain the following insurance policies, issued by insurers acceptable to Tenant and authorized to do business in the Commonwealth of Massachusetts: (a) the types and amounts of insurance coverage that Tenant is required to obtain and maintain under the Main Lease and (b) business interruption insurance throughout the term of this Sublease sufficient to cover at least twenty-four (24) months of Rent due hereunder and Subtenant’s business losses during such twenty-four (24)-month period. Tenant shall use the proceeds of such policies in the manner required of Tenant under the Main Lease. Subtenant shall name Tenant and Landlord as additionally named insureds under all such policies. Such policies shall be primary and non-contributing with any insurance maintained by Tenant and shall provide that they shall not be canceled or modified without thirty (30) days’ prior written notice to Tenant. A certificate of the insurer evidencing the existence and amount of each of such required insurance policies shall be delivered by Subtenant to Tenant before the date on which Subtenant is first given access to or possession of the Premises, and thereafter within twenty (20) days after any written request from Tenant. With respect to each of such required insurance policies, Subtenant shall provide Tenant with proof of renewal or qualified replacement insurance policies at least ten (10) days before termination of the insurance policy that was previously in effect. All of such insurance policies shall be maintained throughout the term of this Agreement.

15. Compliance with Laws. Subtenant shall use the Premises only in a manner that is in compliance with all of the requirements with respect to the Premises which are imposed or issued by (a) governmental authorities that have jurisdiction over the Premises, and/or (b) insurance companies that have issued insurance policies covering the Premises and/or persons using or anticipated to use the Premises. Subtenant shall indemnify Tenant against, and hold Tenant harmless from, any damage, loss, claim, liability, or expense, including without limitation reasonable attorneys’ fees, arising out of Subtenant’s failure to comply with this section.

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16. No Waste or Nuisance. Subtenant shall not commit or suffer to be committed any waste upon the Premises or any nuisance or other action which may disturb the quiet enjoyment of any other tenant or occupant in the Building.

17. Hazardous Waste. Subtenant’s use of the Premises shall not involve or result in the use, generation, manufacturing, transportation, storage, handling, or disposal of, or the performance of any activity in connection with, any “hazardous substance” or “hazardous waste”, as these terms are defined under federal, state, and local laws and regulations, of types or in quantities that (a) are not permitted under applicable laws and regulations, (b) would, under such laws and regulations, subject Tenant or the Premises to any claim or liability, including without limitation any damages, penalties, or fines, or any liens on the Premises or the Building or any part thereof or (c) are in violation of the terms of the Main Lease. Subtenant shall indemnify Tenant and Landlord against, and hold Tenant and Landlord harmless from, any damage, loss, claim, liability, or expense, including without limitation reasonable attorneys’ fees, arising out of any claim or charge made by federal, state, or local government entities or private parties concerning violations and/or alleged violations of such laws and regulations or any related applicable court orders or common law which were caused or alleged to be caused by Subtenant or its officers, employees, contractors, agents, licensees, subtenants, assignees, franchisees or invitees in connection with the use of the Premises by such party or parties.

18. Default by Subtenant. Subtenant shall do nothing that will subject the Main Lease to termination by Landlord under the provisions of the Main Lease. If Subtenant is in default under the provisions of the Main Lease, Tenant shall be entitled, but not obligated, to cure such default on behalf of and for the account of Subtenant, in which case all damages and expenses, including without limitation reasonable attorneys’ fees, incurred by Tenant in connection with such cure, together with interest thereon until paid at the maximum rate permitted under applicable law, shall be paid by Subtenant to Tenant, as additional rent hereunder, immediately upon Tenant’s demand therefor. By so curing any such default of Subtenant on behalf of and for the account of Subtenant, Tenant shall not be deemed to have waived any of its rights or released Subtenant from any of its obligations under this Sublease. Tenant shall, however, also be entitled to cure such default on its own account to preserve its interest in and under the Main Lease, and may terminate this Sublease by-reason of such default of Subtenant if Subtenant does not pay to Tenant, as additional rent hereunder, all damages and expenses, including without limitation reasonable attorneys’ fees, incurred by Tenant in connection with such cure, together with interest thereon until paid at the maximum rate permitted under applicable law, within ten (10) days after demand therefor. In the event Tenant terminates this Sublease due to a default by Subtenant, Subtenant shall immediately reimburse Tenant, as additional rent, the unamortized value of the Free Rent (amortized on a straight-line basis over the term of this Sublease) as of the date of such termination, which remedy shall be in addition to all of Tenant’s other rights and remedies set forth herein and at law and in equity. In the event that the Main Lease is terminated by Landlord by reason of Subtenant’s default, Subtenant shall indemnify Tenant against, and hold Tenant harmless from, all damages and expenses that Tenant may become liable to pay under the Main Lease resulting from such default, plus all other expenses relating thereto, including without limitation (i) reasonable attorneys’ fees and the full expense (including the value of the work required to be done by Tenant’s personnel) of relocating Tenant to new leased premises as a replacement for the Tenant’s Premises, which new leased premises shall be at least equivalent to the Tenant’s

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Premises in terms of size, quality of location, and quality of construction and (ii) the unamortized value of the Free Rent (amortized on a straight-line basis over the term of this Sublease) as of the date of such termination.

19. Tenant’s Right of Entry. In addition to any right of entry to the Premises that Tenant may have under the provisions of the Main Lease, Tenant reserves the right upon one business day’s written notice to enter the Premises during regular business hours (except no such notice shall be required in the event of an emergency) from time to time to determine whether Subtenant is in compliance with this Sublease.

20. Subleasing, Assignment, or Transfer.

a. Subtenant shall not have the right to sublease, assign, or transfer (whether voluntarily or by operation of law) the Premises or any portion thereof, and shall not suffer or permit the Premises or any portion thereof to be subleased, assigned, or transferred by operation of law or otherwise. Subtenant covenants and agrees that neither the Premises, nor any part thereof, will be encumbered in any manner by reason of any act or omission on the part of Subtenant, or used or occupied, or permitted to be used or occupied, or utilized for any reason whatsoever, by anyone other than Subtenant, or for any use or purpose other than as permitted hereunder. For purposes of this Sublease, “transfer” shall mean the assignment (collateral or otherwise), mortgage, sublease, transfer, pledge or encumbrance by Subtenant of this Sublease or any interest therein or the grant by Subtenant of any license, concession or other right of occupancy of the Premises or any portion thereof. “Transfer” shall also include the transfer (a) if Subtenant is a corporation, and Subtenant’s stock is not publicly traded over a recognized securities exchange, of more than fifty percent (50%) of the voting stock of such corporation during the Term of this Sublease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the corporation, or (b) if Subtenant is a partnership or other entity, of more than twenty-five percent (25%) of the profit and loss participation in such partnership or entity during the Term of this Sublease (whether or not in one or more transfers) or the dissolution, merger of liquidation of the partnership. If Subtenant is a limited or general partnership (or is comprised of two or more persons, individually or as co-partners), Subtenant shall not be entitled to change or convert to (i) a limited liability company, (ii) a limited liability partnership or (iii) any other entity which possesses the characteristics of limited liability without the prior written consent of Tenant, which consent may be given or withheld in Tenant’s sole discretion.

b. Provided that Subtenant shall not then be in default beyond any applicable grace period under the Sublease at either (x) the time that Subtenant provides notice to Tenant of the proposed assignment or sublet or (y) the commencement of the term under the proposed assignment or sublet, Section 20.a. shall not apply to:

(i)

Occupancy by an Affiliate (as defined below) of NewStar Financial, Inc. and no further consent shall be required with regard thereto, provided, however, that Subtenant shall give Tenant and Landlord thirty (30) days’ prior written notice of such occupancy. For the purposes hereof, an “Affiliate” shall be defined as any other entity which Controls, is Controlled by, or is under common Control with NewStar Financial, Inc.,

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with “Control” being defined as ownership of more than 50% of the voting interest in such entity, or an entity into or with which NewStar Financial, Inc. is merged.

(ii)	An assignment or sublease to an Affiliate of NewStar Financial, Inc. provided that Subtenant shall provide (a) Tenant and Landlord thirty (30) days’ written notice prior to the commencement of any assignment or subletting and (b) Tenant financial statements for the Affiliate in a form acceptable to Tenant.

(iii)	An assignment of this Sublease to an Affiliate provided that the Affiliate (a) enters into an agreement with Tenant in which such assignee agrees to assume, perform and be bound by all of the obligations of Subtenant under this Sublease (except that no such agreement shall be required if such assumption is expressly provided for by statutory law) and (b) either (I) the acquiring entity has a net worth at least equal to that of Subtenant at the execution of this Sublease or (II) Subtenant shall fully guaranty the payment and performance of such acquiring entity under this Sublease.

c. Subtenant shall deliver to Tenant a fully executed copy of each sublease or assignment made hereunder within two (2) business days after the date of its full execution.

d. Subtenant shall remain fully liable for the due and timely performance of all of Subtenant’s obligations hereunder notwithstanding any subletting or assignment provided for herein and, without limiting the generality of the foregoing, shall remain fully responsible and liable to Tenant for all acts and omissions of any subtenant, assignee or anyone claiming by, through or under any subtenant or assignee which shall be in violation of any of the obligations of this Sublease, and any such violation shall be deemed to be a violation by Subtenant. Notwithstanding any assignment and assumption by the assignee of the obligations of Subtenant hereunder, the Subtenant herein named, and each successor in interest of Subtenant herein named, shall remain liable jointly and severally (as a primary obligor) with its assignee and all subsequent assignees for the performance of Subtenant’s obligations hereunder, and shall remain fully and directly responsible and liable to Tenant for all acts and omissions on the part of any assignee or subtenant subsequent to it in violation of any of the obligations of this Sublease.

21. Indemnification. Subtenant shall indemnify Tenant against, and hold Tenant harmless from, any damage, loss, claim, liability, or expense, including without limitation reasonable attorneys’ fees, arising out of (a) any negligent act, omission or willful misconduct of Subtenant and/or any of its agents, servants, employees, invitees, customers or contractors; (b) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises; (c) with respect to Subtenant’s activities on or about the Building, any accident, injury or damage occurring outside the Premises but on or about the property on which the Building is situated, (d) any breach of any covenant or representation set forth herein, or (e) any claim by Landlord under the Main Lease with respect to the Premises or Subtenant’s activities on or about the Building.

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22. Tenant Not Liable. In no event shall Tenant or any of its officers, employees, contractors, agents, or invitees be liable for any damage, loss, claim, liability, or expense sustained by Subtenant or any of its officers, employees, contractors, agents, licensees, subtenants, assignees, franchisees or invitees (or anyone claiming through them or on their behalf) resulting directly or indirectly from (a) any latent defect in the Premises or the Building, including without limitation any parking or common areas thereof, or in any equipment, facilities, fixtures, or furniture located therein, or (b) any accident or other occurrence in or about the Premises or the Building, including without limitation any parking or common areas thereof, or (c) any negligent acts or omissions of any owner, tenant, or other occupant of the Building (other than Tenant with respect to its own activities on the Premises) or of any invitee or other person in the Building. All property placed in the Premises, Building and parking areas by Subtenant or any of its officers, employees, contractors, agents, licensees, subtenants, assignees, franchisees or invitees shall be so placed at the sole risk of such party, and Tenant shall have no liability whatsoever for any damage thereto. Subtenant agrees to cooperate in any reasonable safety or security program required by law and/or developed by Landlord and/or Tenant. No recourse shall be had on any of Tenant’s obligations hereunder or for any claim based thereon or otherwise in respect thereof against any incorporator, subscriber to the capital stock, shareholder, officer or director, past, present or future, of any corporation, or any partner of any partnership (general or limited) or joint venturer of any joint venture or trustee or beneficiary of any trust, which shall be Tenant hereunder or included in the term “Tenant” or of any successor of such corporation, partnership, joint venture or trust or against any principal, disclosed or undisclosed, or any affiliate of any party which shall be Tenant or included in the term “Tenant,” whether directly or through Tenant or through any receiver, assignee, trustee in bankruptcy or through any person, firm or corporation, whether by virtue of any constitution, statute or rule of law or by enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Subtenant. In no event shall Tenant or any of Tenant’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturer, members, incorporators, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for consequential or incidental damages. Subtenant shall look solely to Tenant’s leasehold estate for the satisfaction of any right of Subtenant for the collection of a judgment or other judicial process or arbitration award requiring the payment of money by Tenant and no other property or assets of Tenant, Tenant’s agents, incorporators, shareholders, officers, directors, partners, members, principals (disclosed or undisclosed) or affiliates shall be subject to levy, lien, attachment or other enforcement procedure for the satisfaction of Tenant’s rights and remedies under or with respect to this Sublease, the relationship of Tenant and Subtenant hereunder or under law, or Subtenant’s use and occupancy of the Premises or any other liability of Subtenant to Tenant.

23. Covenant of Quiet Enjoyment. Tenant covenants that for so long as Subtenant makes timely payment of the Base Rent, Subescalations and all other amounts due under this Sublease and timely performs all of Subtenant’s other obligations under this Sublease, Subtenant may peaceably and quietly have, hold, and enjoy the Premises throughout the term (until and unless terminated) of this Sublease, subject to the other provisions of this Sublease, provided, however, that Subtenant has no right, and by this Sublease is granted no right, to exercise any right to extend the term or any right to expand the Premises which may be or have been granted by Landlord to Tenant under the Main Lease.

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24. Surrender of Premises. Unless otherwise instructed by Tenant, Subtenant shall at its own expense and before the end of the term hereof (a) remove all alterations and improvements to the Premises which were not consented to by Tenant and/or Landlord (as the case may be) as required under this Sublease and the Main Lease, (b) remove all alterations and improvements to the Premises as requested by Tenant and/or Landlord (as the case may be) at the time that any plans for such work are approved by same, (c) repair all damage resulting from the initial installation or subsequent removal of the items specified in the two preceding clauses, and close all floor, ceiling, and roof openings and (d) restore and surrender the Premises to Tenant in as good condition and repair as the Premises were in when Subtenant was first granted access to the Premises, reasonable wear and tear excepted. All property of Subtenant remaining on the Premises after the termination of the term hereof shall be deemed to have been abandoned by Subtenant, provided, however, that if any such property so remains on the Premises and the removal of such property would impose an expense on Tenant, then, at Tenant’s election, Tenant shall be entitled, but not obligated, to remove such property on behalf of and for the account of Subtenant, in which case all expenses so incurred by Tenant in connection therewith shall be paid by Subtenant to Tenant, as additional rent hereunder, immediately upon Tenant’s demand therefor.

25. Holding Over by Subtenant. If Subtenant (including without limitation any subtenant, successor, or assignee of Subtenant) holds over and remains in possession of the Premises or any part thereof beyond the termination of the term of this Sublease, (a) unless and until Tenant and Subtenant have otherwise expressly agreed, such holding over shall under no circumstances be deemed to constitute a tenancy at will, a month-to-month tenancy, or any other form of tenancy, and, instead, such holding over shall be regarded as occurring over Tenant’s objection, and Subtenant shall be (i) a trespasser without any right to occupy the Premises, (ii) a tenant at sufferance, or (iii) a holdover tenant, whichever is deemed by the law of the pertinent jurisdiction to hold the least rights to, or estate in, the Premises, (b) Subtenant shall pay to Tenant, as a charge for the occupancy of the Premises objected to by Tenant, an amount equal to (i) the combined total of the Base Rent, the additional rent, and all other payments required under this Sublease, at the rates at which such payments were being made by Subtenant during the month immediately preceding the termination of the term of this Sublease, multiplied by (ii) two hundred percent (200%), and such payments shall be made on the same schedule and in accordance with the same procedures as were in effect concerning such payments prior to the commencement of such holding over, (c) in addition to and without limiting any other rights and remedies that Tenant may have on account of such holding over, Subtenant shall pay to Tenant all direct, indirect, and consequential damages, costs, and expenses incurred by Tenant as a result of such holding over, including without limitation any costs and expenses that Landlord charges to Tenant on account thereof, and (d) indemnify Tenant against, and hold Tenant harmless from, any damage, loss, claim, liability, or expense, including without limitation all direct and consequential damages for which Tenant is responsible under the Main Lease and reasonable attorneys’ fees, arising out of such holding over.

26. Fire, Casualty, and Eminent Domain. With respect to any damage or destruction by fire or other casualty, or any taking by eminent domain, the provisions of the Main Lease shall govern, and Tenant shall have the right, without Subtenant’ s consent, to make, in Tenant’s sole discretion, whatever elections are provided to Tenant under the Main Lease. Notwithstanding such incorporation by reference, Subtenant acknowledges that pursuant to

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Section 5.01 of the Main Lease, insurance coverage of the Building is to be provided by Landlord, and Tenant shall have no obligation during the term of this Sublease to provide any such insurance coverage. Subtenant agrees to look solely to Landlord for the furnishing of such insurance coverage. Tenant shall cooperate reasonably with Subtenant in obtaining for Subtenant’s benefit the performance of Landlord of its obligations under the Main Lease, but Tenant shall in no event be liable to Subtenant, nor, except as otherwise expressly set forth in the casualty or condemnation provisions of the Main Lease, shall the obligations of Subtenant hereunder be impaired or the performance thereof excused because of any failure or delay on Landlord’s part in furnishing such insurance coverage, except as permitted under the terms of the Main Lease or at law. To the extent that Tenant receives a rent abatement pursuant to Section 5.07(a) of Main Lease with respect to the Premises, Subtenant shall receive an abatement of its rental obligations hereunder but in no event shall such abatement be greater than the amount received by Tenant which is attributable to the Premises.

27. Force Majeure. This Sublease and the obligation hereunder of Subtenant to pay Base Rent, additional rent and all other payments due hereunder and to perform under all other provisions of this Sublease shall in no way be affected, impaired, or excused because Tenant is unable to fulfill any of the obligations that, under this Sublease, are expressly or implicitly to be performed by Tenant if Tenant is delayed or prevented from so doing by reason of accident, inclement weather, fire, flood, strike, other labor dispute, war, act of God, act of government, or any other cause beyond the control of Tenant (such events being collectively referred to herein as a “Force Majeure”).

28. Confidentiality. Except as may be required by law or to enforce this Sublease, Tenant and Subtenant each acknowledge and agree that the operations of Tenant and Subtenant in the Building are of a highly confidential nature and that under no circumstances shall either party or any of their respective employees disclose or make public any information obtained by either party regarding the other party’s operations or information generated from their respective operations in the Building that may be learned in connection with the execution of the Main Lease and/or this Sublease. In addition, except as may be required by law or to enforce this Sublease, each of Tenant and Subtenant covenant that they shall not disclose or make public any of the terms and conditions of the Main Lease or this Sublease or any of the schedules or exhibits thereto.

29. Broker or Brokers. Each party represents and warrants to the other that it has dealt with no broker or agent in connection with this Sublease other than McCall & Almy and CB Richard Ellis, and each party covenants that it shall indemnify the other party against, and hold the other party harmless from, any damage, loss, claim, liability, or expense, including without limitation reasonable attorneys’ fees, arising out of any breach by the party making such covenant of the foregoing representation and warranty. Tenant acknowledges and agrees that any broker’s fees due to either or both of such agents shall be at the sole expense of Tenant pursuant to a separate agreement with McCall & Almy, and only if, as, and when this Sublease is unconditionally executed and delivered by Tenant and Subtenant.

30. Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and legal representatives, provided, however, that this provision shall not operate to permit any subleasing,

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assignment, mortgage, lien, charge, or other transfer or encumbrance that is contrary to the provisions of this Sublease.

31. Subtenant to Attorn to Landlord. In the event that the Main Lease is terminated for any reason other than the election by Tenant to terminate the Main Lease pursuant to any right of election possessed by Tenant under the Main Lease, then at Landlord’s election Subtenant shall attorn to Landlord and this Sublease shall be deemed to be and shall become a direct lease between Landlord and Subtenant.

32. Time of the Essence. Time is of the essence of each provision of this Sublease.

33. Interpretation of Indemnifications. Except as otherwise expressly provided in this Sublease, any obligations of Subtenant to indemnify and hold harmless another party pursuant to the provisions of this Sublease and/or the Main Lease (insofar as this Sublease incorporates the Main Lease) shall be deemed and interpreted to be obligations in favor of both Tenant and Landlord and their respective successors and assigns.

34. Notices. Unless otherwise expressly provided in this Sublease, all notices and other communications given pursuant to this Sublease shall be in writing and shall be sent by (1) first class, United States Mail, postage prepaid, certified, with return receipt requested, (2) hand delivery to the intended address, or (3) nationally recognized overnight delivery service. All such notices and other communications shall be effective (i) in three (3) business days after deposit in United States Mail in case of (1) above, (ii) actual delivery in case of (2) above, and (iii) the next business day in case of (3) above. Such notices and other communications shall be addressed to the parties at the addresses for each of them that are specified below, which addresses may be changed by the giving of notice as provided in this section:

If to Tenant:	Massachusetts Financial Services Company
Attn: General Counsel 500 Boylston Street Boston, Massachusetts 02116

If to Subtenant:	Before Commencement Date:

NewStar Financial, Inc. 75-101 Federal Street, Suite 1900 Boston, Massachusetts 02110 Attn: Scott Poirier

After Commencement Date:

NewStar Financial, Inc. 500 Boylston Street Boston, Massachusetts 02116 Attn: Scott Poirier

35. Waivers. No waiver by any party of a breach of any provision of this Sublease, and no failure by any party to exercise any right or remedy relating to a breach of any provision

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of this Sublease, shall (a) constitute a waiver or relinquishment for the future of such provision, (b) constitute a waiver of or consent to any subsequent breach of such provision, or (c) bar any right or remedy of such party relating to any such subsequent breach. The exercise by any party of any right or election under this Sublease shall not preclude such party from exercising any other right or election that it may have under this Sublease.

36. Sublease Terminology. Except as otherwise expressly provided in this Sublease, capitalized terms used but not defined herein shall have the meanings assigned to them in the Main Lease. All consents of Tenant shall be in the sole discretion of Tenant unless otherwise specifically set forth herein. Wherever it is required by, or appears to be logically sensible in, the context of the language used in this Sublease, singular numbers and terms shall include the corresponding plural numbers and terms, masculine terms shall include the corresponding feminine and neuter terms, and the term “person” shall include “corporation”, “company”, “firm”, “organization”, “association”, “entity”, and analogous terms. Captions and headings in this Sublease are used for convenience of reference only, do not form a part of this Sublease, and shall not affect in any way the meaning or interpretation of this Sublease.

37. Invalid Provisions. If any provision of this Sublease, or the application of such provision to any party or circumstance, is found by a court of competent jurisdiction to be invalid or unenforceable, (a) the remainder of this Sublease shall not be affected and shall remain in full force and effect, (b) such invalid provision or application shall be deemed to be stricken from this Sublease, and (c) the parties shall use good faith efforts to preserve the intent of this Sublease by substituting a reasonably comparable provision for the benefit of the party or parties that the invalid or unenforceable provision was intended to benefit.

38. Entire Agreement. This Sublease constitutes the entire agreement between the parties as to the subject matter hereof and supersedes all prior agreements as the subject matter hereof. No statement, representation, promise, or inducement as to the subject matter hereof which is not included in this Sublease shall be binding upon the parties. This Sublease may not be amended, revised, extended, or otherwise modified except by a written instrument signed by Tenant and Subtenant.

39. Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except for the portion of such laws having to do with conflicts of laws.

40. Landlord’s Consent as Condition Precedent. This Sublease, and the rights and obligations of all parties hereto, are subject to the condition precedent that Landlord consent in writing to this Sublease (“Consent”), which Consent must be in form and substance satisfactory to Tenant in its sole discretion. Such Consent by Landlord may be provided either by its endorsement set forth as a part of this Sublease or in a separate document. Upon Tenant’s request, Subtenant shall deliver to Landlord and Tenant copies of Subtenant’s financial information and other documentation reasonably requested by Landlord in connection with Landlord’s grant of Consent.

41. No Privity of Estate. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and Landlord.

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42. Estoppel Certificate. Subtenant agrees, from time to time, upon not less than ten (10) days prior written request by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing, addressed to such party as Tenant shall designate in its notice to Subtenant, certifying that this Sublease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications) stating that Subtenant is not in default hereunder (or if in default, the nature of such default, in reasonable detail), and such other relevant facts regarding this Sublease as Tenant may reasonably request. Any such statement delivered pursuant to this Section 42 may be relied upon by any such person.

43. Authority of Subtenant. Subtenant represents and warrants (a) that it is a valid existing corporation licensed to do business in the Commonwealth of Massachusetts and (b) that it has the power and authority to execute and deliver the Sublease and perform its obligations hereunder.

44. Tenant Estoppel. Tenant hereby certifies to Subtenant as follows:

(a) The Main Lease is in full force and effect; a true and correct redacted copy of the Lease is attached hereto as Exhibit A; none of the information contained in the redacted portions of such copy of the Main Lease modify Subtenant’s rights or obligations under this Sublease; there are no amendments or modifications of any kind to the Main Lease relating to the Premises and there are no other promises, agreements, understandings, or commitments between Landlord and Tenant relating to the Premises; and Tenant has not given Landlord any notice of termination of the Main Lease as a whole or with respect to the Premises.

(b) There has not been and is now no assignment by Tenant of the Main Lease, or any rights therein, to any party. There has not been and is now no sublease of the Premises by Tenant to any party, except for this Sublease.

(c) As of the date hereof, there is no notice of default to Tenant under the Main Lease from Landlord. No uncured default, event of default, or breach by Tenant exists under the Main Lease with respect to the payment of Rent by Tenant under the Main Lease and no facts or circumstances exist that, with the passage of time or the giving of notice, or both, will or could constitute a default, event of default, or breach by Tenant with respect to the payment of Rent by Tenant under the Main Lease. To the best of Tenant’s knowledge, no non-monetary uncured default, event of default, or breach by Tenant exists under the Main Lease and no facts or circumstances exist that, with the passage of time or the giving of notice, or both, will or could constitute a non-monetary default, event of default, or breach by Tenant under the Main Lease. As of the date hereof, there is no claim by Tenant against Landlord alleging Landlord’s default under the Main Lease and, to the best of Tenant’s knowledge, no facts or circumstances exist that, with the passage of time or the giving of notice, or both, will or could constitute a default, event of default, or breach by Landlord under the Main Lease.

(d) Tenant agrees that no future amendment or other modification of the Main Lease which would materially impact the Premises or Subtenant’s rights under the Sublease shall be enforceable unless such amendment or other modification has been consented to in writing by

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Subtenant, except to the extent such amendment or modification would have no material impact on the Premises or Subtenant’s rights under the Sublease in which case no such consent is required.

(e) Tenant agrees to provide copies to Subtenant at the address listed in Section 34 hereof of all notices of items that would have a material impact upon the Sublease or Subtenant’s operations in the Premises (including any notices of default and/or termination) given to Landlord or received by Tenant under the Main Lease with respect to the Premises.

(f) Tenant acknowledges that the term of the Main Lease with respect to the Premises shall not expire until February 28, 2013 unless sooner terminated in accordance with the terms of the Main Lease.

(g) Tenant has no right to surrender the Premises that is not disclosed in the redacted copy of the Main Lease attached hereto. To the best of Tenant’s knowledge, no party holds any right of first lease, right of first offer, right of first refusal or other option to lease the Premises during the term of the Sublease.

(h) Tenant will request from Landlord, as part of the Consent, the estoppel for subtenants contemplated by Section 4.12 of the Main Lease (and in the event a separate consent document is not delivered by Landlord, Tenant shall request a separate estoppel for subtenants pursuant to Section 4.12 of the Main Lease).

45. Waiver of Right to Trial by Jury. Tenant and Subtenant hereby waive any right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Sublease. This waiver is knowingly, intentionally, and voluntarily made by each of the parties hereto and each party acknowledges to the other that neither the other party nor any person acting on its respective behalf has made any representations to induce this waiver of trial by jury or in any way to modify or nullify its effect. The parties acknowledge that they have read and understand the meaning and ramifications of this waiver provision and have elected same of their own free will.

46. Counterparts. This Sublease may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[signatures on following page]

20

Witness the execution hereof under seal as of the date first written above.

MASSACHUSETTS FINANCIAL SERVICES COMPANY		NEWSTAR FINANCIAL, INC.

By:	/s/ Paul Kirwan	By:	/s/ Richard Scott Poirier
Name:	Paul Kirwan	Name:	Richard Scott Poirier
Title:	C.F.O.	Title:	Managing Director

21

EXHIBIT A

MAIN LEASE

AMENDED AND RESTATED

LEASE

BETWEEN

FIVE HUNDRED BOYLSTON WEST VENTURE, AS LANDLORD

AND

MASSACHUSETTS FINANCIAL SERVICES COMPANY, AS TENANT

DATED AS OF February 1, 2000

LEASE

TABLE OF CONTENTS

BACKGROUND	1

BASIC LEASE INFORMATION	1

ARTICLE 1	5

1.01 LEASE	5
1.02 APPURTENANT RIGHTS	5

ARTICLE 2	5

2.01 TERM	5
2.02 USE	5
2.03 RENT	5
2.04 OPERATING COST	6
2.05 IMPOSITIONS	9
2.06 COMPUTATION OF OPERATING COST AND IMPOSITIONS	10
2.07 ADJUSTMENT FOR VARIATION BETWEEN ESTIMATED AND ACTUAL	11
2.08 TENANT’S AUDIT RIGHTS	11

ARTICLE 3. LANDLORD’S COVENANTS	13

3.01 BASIC SERVICES	13
3.02 EXTRA SERVICES	16
3.03 WINDOW COVERINGS	17
3.04 GRAPHICS AND SIGNAGE	17
3.05 TENANT EXTRA IMPROVEMENTS	19
3.06 REPAIR OBLIGATION	19
3.07 PEACEFUL ENJOYMENT	19

ARTICLE 4. TENANT’S COVENANTS	20

4.01 OMITTED	20
4.02 CONSTRUCTION OF TENANT IMPROVEMENTS	20
4.03 TAXES ON PERSONAL PROPERTY	20
4.04 REPAIRS BY TENANT	20
4.05 WASTE	21
4.06 ASSIGNMENT OR SUBLEASE	21
4.07 ALTERATIONS AND SURRENDER	27
4.08 COMPLIANCE WITH LAWS AND INSURANCE STANDARDS	28
4.09 ENTRY FOR REPAIRS AND LEASING	29
4.10 No NUISANCE	29
4.11 SUBORDINATION	29
4.12 ESTOPPEL CERTIFICATE	30
4.13 TENANT’S REMEDIES	31
4.14 RULES AND REGULATIONS	31
4.16 PAYMENT OF LANDLORD’S EXPENSES	31

ARTICLE 5. CASUALTY, EMINENT DOMAIN	31

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5.01 CASUALTY INSURANCE	31
5.02 LIABILITY INSURANCE	32
5.03 TENANT’S INSURANCE	32
5.04 INDEMNITY AND EXONERATION	33
4.15 PERSONAL PROPERTY AT TENANT’S RISK	33
5.05 WAIVER OF SUBROGATION RIGHTS	35
5.06 CONDEMNATION AND Loss OR DAMAGE	36
5.07 DAMAGE DUE TO FIRE AND CASUALTY	37

ARTICLE 6	42

6.01 EVENTS OF DEFAULT	42
6.02 REMEDIES UPON DEFAULT	43
6.03 DAMAGES UPON TERMINATION	43
6.04 COMPUTATION OF RENT FOR PURPOSES OF DEFAULT	45
6.05 LIQUIDATED DAMAGES	45
6.06 RIGHTS OF LANDLORD IN BANKRUPTCY	45
6.07 LATE CHARGE	46

ARTICLE 7. APPRAISAL	46

7.01 APPRAISAL OF FAIR MARKET NET RENT	46

ARTICLES 8. MISCELLANEOUS	48

8.01 No WAIVER	48
8.02 HOLDING OVER	48
8.03 AMENDMENTS AND MODIFICATIONS	48
8.04 TRANSFERS BY LANDLORD	48
8.05 SEVERABILITY	49
8.06 NOTICES	49
8.07 No JOINT VENTURE	49
8.08 SUCCESSORS AND ASSIGNS	49
8.09 APPLICABLE LAW	49
8.10 TIME OF THE ESSENCE	49
8. 11 SUBMISSION NOT AN OPTION	49
8.12 BROKERAGE	50
8 13 WAIVER OF JURY TRIAL	50
8.14 ALL AGREEMENTS CONTAINED	50
8.15 CUMULATIVE REMEDIES	50
8.16 FAILURE TO ENFORCE	50
8.17 NOTICE OF LEASE	51
8.18 EXPENSE REIMBURSEMENT	51
8.19 BUILDING NAME	51
8.20 OMITTED	52
8.21 OMITTED	52
8.22 HIRING PRACTICES	52
8.23 No RIGHTS IN ADJOINING PARCEL	52

ARTICLE 9. OPTION TO EXTEND THE TERM	53

9.01 GRANT AND EXERCISE OF OPTION TO EXTEND	53
9.02 BASE RENT DURING EXTENDED TERM	54
9.03 LEASE CONTINUES IN EFFECT	54

ARTICLE 10. OPTIONS TO EXPAND THE LEASED PREMISES	55

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10.01 GRANT OF OPTIONS TO EXPAND	55
10.02 EXERCISE OF OPTIONS TO EXPAND	57
10.03 RENT FOR EXPANSION SPACE	58
10.04 CONDITION OF EXPANSION SPACE	58
10.05 EXPANSION SPACE PART OF LEASED PREMISES	58

ARTICLE 11. FIRST RIGHT TO LEASE AND RIGHT OF PARTIAL SURRENDER	58

11.01 EXERCISE OF FIRST RIGHT TO LEASE	58
11.02 RIGHT OF PARTIAL SURRENDER	64

ARTICLE 12. PARKING, STORAGE SPACE, ROOFTOP SATELLITE DISH SPACE, UTILITY SHAFT SPACE, PUMP AND CHILLER SPACE, AND EMERGENCY GENERATOR	65

12.01 PARKING	65
12.02 STORAGE SPACE	66
12.03 ROOFTOP SATELLITE DISH SPACE	67
12.04 UTILITY SHAFT SPACE	67
12.05 PUMP AND CHILLER SPACE	67
12.06 EMERGENCY GENERATORS	68

ARTICLE 13	68

13.01 DEFINITIONS	68

ARTICLE 14 SURVIVAL OF EXISTING LEASE	74

EXHIBIT A	1

EXHIBIT A-l - DESCRIPTION OF LAND	1

EXHIBIT B	1

EXHIBIT C - BUILDING RULES AND REGULATIONS	1

EXHIBIT D - UTILITY SHAFT SPACE	1

EXHIBIT E - BASEMENT STORAGE SPACE	1

EXHIBIT F - PENTHOUSE STORAGE SPACE	1

EXHIBIT G - ROOFTOP SATELLITE DISH SPACE	1

EXHIBIT H - ROOFTOP USE PROVISIONS	1

EXHIBIT I - SPECIAL MFS EQUIPMENT	1

EXHIBIT J - EMERGENCY GENERATOR PROVISIONS	1

EXHIBIT K - LANDLORD SERVICES	1

EXHIBIT L - MFS EXTERIOR SIGN	1

EXHIBIT M - ADJACENT 222 BERKELEY SPACE	1

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Background

A. Landlord and Tenant entered into that certain Lease dated as of September 9,1986 (the “Original Lease”) as amended by a First Amendment to Lease dated as of September 9,1986, a Second Amendment to Lease dated as of May 8,198-7, a Third Amendment to Lease dated as of August 25,1989, a Fourth Amendment to Lease dated as of June 1,1992, a Fifth Amendment to Lease dated as of July 18,1993, and a Sixth Amendment to Lease dated April 29,1993 (the Original Lease as so amended, the “Existing Lease”).

B. Landlord and Tenant desire to extend the term of the Existing Lease by amending and restating the Existing Lease on the terms and conditions set forth herein.

C. This Amended and Restated Lease shall become effective on the Effective Date set forth below.

NOW, THEREFORE, the Existing Lease is hereby amended and restated in its entirety as of the Effective Date as follows:

Basic Lease Information

Effective Date:	February 1, 2000

Tenant:	Massachusetts Financial Services Company

Address:	500 Boylston Street Boston, MA 02116 Attention: General Counsel

Landlord:	Five Hundred Boylston West Venture

Address:	c/o Hines Interests Limited Partnership 222 Berkeley Street, Suite 1420 Boston, MA 021 16-3751

Leased Premises:	(a) Floors seven (7) through nine (9) of the Building (inclusive of 191 square feet of space on the seventh floor of the Building currently being used by Tenant for mechanical equipment and referred to herein as the “Pump and Chiller Space”), consisting of 65,006 square feet of Net Rentable Area, all as shown on Exhibit A attached hereto (“Space A”),

27

	(b)	Floors ten (10) through fifteen (15) of the Building, consisting of 132,510 square feet of Net Rentable Area, as shown on Exhibit A attached hereto (“Space B”),

	(c)	Floors nineteen (19) through twenty-five (25) of the Building, consisting of 156,071 square feet of Net Rentable Area, as shown on Exhibit A attached hereto (“Space C”),

	(d)	A vertical column of space, defined by the projection of the rectangle with an area of 19 square feet, from the fifteenth (15th) floor to and including the eighteenth (18th) floor of the Building, as shown on Exhibit D attached hereto and consisting of a total of 76 square feet of Net Rentable Area (the “Utility Shaft Space”),

	(e)	The storage space on lower levels P1 through P3 of the Building, consisting of approximately 3,620 square feet, as shown on Exhibit E attached hereto (the “Basement Storage Space”),

	(f)	The additional storage space, consisting of approximately 1 ,775 square feet, located in a cylindrical structure built on the roof of the Building, as shown on Exhibit F attached hereto (the “Penthouse Storage Space”), and

	(g)	The space on the roof of the Building, consisting of approximately 64 square feet, as shown on Exhibit G attached hereto (the “Rooftop Satellite Dish Space”).

Net Rentable Area of Leased Premises:	A total of 353,663 square feet for Space A, Space B, Space C, and the Utility Shaft Space, exclusive of the Basement Storage Space, the Penthouse Storage Space, and the Rooftop Satellite Dish Space.

Term Commencement Date:	The Effective Date

Term Expiration Date:	February 28, 2013

Option to Extend Term:	One (1) option often (10) years

Base Rent:

Tenant’s Proportionate Share:	58.03%, subject to adjustment as set forth in Section 13.01

THIS AMENDED AND RESTATED LEASE (this “Lease”) is entered into as of the Effective Date between Landlord and Tenant.

ARTICLE 1

1.01 Lease. Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises (excluding all Building Common Areas and Common Areas located therein, the exterior faces of exterior walls, and all pipes, ducts, conduits, wires, appurtenant fixtures located therein serving other parts of the Building) upon all of the terms, covenants and conditions set forth herein.

1.02 Appurtenant Rights. Tenant shall have, as appurtenant to the Leased Premises, rights to use in common (subject to reasonable rules of general applicability to tenants and other users of the Building from time to time made by Landlord of which Tenant is given notice): (a) the common lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Leased Premises in common with others; (b) common driveways and walkways necessary for access to the Building; (c) if the Leased Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby on such floor and serving the Leased Premises; and (d) all other areas or facilities in or about the Building from time to time intended for general use by Tenant, other Building tenants, and Landlord.

ARTICLE 2

2.01 Term. The Term of this Lease commenced on the Term Commencement Date. The Term shall expire, unless sooner terminated in accordance with the terms hereof, on the Term Expiration Date, subject to the terms of Article 9.

2.02 Use. Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose, except as permitted by Landlord pursuant to Landlord’s written consent; provided, however, that Tenant’s use of the Utility Shaft Space, the Basement Storage Space, the Penthouse Storage Space, the Rooftop Satellite Dish Space, and the Pump and Chiller Space shall be limited as set forth in Article 12.

2.03 Rent. All obligations of Tenant to make payments to Landlord under this Lease shall constitute Rent. Tenant shall pay the Rent at the times and in the manner hereinafter set forth.

Base Rent for the Leased Premises and Tenant’s Proportionate Share of Estimated Operating Cost and Impositions for Space A, Space B, Space C, and the Utility Shaft Space shall be paid commencing on the Term Commencement Date. Tenant shall have no obligation to pay Operating Cost or Impositions for the Basement Storage Space, the Penthouse Storage Space, or the Rooftop Satellite Dish Space. Commencing on the Term

Commencement Date, Tenant shall pay the Base Rent in twelve (12) equal installments on the first day of each calendar month during each year of the Term including any extension thereof, in advance. Together with each installment of Base Rent, Tenant shall pay to Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of Estimated Operating Cost for the then current year and one-twelfth (1/12th) of Tenant’s Proportionate Share of Estimated Impositions for the then current year. All Gross Rent shall be paid without demand and (except as expressly provided in this Lease) without any reduction, abatement, counterclaim or setoff, at the address for Landlord specified on the Basic Lease Information sheet or at such other address as may be designated by Landlord from time to time. If the Term commences on a day other than the first day of a calendar month, or if the Term terminates on a day other than the last day of a calendar month, then Gross Rent provided for such partial month shall be equitably prorated on such date of commencement or termination.

2.04 Operating Cost.

(a) Operating Cost shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the management, maintenance, preservation or operation of the Building (determined in accordance with generally accepted accounting principles, consistently applied) including, but not limited to the following:

(1) Expenses of the operation, maintenance and security of the Building, including compensation in the form of wages, salaries, and other compensation and benefits (including payroll taxes, federal, state and local unemployment taxes and social security taxes), insurance, welfare and retirement benefits, and related expenses and benefits of all on-site and off-site employees (to the extent involved directly in the operation, maintenance, management and preservation of the Building);

(2) Cost incurred by Landlord in Greater Boston for Landlord’s office and management office operation for the Building;

(3) All tools, supplies, materials and equipment used in the operation and maintenance of the Building, including rental fees for the same, if such items are not purchased and amortized, pursuant to (10) below;

(4) Utilities, including water and power, sewer, gas, communication, heating, lighting, air conditioning and ventilating the entire Building;

(5) All maintenance, janitorial and service agreements or costs for the Building, including, without limitation, alarm service, landscaping,

window cleaning, painting and decorating Common Areas, escalator and elevator maintenance, rubbish and snow removal, pest control, equipment maintenance or servicing or maintenance or cleaning for sidewalks, Building exterior, roof and service areas, and all other costs incurred by Landlord in providing the services and complying with Landlord’s obligations under Section 3.01 below;

(6) A management fee in connection with the operation of the Building; Tenant’s share to be three percent (3%) of all Rent, excluding such fee;

(7) Legal and accounting services for the Building, including the costs of audits by certified public accountants; provided, however, that the legal expenses shall not include legal costs incurred in proceedings by or against any specific tenant or legal costs incurred in connection with the leasing, development and/or construction of the Building;

(8) All insurance premiums and costs applicable to the Building and Landlord’s personal property used in connection therewith, including but not limited to, the premiums and cost of fire, casualty and liability coverage and rental abatement or business interruption insurance set forth herein;

(9) Repairs (including, where necessary, replacements) and general maintenance;

(10) Amortization (together with reasonable financing charges) of capital improvements made to the Building subsequent to the Term Commencement Date of the Original Lease which (i) are designed to and will improve the operating efficiency of the Building, (ii) are required by governmental authorities (other than those which, prior to initial occupancy, were required by such governmental authorities as a condition of such occupancy) or are designed to comply with applicable laws or (iii) constitute equipment of a capital nature contemplated in (3) above (such as, for example, snow blowers, vacuums and sweepers), which in Landlord’s reasonable judgment, is ultimately less costly to purchase then to rent; provided, however, that the amount of such amortization for items in (i) above shall not exceed in any year the amount of costs reasonably determined by Landlord to have been saved by the expenditure either through direct reduction or minimization of increases which would have otherwise occurred.

(b) Notwithstanding any other provision herein to the contrary, in the event that the Building is not fully occupied during any year of the Term, an adjustment shall be made in computing Operating Cost for such year so that Operating Cost shall be computed as though the Office Section of the Building had been fully occupied during such year; provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Building, an amount greater than one hundred percent (100%) of the actual Operating Cost during any year of the Term.

(c) Notwithstanding the foregoing, Operating Cost shall not include (i) the costs or expenses incurred by Landlord in the initial construction and development of the Building; (ii) payments of principal, interest or other charges on any Mortgage; (iii) costs of financing or refinancing of any Mortgage or costs incurred in connection with any other financing, sale, or syndication of the Building; (iv) any rent paid on any ground or underlying lease of the Land; (v) taxes (other than Impositions) imposed on Landlord; (vi) costs relating to maintaining Landlord’s existence as a corporation, limited partnership or other entity; (vii) costs of leasing other rentable areas in the Building, including advertising, leasing commissions, public relations expenses, tenant improvement allowances, moving expenses, and legal expenses related to lease negotiations and enforcement of leases; (viii) costs of leasehold improvements (including interior painting and decorations) in other tenants’ space; (ix) the incremental increases in premiums for insurance required to be carried by Landlord pursuant to this Lease when such increases are caused by any special or hazardous use of the Building by Landlord or other tenants, provided that office, retail, parking, restaurant, and ancillary uses customarily associated with a mixed office and retail project shall not be considered special or hazardous; (x) costs paid directly by individual tenants to suppliers, including tenant electricity and telephone costs; (xi) costs incurred by Landlord relating to any violation by Landlord or any other tenant of the terms and conditions of any lease of space to the extent that such costs would not otherwise have been incurred by Landlord but for such breach; (xii) the cost of making installations, alterations or replacements to the Building or Building equipment that under generally accepted accounting principles are properly classified as capital expenditures, except to the extent the amortized costs may be charged under Section 2.04(a)(10) above; (xiii) depreciation; (xiv) reserves for bad debts, repairs or capital improvements; (xv) the cost of any items for which Landlord is reimbursed by insurance, condemnation, refund, rebate or otherwise (which Landlord shall use commercially reasonable efforts to obtain), provided that the reasonable costs incurred in such recovery and any uncollected deductible shall be included in Operating Cost; (xvi) any expenses for repairs or maintenance to the extent recovered separately under warranties, guarantees and service contracts (which Landlord shall use commercially reasonable efforts to enforce, provided that the reasonable costs incurred in such enforcement shall be included in Operating Cost); (xvii) damages, penalties or fines that Landlord is obligated to pay by reason of Landlord’s violation of applicable law or failure to comply with its lease obligations; (xviii) contributions to charitable organizations; (xix) compensation paid to any executives or principals of Landlord above the grade of senior property manager, except that such costs shall be included in Operating Cost to the extent such person actually performs services that are attributable to actual Building operations or that would have been performed by an outside consultant and included in Operating Cost hereunder; (xx) costs associated with the operation repair, maintenance and management of the parking garage forming part of the Building (including the elevators serving the garage), (xxi) specific costs that are separately billed to or paid by specific tenants leasing space in the Building, or those costs and expenses which are specifically attributable to or separately paid by the tenants in the Commercial Section of the Building, (xxii) specific costs attributable to any services not available to Tenant, (xxiii) that portion of the costs and expenses relating to the loading dock facilities and the General Common Areas that is paid by the tenants in the Commercial Section of the Building; (xxiv) the cost of installing, operating, and maintaining any retail concession or other special Building facility, such as an observatory, broadcasting facility, fitness club, or dining facility; (xxv) the cost of services or materials provided to Landlord by any affiliate of Landlord, to the extent such costs exceed the costs that would have been paid by Landlord in an arm’s length transaction, provided that this clause shall not be construed to affect the management fee charged under Section 2.04(a)(6) above; or (xxvi) the cost of acquiring sculptures, paintings and other works of art.

2.05 Impositions. Impositions shall mean all real estate or personal property taxes, possessory interest taxes, Development Impact Project Exaction or so-called “linkage” payments (provided that such linkage payments shall not be included in Impositions after calendar year 1999), or similar charges, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, assessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees “in-lieu” of any such tax or assessment) which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Land, the Building, its operations or the Rent (or any portion or component thereof) including, in the year paid, all fees and costs reasonably incurred by Landlord in seeking to obtain an abatement or reduction of, or a limit on any increase, in any taxes, regardless of whether any abatement, reduction or limitation is obtained, but excluding (i) inheritance or estate taxes imposed upon or assessed against the Building, or any part thereof or interest therein, (ii) taxes computed upon the basis of the net income derived from the Building by Landlord or the owner of any interest therein, and (iii) that portion of the items enumerated in this Section that is allocable on a per-square-foot basis to the Commercial Section of the Building. “Impositions” shall not include any of the enumerated items payable with respect to the parking garage forming part of the Building (including the elevators serving such garage). Landlord shall be responsible for the timely payment of all Impositions to the applicable governmental authority, subject to Tenant’s obligation to pay its Proportionate Share of Impositions to Landlord pursuant to this

Article 2. In no event shall Landlord collect in total, from Tenant and all other tenants in the Building, an amount greater than one hundred percent (100%) of the actual Impositions during any year of the Term.

Landlord shall provide Tenant with copies of the real estate tax bills evidencing the Estimated Impositions and the final Impositions for the year in question within five (5) business days after Landlord’s receipt thereof; provided that any failure by Landlord to provide such copies shall not constitute a Landlord default or affect Tenant’s obligations under this Lease. For so long as (i) Tenant and any Affiliate (whether as Tenant under this Lease or as subtenant under a sublease), together with other tenants in the Building that request Landlord to file an appeal of Impositions and are not in default under their respective leases, continue to occupy at least fifty percent (50%) of the Net Rentable Area of the Office Section of the Building and (ii) no Event of Default exists, at Tenant’s reasonable request made not later than ten (10) days prior to the expiration of the period for appealing Impositions, Landlord will file an appeal for such Impositions. Landlord shall retain control over all discussions and negotiations with the governmental authorities with respect to such appeal. Tenant shall, from time to time within thirty (30) days after request, reimburse Landlord for all costs incurred by Landlord in connection with any appeal requested by Tenant (except to the extent Landlord is reimbursed by any other tenants requesting such appeal for such tenants’ proportionate share of such expenses, Landlord agreeing to use commercially reasonable efforts, including the exercise of commercially reasonably remedies, to enforce the obligation of such requesting tenants under their leases to pay their proportionate share of such expenses). At Tenant’s request, Landlord shall provide its good faith estimate of the estimated costs that Landlord then expects to incur in connection with any such appeal requested by Tenant. If Landlord receives any abatements of Impositions for the year in question, the same shall be applied to reimburse Tenant for such costs previously paid by Tenant to Landlord (and, as applicable, to reimburse Landlord for any such unreimbursed costs). Whether or not the appeal was requested by Tenant or any other tenant, the net amount of the abatement received by Landlord shall be applied to reduce the amount of Impositions for such year. Nothing herein shall preclude Landlord from initiating and prosecuting any appeal of Impositions at any time, whether or not requested by Tenant or any other tenant.

2.06 Computation of Operating Cost and Impositions.

(a) Notice of Estimated Amounts. Estimated Operating Cost and Estimated Impositions for any calendar year shall be as set forth in Landlord’s notice to Tenant of such amounts from time to time; provided that any change in such estimated amounts shall be made on not less than thirty (30) days’ advance notice to Tenant. On or before November 1 of any calendar year, Landlord shall deliver to Tenant Landlord’s preliminary, good faith estimates of such costs for the next calendar year; provided that (i) any failure by Landlord to provide such preliminary estimates shall not constitute a Landlord default or affect Tenant’s obligations under this Lease, and (ii) Tenant acknowledges that information regarding Estimated Impositions may not then be available. If Landlord has not delivered such estimates to Tenant by November 1, Landlord shall provide such estimates within ten (10) days after Tenant’s request therefor. If Landlord does not provide Tenant with notice of the Estimated Operating Cost and Estimated Impositions prior to December 1 of any calendar year with respect to the amounts payable during the next calendar year, Tenant shall continue to make payments of Estimated Operating Cost and Estimated Impositions at the rates then in effect, subject to Landlord’s right to give notice of a change in such estimates under the first sentence of this paragraph.

(b) Year-End Statement. Landlord shall provide Tenant, within 120 days after the end of each calendar year (including, without limitation, the calendar year in which the Term shall expire or terminate), with a statement prepared or reviewed by a certified public accountant setting forth the actual Operating Cost and the actual Impositions for such preceding year, accompanied by a computation of Tenant’s Proportionate Share of the Operating Cost and the Impositions for such year. Landlord’s failure to give such notice and statements within such 120-day period for any calendar year for which an adjustment is due, shall not release either party from the obligation to make the adjustment provided for in Section 2.07.

2.07 Adjustment for Variation Between Estimated and Actual. If the Operating Cost and/or the Impositions for any calendar year exceed the Estimated Operating Cost and/or the Estimated Impositions, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess within thirty (30) days after receipt of Landlord’s statement pursuant to Section 2.06(b). If the Operating Cost and/or Impositions for any calendar year is less than the Estimated Operating Cost and/or the Estimated Impositions for such year, then Tenant’s Proportionate Share of such difference shall be refunded to Tenant within thirty (30) days after the Operating Cost Adjustment and/or the Impositions Adjustment is finally determined under Section 2.06(b) or credited against the next installment of Gross Rent then due. Should the Term commence or terminate at any time other than the first day of a calendar year, Tenant’s Proportionate Share of the Operating Cost and/or Impositions shall be prorated for the exact number of calendar days in such year in the Term for which Tenant is obligated to pay Gross Rent, and in the case of any expiration or earlier termination of the Term, the provisions of this Section 2.07 shall survive such expiration or earlier termination.

ARTICLE 3. LANDLORD’S COVENANTS

3.01 Basic Services. Landlord or its affiliates shall operate the Building to a standard of quality consistent with that of first-class office buildings in downtown Boston, Massachusetts. Landlord shall be responsible for compliance with all applicable laws now or hereafter in force relating to or as a result of the use or occupancy of the common areas of the Building as a general office/retail building (excluding any matters arising from any special use of or alterations in the Leased Premises made by Tenant), provided that the costs so incurred may be included in Operating Cost for the Building to the extent permitted under Article 2.

(a) Landlord previously administered improvement of certain portions of the Leased Premises by constructing certain Tenant Improvements pursuant to the Existing Lease.

(b) Landlord shall furnish Tenant during Business Hours (unless otherwise stated herein) during the Term the following services, all as more particularly described on Exhibit K attached hereto:

(i) Water used by the building standard cooling, drinking and sanitation systems, and for maintenance and janitorial services.

(ii) Central heat and air conditioning in season, at such temperatures and in such amounts as are from time to time furnished to tenants in comparable buildings in downtown Boston, or as may be permitted or controlled by applicable laws, ordinances, rules and regulations.

(iii) Maintenance, repairs, structural and exterior maintenance (including exterior glass and glazing), painting and electric lighting service for all Common Areas, Building Common Areas and General Common Areas in the manner and to the extent customarily provided by landlords in first-class office buildings in downtown Boston.

(iv) Janitorial service after Business Hours on Business Days.

(v) Electricity for typewriters, voice writers, calculating machines, low consumption duplicating machines, low consumption electronic data processing equipment, other machines of similar low electrical consumption, and special lighting fixtures requiring low voltage (it being agreed that Tenant’s total consumption for such items as part of basic services under this Section 3.01(b)(v) shall not exceed two (2) watts per square foot of Usable Area, exclusive of electricity required for HVAC under Section 3.01(b)(ii) above, and that the installation of any wiring or equipment required for electrical consumption pursuant to Section 3.02(e) below in excess of the levels supplied under this clause (v) and clause (vi) below shall be at Tenant’s cost).

(vi) Initial lamps, bulbs, starters and ballasts for building standard fixtures used within the Leased Premises, and electricity for lighting such fixtures.

(vii) Security for the Building.

(viii) Public elevator service serving the floors on which the Leased Premises are situated, including freight elevators.

(c) Except as otherwise expressly provided in this Lease, Landlord shall not be liable for injuries to persons, loss of or damage to property, or inconvenience to or interruption of business operations, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (i) deficiency in the provision of Basic Services, (ii) breakdown of equipment or machinery utilized in supplying services, or any repair or alteration of any part of the Building or failure to make such repair, or (iii) curtailment or cessation of services due to events of Force Majeure. Landlord shall use its best efforts, consistent with the standard of operating first-class high-rise office towers in downtown Boston, to remedy the matters described in clauses (i) through (iii) in the preceding sentence.

(d) If Tenant is prevented, on account of Landlord’s failure to provide the services under Section 3.01(b) or to perform any of its other obligations under this Lease, from using all or any portion of the Premises and such failure is due to a cause within Landlord’s control or to Landlord’s negligence or willful misconduct, and Tenant does not use the Premises or such portion thereof, for more than three (3) consecutive business days following notice to Landlord, then from and after the end of such three (3) business day period until the Premises (or such portion) is rendered usable, Gross Rent allocable to the Premises (or such portion), or a just and proportionate part thereof, shall be abated. If Tenant is prevented, on account of Landlord’s failure to provide the services under Section 3.01(b) or to perform any of its other obligations under this Lease, from using all or any portion of the Premises and such failure is not due to a cause within Landlord’s control or to Landlord’s negligence or willful misconduct, and Tenant does not use the Premises or such portion thereof, for more than five (5) consecutive business days following notice to Landlord, then from and after the end of such five (5) business day period until the Premises (or such portion) is rendered usable, Gross Rent allocable to the Premises (or such portion), or a just and proportionate part thereof, shall be abated. In addition, if any interruption under this paragraph prevents Tenant from resuming its regular business operations on the date when the Premises (or such portion) is rendered usable, then Gross Rent allocable to the Premises (or such portion), or a just and proportionate part thereof, shall be further abated from the date the Premises (or such portion) is rendered usable for the period reasonably required for Tenant, using commercially reasonable efforts from the date of the original interruption, to resume such business operations as early as possible (or, if earlier, until the date such operations are actually resumed), but only to the extent that such rental abatement for such additional period is reimbursed by the rental interruption insurance policy from time to time maintained by Landlord. If rental interruption insurance covering the additional period described in the immediately preceding sentence (or covering the period under the next preceding sentence above from the fifth until the tenth business day after notice) shall be available from time to time during the Term through Landlord’s insurer only at an additional premium (it being acknowledged that as of the date hereof there is no additional premium for such additional period between the fifth and tenth business day after notice), then either Tenant shall pay such additional premium (which amount shall be allocated on a per-square-foot basis between Tenant and any other tenants in the Building, if any, that request Landlord to provide such additional rental interruption coverage) as Additional Rent hereunder within thirty (30) days after Landlord notifies Tenant of any such additional premium or, if Tenant elects not to make such payment, the rental abatement for such additional period described in the immediately preceding sentence shall not apply (and/or such five (5)-business-day period after notice shall be deemed to be ten (10) business days after notice, or such shorter period between five and ten business days as may be available without additional premium, as the case may be). As used in this paragraph, “business day” shall refer to full Business Days (from 8:00 A.M. to 6:00 P.M.) commencing on the business day next following the Business Day on which Tenant delivers to Landlord notice of the service failure. Any notice by Tenant of an interruption under this paragraph above may be delivered orally to Landlord’s property manager (which oral notice shall constitute effective notice under this Section 3.01(d)), provided that written confirmation of such oral notice referring to Tenant’s claim pursuant to this Section shall be delivered to Landlord within twenty-four hours thereafter.

(e) If Landlord fails to perform its obligation to clean the Premises pursuant to Section 3.01(b) or any of its other service, maintenance or repair obligations under the Lease for any reason within Landlord’s control so as to render all or any substantial portion of the Premises unfit for use and occupancy by Tenant, and such failure continues (i) in the event of an emergency threatening life or property, for three (3) Business Days after receipt by Landlord of written notice from Tenant of such failure; or (ii) in the event of any other failure, for ten (10) Business Days after receipt by Landlord of written notice from Tenant of such failure (which cure periods shall be extended, if Landlord has commenced cure within such period, for such time as Landlord reasonably requires to cure such failure provided that Landlord thereafter diligently prosecutes such cure to completion), then, upon prior notice to Landlord and only for so long as Landlord has not cured such failure or commenced and diligently prosecuted such cure, Tenant may perform the service for the account of Landlord provided that the service is performed within the Premises in a manner consistent with the operation of a first-class high-rise office tower in downtown Boston, Massachusetts and does not affect any Building systems, common areas, or other tenant in the Building. Landlord shall, within thirty (30) days after demand therefor, reimburse Tenant the reasonable costs so incurred by Tenant in curing such Landlord failure. In no event shall Tenant have the right to offset against, withhold, or deduct such amounts from Gross Rent or Additional Rent payable under this Lease.

(f) Sections 3.01(d) and (e) shall not apply to any matters arising as a result of fire, casualty, condemnation, or other matters as to which Article 5 applies.

3.02 Extra Services. Landlord shall provide to Tenant at Tenant’s sole cost and expense at standard Building charges in effect from time to time (which, in the case of services described in subparagraph (e) below shall be at Landlord’s actual cost and in the case of each of the other subparagraphs below at Landlord’s actual cost plus Landlord’s prevailing, reasonable administrative charges) and subject to the limitations hereinafter set forth, the following:

(a) Heating, ventilation, air conditioning or extra service provided by Landlord to Tenant (i) during hours other than Business Hours, (ii) on days other than Business Days, said heating, ventilation and air conditioning or extra service to be furnished solely upon the prior written request of Tenant given with such advance notice as Landlord may reasonably require in a manner consistent with the standard of operating first-class high-rise office towers in downtown Boston (which is currently before 2:00 p.m. on any Business Day for after-hours HVAC service on such day and before 2:00 p.m. on Friday for after-hours HVAC service for the weekend);

(b) Additional air conditioning and ventilating capacity or chilled and/or condenser water required by reason of any electrical, data processing or other equipment or facilities or services required to support the same, in excess of that which would be required for Building Standard Improvements;

(c) Repair and maintenance which is the obligation of Tenant hereunder;

(d) Additional cleaning and janitorial services required if the quality, quantity or use of Tenant Extra Improvements are not consistent with Building Standard Improvements and require more service;

(e) Additional electricity above the standards specified in Sections 3.01(b)(v) and (vi), in which case Tenant, at Tenant’s option, shall either (i) install, at its sole cost and expense, a separate meter or meters for its electrical consumption, and all work necessary for such installation shall be done in accordance with the requirements of Section 4.02 (regarding Tenant Improvements), or (ii) agree to pay to Landlord all additional costs associated with such additional electrical service, based on a determination by Landlord’s engineer as to the level of electrical consumption in the Leased Premises, which determination shall be conclusive and binding on the parties;

(f) Maintenance and replacement of initial lamps, bulbs, starters and ballasts;

(g) Any Basic Service in amounts reasonably determined by Landlord to exceed the amounts required to be provided under Section 3.01(b), but only if Landlord elects to provide such additional or excess service.

The cost chargeable to Tenant for all extra services shall constitute Additional Rent.

3.03 Window Coverings. All window coverings have been previously provided by Landlord as Building Standard Improvements. Tenant shall not place or maintain any window coverings, blinds or drapes (other than those supplied by Landlord) on any exterior window without Landlord’s prior written approval, which Landlord shall have the right to grant or withhold in its absolute and sole discretion. Tenant acknowledges that a breach of this covenant will directly and adversely affect the exterior appearance of the Building.

3.04 Graphics and Signage.

(a) General Signage. Landlord has previously installed, at Tenant’s expense, identification of Tenant’s name and suite numerals at the main entrance door to the Leased Premises. Landlord has also previously provided, at Landlord’s expense,

Tenant identification in the main lobby of the Building, pursuant to a design approved by Tenant, Landlord and New England Mutual Life Insurance Company. All signs, notices and graphics of every kind or character, visible in or from public corridors, the Common Areas, the Building Common Areas, the General Common Areas, or the exterior of the Leased Premises shall be subject to Landlord’s prior written approval, which Landlord shall have the right to withhold in its absolute and sole discretion.

(b) Exterior Signage. For so long as (i) the Tenant originally named herein, any entity into or with which it is merged or consolidated, and/or any other of its Affiliates (as such term is defined in Section 4.06(a)), continues to occupy (whether as Tenant under this Lease or as subtenant under a sublease, but excluding space that Tenant or its Affiliate subleases to others) (x) at least forty-five percent (45%) of the Net Rentable Area of the Office Section of the Building and (y) more space in the Office Section of the Building than any other tenant and its affiliates, and (ii) no Event of Default exists, and subject to Tenant obtaining all required governmental approvals (with Landlord’s cooperation, at Tenant’s expense), Landlord shall permit Tenant to install and maintain, at Tenant’s expense, a sign on the exterior of the Building identifying “Massachusetts Financial Services Company” (or its Affiliate, subject to and in accordance with the next sentence below) as a tenant in the Building, in the location and of a size, materials, design, and graphics shown on Exhibit L attached hereto (or in such other location or of such other size, materials, design, or graphics as may hereafter be approved by Landlord in its sole and reasonable discretion); provided that (x) prior to such installation Landlord shall have reasonably approved in writing the specific manner of affixing such sign to the exterior facade of the Building, and (y) at the expiration or earlier termination of the Lease Term (or, if earlier, at the time when Tenant ceases to satisfy either of the conditions set forth in clauses (i) and (ii) above) Landlord shall have the right to remove such sign and restore the affected areas of the Building to the condition existing prior to the installation of such sign, and Tenant shall reimburse Landlord, within thirty (30) days after demand, for all reasonable costs incurred by Landlord in performing such removal and restoration work. Any proposed change in the name displayed on such exterior sign on the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed if the change reflects a change in the corporate name of Massachusetts Financial Services Company or its merger with or consolidation into its Affiliate or assignment of this Lease to its Affiliate as described in Section 4.06(a), provided that (A) the proposed name displayed on the exterior Building sign shall continue to be the name of a first-class financial services company principally identified with one of the following categories: (i) the distribution of mutual funds to the public, (ii) commercial banking, (iii) investment banking, or (iv) insurance, and (B) the sign is in the location and of the size, materials, design and graphics shown on Exhibit L attached hereto (or is in such other location or of such other size, materials, design, or graphics as may hereafter be approved by Landlord in its sole and reasonable discretion).

3.05 Tenant Extra Improvements. All Tenant Extra Improvements under the Existing Lease have previously been installed pursuant to the provisions of the Existing Lease. Landlord shall not seek the benefits of depreciation deductions or income tax credit allowances for federal or state income tax reporting purposes with respect to any Tenant Extra Improvements for which Tenant has fully reimbursed Landlord under Section 3.05 of the Original Lease.

3.06 Repair Obligation. Landlord shall be obligated to repair only the following: (i) the structural portions of the Building, (ii) the exterior wall of the Building, including glass and glazing, (iii) the roof, (iv) mechanical, HVAC, electrical, plumbing and life safety systems, serving to the perimeter of the Leased Premises, (v) Common Areas, Building Common Areas and General Common Areas, and (vi) subject to Section 5.05, any damage caused to the Leased Premises by an action of Landlord. Landlord shall have the right, but not the obligation, to undertake work of repair which Tenant is required to perform pursuant to Section 4.04 and which Tenant fails or refuses to perform in a timely and efficient manner after notice from Landlord (except in cases of emergency); and all costs incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an amount equal to ten percent (10%) of such costs, to reimburse Landlord for its administration and managerial effort.

3.07 Peaceful Enjoyment. So long as Tenant pays the Rent and performs all of Tenant’s covenants and agreements contained in this Lease, Tenant shall peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof and all easements, restrictions, agreements or encumbrances now or hereafter of record (collectively, the “Encumbrances”), to which this Lease is and shall be subject and subordinate, including specifically that certain Amended and Restated Sale and Construction Agreement by and among the City of Boston, the Boston Redevelopment Authority, New England Mutual Life Insurance Company and Gerald D. Hines Interests, Inc., dated April 15,1986, recorded with the Suffolk Registry of Deeds in Book 12515, Page 78 (the “Sale and Construction Agreement”), the covenants therein relating to the Land being incorporated by reference herein, as required pursuant to the terms of Section 1304 thereof. Landlord represents that none of the Encumbrances to which the Lease is and shall be subject shall unreasonably interfere with the use of the Leased Premises for the Permitted Uses or with Tenant’s rights hereunder, so long as Tenant pays the Rent and performs all of Tenant’s covenants and agreements contained in this Lease, including without limitation the specific provisions of the Sale and Construction Agreement referenced in this Section 3.07 and in Section 8.22 below. Nothing in this Section shall be construed to impose on Tenant, under any Encumbrance recorded after the date hereof, either (i) any additional financial obligation not set forth in this Lease or (ii) any material non-monetary obligation that is inconsistent with the standards for operating first-class high-rise office buildings in downtown Boston. This Section shall not apply to any Mortgage, as to which the provisions of Section 4.11 shall apply.

ARTICLE 4. TENANT’S COVENANTS

4.01 Omitted.

4.02 Construction of Tenant Improvements. The existing Tenant Improvements have previously been installed and constructed by Landlord and Tenant pursuant to the terms of the Existing Lease. Tenant hereby accepts the condition of the Leased Premises in its “as is” condition existing on the Effective Date of this Lease, and Landlord shall have no obligation to provide any Tenant Improvements or any allowance therefor, except for the Expense Reimbursement set forth in Section 8.18 below. (The preceding sentence shall not be construed to derogate from Landlord’s obligations to repair or restore the Tenant Improvements in the Leased Premises to the extent set forth in Article 5.) Any future Tenant Improvements that Tenant desires to install shall be subject to Section 4.07 below. All additions to or improvements of the Leased Premises, whether of Building Standard Improvements, Tenant Extra Improvements installed pursuant to Section 3.05, or other Tenant Improvements hereafter installed pursuant to Section 4.07, shall become the property of Landlord upon termination of this Lease and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise, subject to Tenant’s rights and obligations of removal with respect thereto as provided in Section 4.07.

4.03 Taxes on Personal Property. In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Operating Costs and Impositions, Tenant shall be responsible for and shall pay, prior to delinquency, taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, or the value of its Tenant Improvements or its interests pursuant to this Lease. To the extent that any such taxes are not separately assessed and billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

4.04 Repairs by Tenant. Tenant shall be obligated to maintain and repair the Leased Premises, to keep the same in good order, repair and condition and, upon expiration of the Term, surrender the same to Landlord in the same condition as when first leased by Tenant (whether under the Existing Lease or this Lease, as the case may be), except for (i) reasonable wear and tear, (ii) damage by fire or other casualty (provided that Tenant shall be responsible for repair of any damage that is caused by Tenant or its Invitees, to the extent that the cost of repairing such damage (a) is not covered by Landlord’s property insurance policy under Section 5.01 (such as the deductible) and is not subject to the waiver of subrogation under Section 5.05, or (b) is or would be covered by insurance that Tenant maintains or is required to maintain hereunder), and (iii) damage caused by Landlord’s negligence or willful misconduct (provided that Tenant shall be responsible for such damage to the extent such damage is covered by insurance that Tenant maintains or is required to maintain hereunder). Tenant’s obligation shall include, without limitation, the obligation to maintain and repair all walls (except the exterior surface or structural portion of the Building or any building systems), floors, ceilings, windows (except for windows located on the exterior of the Building), doors and Tenant’s fixtures in or exclusively serving the Leased Premises, and (to the extent that the cost of repairing such damage (a) is not covered by Landlord’s property insurance policy under Section 5.01 (such as the deductible) and is not subject to the waiver of subrogation under Section 5.05, or (b) is or would be covered by insurance that Tenant maintains or is required to maintain hereunder) to repair all damage caused by Tenant or its Invitees to the Leased Premises or anywhere in the Building, provided that to the extent (if any) that such repair of the exterior surfaces or structural portions of the Building or building systems shall be required to be made at Tenant’s expense pursuant to this Section above, it shall be performed by Landlord at Tenant’s sole cost and expense. At the request of Tenant, Landlord shall perform the work of maintenance and repair constituting Tenant’s obligation pursuant to this paragraph above at Tenant’s sole cost and expense and as an extra service to be rendered pursuant to Section 3.02(c).

In addition, Tenant shall be responsible, at its sole cost, for the maintenance and repair (subject to and in accordance with the preceding paragraph) of the special equipment installed by Tenant in areas of the Building outside of the Leased Premises that exclusively serves the Leased Premises, as listed on Exhibit I hereto. Tenant shall be permitted access to such equipment to perform such maintenance and repair, provided, however, that (i) any such access in or through areas of the Building outside of the Leased Premises shall be coordinated in advance through Landlord or its property manager, (ii) such work shall not affect any Building systems or other tenant spaces or equipment, and (iii) such work shall otherwise be carried out in compliance with the terms of this Lease.

Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord shall be performed by contractors approved by Landlord (which approval shall not be unreasonably withheld provided that the contractor is a licensed contractor experienced in performing the type and nature of work at issue in first-class high-rise office towers in downtown Boston, provides evidence of insurance required hereunder, and complies with the provisions of this Lease that are applicable to such work) and in accordance with procedures Landlord shall from time to time establish. Nothing herein contained, however, shall be deemed to impose upon Tenant the obligation for performance of work of maintenance and repair required to be performed by reason of Landlord’s negligence or wrongful acts or those of Landlord’s agents, employees, contractors or licensees.

4.05 Waste. Tenant shall not commit or allow any waste or damage to be committed in any portion of the Leased Premises.

4.06 Assignment or Sublease.

(a) Transactions with Affiliates. In the event Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof to a person or entity which controls, is controlled by or is under common control with Tenant, or an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred (hereinafter, “Affiliate”), then Tenant shall give Landlord written notice of such intent. Landlord’s approval shall not be required, but Tenant shall provide Landlord with a copy of all executed documents effecting such assignment or sublease.

(b) Initial Notice for Other Transactions. Tenant shall have the right to assign this Lease or sublet the Leased Premises, or any portion thereof, to a person or entity other than an Affiliate, only subject to and in accordance with the terms set forth in this Section 4.06 below. In the event Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof to a person or entity other than an Affiliate, then Tenant shall give Landlord written notice of such intent (the “Initial Notice”). Such Initial Notice may be given before or after Tenant commences marketing the space or negotiations with third parties for the space and shall include (i) in the case of a proposed assignment of the Lease, the proposed effective date of the proposed assignment, (ii) in the case of a proposed sublease, the proposed space that Tenant intends to sublease and the proposed commencement date and the proposed duration of such proposed sublease, (iii) any special restrictions that Tenant may impose regarding future alterations to the space by a subtenant (including any restrictions or requirements as to removing or maintaining internal staircases), and (iv) only to the extent then available, the identity of the proposed assignee or subtenant and the other proposed terms of the assignment or sublease. Such Initial Notice may describe a specific proposed transaction or provide a range of proposed commencement dates, durations, and spaces (for example, two floors as a single sublease space or as separately subleased floors, commencing within six to twelve months for a term of three to five years).

(c) Landlord’s Recapture Right. Landlord shall have a period of thirty (30) days from receipt of Tenant’s Initial Notice within which to notify Tenant in writing that Landlord elects to terminate this Lease as to the space in the Leased Premises so affected as of the commencement date set forth in Tenant’s Initial Notice (which commencement date shall not be earlier than ninety days after the date Tenant’s Initial Notice is given) and only for the period specified by Tenant in its Initial Notice, in which event Tenant will be relieved of all further obligations hereunder as to such space from and after such commencement date and for the period Landlord has not returned such recaptured space to Tenant, and Landlord and Tenant shall each pay one-half of the cost of constructing any required demising walls and (unless Tenant’s Initial Notice specified that the internal stair openings not be filled in) filling in internal stair openings necessary to separate

Tenant’s remaining space from such recaptured space. If Tenant’s Initial Notice specified a range of commencement dates, durations, or spaces under Section 4.06(b), Landlord’s recapture right may specify any combination of terms that are within the permitted ranges or permitted combinations of terms specified in Tenant’s Initial Notice. (For example, if Tenant’s Initial Notice set forth the ranges of proposed commencement dates, durations, and spaces set forth at the end of Section 4.06(b) above, Landlord’s notice of recapture notice could, among other combinations, specify a recapture of one floor commencing in nine months for a term of four years.) If Landlord should fail to notify Tenant in writing of such election within said thirty (30) day period, Landlord shall be deemed to have elected not to exercise its recapture right under this Section 4.06(c) for the space in question. If Landlord terminates this Lease as to a portion of the Leased Premises for the period and other terms provided in this Section 4.06(c) above, Landlord and Tenant shall enter into a modification of this Lease (in a form satisfactory to both parties) so as to equitably reflect the recapture of such space. If Landlord exercises its recapture right under this Section 4.06(c), Landlord may relet the recaptured space to any party (including any party identified by Tenant).

If Landlord elects to recapture space under this Section 4.06(c) for a period that covers less than the remainder of the Term of this Lease, in connection with the delivery of such space to Tenant at the end of such recapture period, Landlord shall (a) remove any improvements made to such space by or for its occupant during the recapture period to the extent the same are required to be removed pursuant to any special restriction on alterations set forth in Tenant’s Initial Notice (and otherwise comply with any special restrictions as to the condition of the space set forth in Tenant’s Initial Notice) and (b) remove any internal stairs installed by such occupant connecting the recaptured space to other space leased by such occupant. If such occupant holds over in such space after the end of such recapture period, Landlord shall not be liable to Tenant for any delay in delivering such recaptured space to Tenant, provided that Landlord shall use reasonable efforts (including legal process, if appropriate) to cause such space to be delivered to Tenant free and clear of such occupant.

(d) Tenant’s Request for Approval. If Landlord elects (or is deemed to have elected) not to exercise its recapture right under Section 4.06(c), Tenant may thereafter deliver to Landlord a written request for approval (“Request for Approval”) of a proposed assignment of the Lease or sublease for the space, term, and on all other terms (including any special restrictions on alterations) described in Tenant’s Initial Notice (or within the ranges of terms set forth in such Initial Notice) to a specific proposed assignee or subtenant. Tenant’s Request for Approval shall be accompanied by an exact copy of the proposed agreements between Tenant and the proposed assignee or subtenant. Prior to Tenant’s submission of such Request for Approval, Tenant may request Landlord’s approval of the identity of the proposed subtenant or assignee or any other aspects of the proposed transaction. To the extent not previously approved by Landlord, in the Request for Approval Tenant shall provide Landlord with (i) the name of the proposed assignee or subtenant, (ii) such information as to the financial responsibility and standing of such assignee or subtenant as Landlord shall reasonably require, (iii) a summary of such of the relevant terms and provisions upon which the proposed assignment or subletting is to be made as Landlord shall reasonably require, and (iv) any additional information or documents that are reasonably requested by Landlord within ten (10) business days after receipt of the information required to be delivered above. Tenant shall not assign this Lease, nor sublet the Leased Premises or any portion thereof to any person or entity who is then a tenant in the Building or any person or entity with whom, as of the date of Tenant’s inquiry to Landlord as to such prospect, Landlord or any of its affiliates or agents is currently in bona fide negotiations with respect to space in the Building (or within the preceding six (6) months has been in bona fide negotiations with respect to space in the Building as evidenced by a term sheet or lease proposal from Landlord or the prospect, together with a counterproposal thereto by the other party, or a signed letter of intent); provided, however, that this sentence shall not apply if and so long as Landlord has no suitable space in the Building for such existing tenant or prospect that is then available or scheduled to become available within six (6) months before or after the effective date of Tenant’s proposed sublease (or assignment) and such existing tenant is not vacating all or part of its existing premises or foregoing any expansion rights in order to sublease such space (or receive an assignment of the Lease) from Tenant.

(e) Landlord’s Approval. Tenant may assign the Lease or sublease the space set forth in Tenant’s Initial Notice only after complying with the foregoing provisions and then obtaining the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed so long as (x) the use of the Leased Premises by such proposed assignee or sublessee would-be a Permitted Use, (y) the character and business reputation of the proposed assignee or sublessee is consistent with the character of the Building as a first-class office building, and (z) for any proposed assignment of this Lease or any proposed sublease that covers (together with all other sublease(s) then in effect or proposed) more than 90,000 square feet of the Net Rentable Area of the Leased Premises, excluding subleases under 10,000 square feet of Net Rentable Area (a “Major Transaction”), the proposed assignee or sublessee is of sound financial condition sufficient to satisfy its obligations under this Lease or the sublease, as the case may be, as determined by Landlord in the exercise of its reasonable business judgment. Landlord shall approve or disapprove the proposed assignee or sublessee within ten (10) business days after receipt of all of the information required to be provided or made available to Landlord under Section 4.06(d); provided that (x) if Tenant’s Request for Approval conspicuously states in capital letters that Landlord’s failure to disapprove the proposed assignee or sublessee within ten (10) business days after receipt of all of the information required to be provided or made available to Landlord under Section 4.06(d) (subject to clause (y) below in the case of a Major Transaction), Landlord’s failure to disapprove the proposed assignee or sublessee within such ten-business-day period shall be deemed an approval, and (y) for a Major Transaction, Landlord shall not be deemed to have approved the proposed assignee or sublessee unless and until Landlord shall have failed to give its approval within a further five (5)-business-day period after Tenant delivers to Landlord (with a copy of such notice to the holder of any Mortgage of which Tenant has received notice) a reminder notice conspicuously stating in capital letters that Landlord has failed to disapprove the proposed assignee or sublessee within the initial ten (l0)-business-day period and that Landlord’s failure to disapprove such proposed assignee or sublessee within five (5) business days after receipt of such reminder notice shall be deemed an approval. No approval or deemed approval of any assignee or sublessee shall derogate from any of the provisions of this Section 4.06 or affect any of Tenant’s rights and obligations to Landlord under the Lease, notwithstanding anything to the contrary in the proposed form of assignment or sublease. In no event shall a failure by Landlord to approve a proposed subtenant or assignee cause a termination of this Lease.

(f) Excess Rents. Except for any sublease or assignment to an Affiliate of Tenant under Section 4.06(a) above, Tenant shall pay to Landlord two thirds (2/3rds) of the Profits (as hereafter defined), if any, from any sublease or assignment, and Tenant shall retain one third (l/3rd) of the Profits, if any, from such sublease or assignment. “Profits” shall be determined (A) by deducting, from the rent or other consideration received by Tenant in connection with any sublease or assignment, the Rent payable hereunder (or the allocable portion thereof) for the subleased space and monthly payment period in question, and (B) only after first deducting in full (i.e., without any requirement that costs be amortized over the term of the sublease or assignment) all of (i) the amounts incurred by Tenant for alterations installed solely for sublease or assignment purposes, and (ii) reasonable out-of-pocket subletting and assignment costs incurred by Tenant including, without limitation, subtenant or assignment cash inducements, improvement allowances, brokerage commissions and attorneys’ fees. Tenant shall pay to Landlord its share of such Profits, if any, within thirty (30) days after receipt from time to time of such Profits.

(g) General Terms. In the case of each assignment or sublease: (i) Tenant and the assignee or subtenant, as the case may be, shall execute an assignment or sublease, which shall include terms that do not materially differ from those theretofore disclosed to Landlord; (ii) within five (5) business days after the execution thereof, an executed copy of the assignment or sublease shall be delivered to Landlord; (iii) the terms and provisions of any such assignment or sublease shall specifically prohibit the assignment of the interest of the assignee or sublessee or the sub-subletting of all or any portion of the Leased Premises covered by the sublease without the prior written consent of the Landlord, which shall be granted or withheld in accordance with and subject to the provisions of this Section 4.06; (iv) no assignment or subletting shall affect the continuing primary liability of the Tenant originally named herein (which, following assignment or sublease, shall be joint and several with the assignee or subtenant, as the case may be; however, Landlord shall have no obligation to name any such assignee or sublessee, in connection with enforcing any of Landlord’s rights against the Tenant originally named herein); (v) no consent by Landlord to any of the foregoing in the specific instance shall operate as a waiver in any subsequent instance; (vi) each assignee or sublessee shall be required by the terms of the assignment or sublease to comply with all applicable provisions of this Lease, to the same extent as Tenant hereunder; (vii) no assignment or subletting shall permit the assignee, sublessee or any other person or entity having an interest in the possession, use, occupancy or utilization of the Leased Premises, to receive or to pay rental or payment on account of the use, occupancy or utilization of the Leased Premises based in whole or in part on the net income or profits derived by any person or entity from any property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales); and (viii) no assignment shall be binding upon Landlord, unless Tenant shall deliver to Landlord an instrument in recordable form which contains a covenant of assumption by the assignee (and in form and in substance reasonably satisfactory to Landlord) running to Landlord and all persons claiming by, through and under Landlord, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its primary and joint and several liability for the obligations of the Tenant hereunder. At Landlord’s request, Tenant and the assignee or subtenant, as the case may be, shall execute and deliver an instrument acknowledging the terms of this Section 4.06, in a form mutually acceptable to each of the parties.

(h) No Release. No assignment or subletting by Tenant shall relieve the Tenant originally named herein of any obligation under this Lease. Tenant shall not assign the Lease or sublease the Premises or any portion thereof, except in accordance with the procedures set forth in this Section 4.06. Any assignment or subletting which conflicts with the provisions hereof shall be void.

(i) Continuing Process. If (a) Tenant has failed to execute an assignment or sublease within six (6) months for a sublease involving less than two (2) floors of the Leased Premises (or twelve (12) months for an assignment of the Lease or a sublease involving two (2) floors or more of the Leased Premises) after the date of Landlord’s election (or deemed election) by Landlord not to recapture the space under Section 4.06(c)) (provided that such period may be extended for not more than two (2) months with respect to a transaction that is then in active bona fide negotiations if prior to the end of such period Tenant furnishes Landlord with evidence that within the preceding six months Tenant has been in active bona fide negotiations with the proposed subtenant or assignee as evidenced by a signed letter of intent or a term sheet or lease proposal, together with a counterproposal by the prospect or Tenant), or (b) Tenant desires to change the terms of the proposed sublease or assignment specified in Tenant’s Initial Notice as set forth above, Tenant shall again be obligated to notify Landlord of any intent to assign this Lease or sublet all or any portion of the Leased Premises, and Landlord shall again have the right to recapture or to approve any proposed assignment or sublease under Sections 4.06(c) and (e) above.

4.07 Alterations and Surrender. Tenant shall not make or allow to be made any alterations or physical additions in or to the Leased Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed alterations and additions that (i) comply with all applicable laws, ordinances, rules and regulations, (ii) are compatible with the Building and its mechanical, electrical, HVAC and life safety systems, and do not excessively burden the capacity of such systems; (iii) will not interfere with the use and occupancy of any other portion of the Building; (iv) will not affect the structural integrity of the Building; and (v) satisfy the standards and comply with the procedures and requirements required for Tenant Improvements, as set forth in Exhibit B attached hereto. Specifically, but without limiting the generality of the foregoing, Landlord’s right of consent shall encompass plans and specifications for proposed alterations or additions, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of alterations or additions, and the time for performance of such work. Tenant shall supply to Landlord any documents and information reasonably requested by Landlord in connection with its consent hereunder. Notwithstanding the foregoing, any nonstructural alterations within the Leased Premises (including, without limitation, installations of cabling) that do not affect any mechanical, electrical, or other Building systems, do not cost more than $100,000 (as increased every five years after the Effective Date by the percentage increase in the Index for the preceding five-year period) in the aggregate for each project (including all related work), and do not adversely affect the value of the Leased Premises for general office uses shall not require Landlord’s prior approval, provided that Tenant shall give Landlord notice of the commencement of such work (including plans and specifications therefor, as provided herein) at least ten (10) days in advance and the work otherwise complies with the provisions of this Section 4.07 and this Lease.

All Tenant Improvements permitted hereunder shall be made and performed by Tenant without cost or expense to Landlord. Tenant shall take such steps as may be necessary to avoid the filing, perfection or enforcement of any lien for labor or materials against the Land or the Building by reason of work performed by or on behalf of Tenant. All Tenant Improvements (whether previously made under the Existing Lease or hereafter made under this Lease) shall become the property of Landlord upon the termination of this

Lease and shall be surrendered to Landlord upon the termination of this Lease by lapse of time or otherwise; provided, however, that this clause shall not apply (a) to any Tenant Improvements specified for removal by Tenant to Landlord and approved by Landlord in writing (which approval shall not be unreasonably withheld) prior to the installation of such Tenant Improvements (whether made under the Existing Lease or this Lease) or (b) to Tenant’s Property (collectively, the “Removable Property”). All Removable Property and any Tenant Improvements made after the Effective Date that are not suitable for general office uses and are specified by Landlord, at the time of Landlord’s approval of the same, for removal at the end of the Term, shall be removed by Tenant, at Tenant’s expense, prior to the expiration of the Term; provided that Tenant shall not be required to remove its cabling in the Leased Premises at the end of the Term. Tenant shall be responsible for leaving the Leased Premises clean and neat (and the obligations of Tenant provided for in this paragraph shall survive any expiration or termination of this Lease). Title to all Tenant Improvements not removed by Tenant pursuant to this paragraph on or prior to the termination of the Term shall automatically be conveyed and transferred by Tenant to Landlord upon such expiration or termination, and shall be deemed abandoned by Tenant and shall thereupon become the property of Landlord. Tenant shall execute such documentation confirming and ratifying such conveyance and transfer as Landlord shall reasonably require. Any Tenant’s Property that Tenant fails to remove at the end of the Term shall be deemed abandoned by Tenant, and Landlord may, at Tenant’s expense, remove, store, and/or dispose of any or all of such Tenant’s Property. Tenant shall repair at its sole cost and expense all damage caused to the Leased Premises or the Building by removal of Tenant’ s Removable Property as Tenant shall be allowed or required to remove from the Leased Premises by Landlord as set forth above.

4.08 Compliance with Laws and Insurance Standards. Tenant shall not occupy for use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose which is disreputable or creates a fire hazard, or permit anything to be done which would in any way increase the rate of insurance coverage on the Building and/or its contents. If Tenant does or permits anything to be done which shall increase the cost of any insurance policy required to be carried hereunder, then Tenant shall reimburse Landlord, within thirty (30) days after demand, for any such additional premiums. Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed. Subject to the provisions of Section 8.22, Tenant shall comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) related to the conduct of Tenant’s business therein, including but not limited to, any requirements concerning hiring of employees, and Tenant shall keep the Leased Premises equipped with all safety appliances required by any law or ordinance or other regulation of any public authority because of any use made by Tenant of the Leased Premises, and shall procure all licenses and permits so required because of such use, and, if required by Landlord, do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Permitted Use. Any base building life safety systems required to be installed hereafter in the Leased Premises shall be installed at Tenant’s expense. Landlord shall repair any components of the base building life safety systems located within the Leased Premises that Tenant may from time to time notify Landlord are in need of repair. (Life safety systems serving to the perimeter of the Leased Premises are Landlord’s repair obligation under Section 3.06.) Tenant may, in good faith, diligently contest the application of any law, ordinance or regulation to the Leased Premises or to the conduct of Tenant’s business therein, provided that (i) Tenant provides Landlord with notice of such contest and such information with respect thereto as Landlord may from time to time reasonably request, (ii) Tenant’s conduct of its business in the Leased Premises pending the resolution of such contest shall not affect the validity or extent of the insurance that Landlord or Tenant is required to maintain hereunder or increase the premiums therefor (unless Tenant agrees to pay such increased premiums), and (iii) Tenant shall indemnify Landlord (subject to Section 5.05(e)) against all claims, loss, damage and cost suffered or incurred by Landlord as a result of such contest or the conduct of Tenant’s business pending the resolution of such contest. Nothing done by Tenant in its use or occupancy of the Leased Premises shall create, require or cause imposition of any requirement by any public authority for structural or other upgrading of or improvement to the Building.

4.09 Entry for Repairs and Leasing. After reasonable notice (but not more than two days’ notice, except in emergencies when no such notice shall be required), Landlord, its agents and representatives, shall have the right to enter the Leased Premises (accompanied by a Tenant representative if Tenant so requests, except in emergencies) to inspect the same, to exercise such rights as may be permitted hereunder, to make repairs to the Building, or alterations required for the Building or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Building or to exhibit the Leased Premises to prospective tenants (during the last two (2) years of the Term), purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use its best efforts not to unreasonably interfere with Tenant’s business operations. At Tenant’s request, except in cases of emergency, Landlord shall perform any such repairs or alterations after Business Hours, provided that Tenant shall pay Landlord, as Additional Rent, the extra costs incurred for such after-hours work. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry.

4.10 No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.

4.11 Subordination. Landlord represents that, as of the date hereof, there is no Mortgage on the Building. This Lease and the rights of Tenant hereunder shall be subject and subordinate to the lien of any Mortgage, and to any and all advances made thereunder, interest thereon or costs incurred in connection therewith, provided that, as a condition to such subordination, the holder of any such Mortgage and Tenant shall execute an agreement which shall provide (i) that so long as this Lease is in full force and effect and there exists no Event of Default hereunder, Tenant’s rights under this Lease shall not be disturbed by reason of such subordination or by reason of foreclosure of such Mortgage, or exercise of the statutory power of sale, or receipt of deed in lieu of foreclosure, and (ii) that Tenant shall attorn to the holder or the purchaser at any such sale or foreclosure or the grantee of any such deed. In the event of such attornment, this Lease shall continue in full force and effect as a direct lease between such mortgagee, purchaser or grantee, as a successor landlord, and Tenant, upon all the terms, conditions and covenants set forth herein, except that such mortgagee, purchaser or grantee (unless formerly the Landlord under this Lease) shall not be (a) bound by any payment of Rent for more than one month in advance; (b) bound by any amendment or modification of this Lease made after the date Tenant first had notice of such Mortgage without the consent of the holder of the Mortgage; (c) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease; (d) obligated to perform any work or improvements to be done by Landlord in the Leased Premises; or (e) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord. The foregoing, however, shall not relieve such mortgagee or purchaser of the obligation to remedy or cure any conditions at the Leased Premises or the Property the existence of which (i) constitutes a Landlord default under the Lease, (ii) continues at the time of such succession or acquisition, and (iii) Tenant has provided Landlord and such mortgagee of which Tenant has received notice with notice of prior to such succession or acquisition. Without the consent of Tenant, the holder of any such Mortgage shall have the right to elect to be subject and subordinate to this Lease, such subordination to be effective upon such terms and conditions as such holder may direct which are not inconsistent with the provisions hereof.

4.12 Estoppel Certificate. At Landlord’s request, Tenant shall execute (within fifteen (15) business days after Tenant receives any such request) estoppel certificates on a form specified by Landlord, addressed to Landlord and (i) any mortgagee or prospective mortgagee of Landlord or (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Building, certifying as to such facts (if true) and acknowledging such notice provisions as such mortgagee(s) or purchaser(s) may reasonably require; provided, however, that in no event shall any such estoppel certificate require an amendment of the provisions hereof or otherwise affect or abridge Tenant’s rights hereunder. At Tenant’s request, Landlord shall execute (within fifteen (15) business days after Landlord receives any such request) an estoppel certificate addressed to any prospective assignee or subtenant of Tenant certifying, in a form reasonably acceptable to Landlord, as to the documents constituting the Lease and any amendment thereto, the term hereof, and to Landlord’s knowledge the status of Tenant’s compliance with its obligations hereunder.

4.13 Tenant’s Remedies. Tenant shall look solely to Landlord’s interest in the Building and the Land for recovery of any judgment from Landlord and in the insurance proceeds, condemnation awards, and rents therefrom, subject to Section 8.04 and subject to the rights of any mortgagee under its Mortgage under Section 4.11 to all rents, profits, issues, proceeds, and awards. Landlord, its agents, employees, and, if Landlord is a partnership, its partners, whether general or limited, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. Any lien obtained to enforce any such judgment and levy of execution thereon shall be subject and subordinate to any Mortgage under Section 4.11.

4.14 Rules and Regulations. Tenant shall comply with the rules and regulations for the Building attached as Exhibit C and such reasonable amendments thereto as Landlord may adopt from time to time with prior notice to and consultation with Tenant. Landlord reserves the right to modify or rescind any of these rules and regulations and to make future rules and regulations required for the safety, protection, and maintenance of the Building consistent with first-class high-rise office towers in downtown Boston, the operation and preservation of good order thereof, and the protection and comfort of the tenants and their employees and visitors. Landlord shall not discriminate between Tenant and other tenants in the Building in enforcing such rules and regulations.

4.16 Payment of Expenses. Tenant shall pay, as Additional Rent, all reasonable costs, counsel and other fees incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder, and the successful enforcement by Landlord of any obligation of Tenant under this Lease. Landlord shall pay all reasonable costs, counsel and other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligation of Landlord under this Lease.

ARTICLE 5. INSURANCE, INDEMNIFICATION, CASUALTY, AND EMINENT

DOMAIN

5.01 Casualty Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Building against loss or damage by fire or other insurable hazards and contingencies as are covered in a standard “all risks” property insurance policy for the full replacement cost thereof (including the Tenant Improvements in the Leased Premises and excluding footings, foundations and underground installations), subject to such deductibles as Landlord or its mortgagee shall from time to time require; provided, that Landlord shall not be obligated to insure any Tenant’s Property that Tenant may keep or maintain in the Leased Premises. The replacement cost insurance policy for the Tenant Improvements in the Leased Premises shall be based on coverage amounts of which Tenant from time to time notifies Landlord (with such supporting information as may be reasonably requested by Landlord’s insurer to support such coverage amounts) as Tenant’s estimate of the replacement cost thereof (or such higher amounts as Landlord may from time to time estimate for the replacement cost of the Tenant Improvements), it being understood that the actual insurance proceeds for an insured claim shall be based on the replacement cost of the damaged Tenant Improvements in accordance with the terms and conditions of such replacement cost insurance policy. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant’s, operations results in extra-hazardous exposure or because the level of insurance for Tenant Improvements hereunder exceeds the level generally provided by Landlord for other tenants’ premises in the Building, then Tenant shall, within thirty (30) days after receipt of appropriate premium invoices, reimburse Landlord for such increases in premium as Additional Rent. Upon request of Tenant, Landlord shall provide reasonable evidence that the insurance required to be maintained hereunder is in full force and effect.

5.2 Liability Insurance. Landlord (with respect to the Building) and Tenant (with respect to the Leased Premises and the activities of Tenant within other portions of the Building) shall maintain or cause to be maintained (whether by Tenant or its parent company) a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than Five Million Dollars ($5,000,000.00) for bodily injury or death in any one occurrence and of not less than One Million Dollars ($1,000,000.00) for property damage in any one occurrence, or such higher limits, if any, as are customarily carried in similar first-class high-rise office buildings in downtown Boston, provided, however, that Landlord shall not request an increase in the limits of Tenant’s policies more frequently than once every five (5) years. If Landlord’s insurance contains a general aggregate limit, it shall apply separately to this Lease or be no less than two times the occurrence limit. The coverages required to be carried shall be extended to include blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability. The certificate for Tenant’s insurance shall indicate that the Tenant’s insurance is primary, with any other insurance available to Landlord or any other named insured being excess. The certificate for Landlord’s insurance shall indicate that the Landlord’s insurance is primary, with any other insurance available to Tenant or any other named insured being excess. During the Term of this Lease, Landlord shall also maintain workers’ compensation insurance with statutory limits and employees’ liability insurance with limits of not less than $1,000,000 for each accident. Upon request of either party, the other party shall provide reasonable evidence that the insurance required to be maintained hereunder is in full force and effect.

5.3 Tenant’s Property Insurance.

(a) Tenant shall carry “all risks” property insurance (including but not limited to sprinkler leakage and water damage) on all Tenant’s Property in the Leased Premises or located elsewhere in the Building in the amount of its full replacement cost. In addition, Tenant shall maintain workers’ compensation insurance and all such other insurance relating to Tenant’s use and occupancy of the Leased Premises and the Building as may be required by applicable law. All such policies required to be carried by Tenant hereunder and all evidence of insurance provided to Landlord shall be issued by responsible, financially sound companies qualified to do business and in good standing in the Commonwealth of Massachusetts and shall contain an endorsement showing that Landlord and each holder of a Mortgage (disclosed in writing to Tenant) is included as an additional insured (except as to workers compensation insurance and as to Tenant’s Property), as its interests may appear, and an endorsement whereby the insurer, agrees not to cancel or alter the policy without not less than thirty (30) days prior written notice to Landlord, to such mortgagee and all other named insureds. Tenant shall, on or prior to the Term Commencement Date, deposit with Landlord certificates of such insurance, and thereafter, on or prior to fifteen (15) days before the expiration date of any coverage thereunder, shall deposit with Landlord certificates evidencing the renewal of such policies. Any insurance under this Article 5 may be maintained by Tenant under a blanket policy or policies; provided, however, that (a) the minimum amount of the total insurance afforded by such blanket policy which shall be allocabie to the Leased Premises and any sublimits of such policy allocable to the Leased Premises, shall be in amounts which shall not be less than the amounts of the insurance required hereunder (and the general aggregate limit shall be no less than two times the occurrence limit), (b) if such blanket policies do not provide separate sublimits for the Leased Premises, such policies shall be for such higher amounts as Landlord may from tine to time reasonably approve in a manner consistent with comparable first-class high-rise office towers in downtown Boston, and (c) the protection afforded to Landlord and each holder of a Mortgage under any blanket policy shall be not less than that which would have been afforded under a separate policy or policies relating only to the Leased Premises, and the certificate evidencing such insurance shall contain provisions confirming the foregoing.

(b) In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be chargeable to Tenant as Additional Rent, and payable by Tenant upon receipt of written invoice therefor.

5.04 Indemnity and Exoneration. Except to the extent such indemnity or exoneration is prohibited by law and subject to Section 5.05 below:

(a) Tenants Risk. All of Tenant’s Property that, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be in the Leased Premises or elsewhere in the Building, and (subject to Section 5.07 below) all Tenant Extra Improvements, shall be at the sole risk and hazard of Tenant. If the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, by the leakage or bursting of water pipes, steam pipes, or other pipes, or from any other cause, no part of such loss or damage is to be charged to or be borne by Landlord. Notwithstanding the foregoing but subject to Section 5.05, Landlord shall not be exonerated for such damage or loss to the extent the same is caused by Landlord’s negligence or willful misconduct. Landlord, shall not be liable to Tenant for injury to any person or any loss or damage to any of Tenant’s Property or (subject to Section 5.07 below) any Tenant Extra Improvements or any inconvenience caused by theft, burglary, or other criminal act by a third party, or by other acts of unauthorized persons in or about the Building;

(b) Tenant’s Indemnification. Subject to the limitations on Tenant’s liability set forth in this Section 5.04 and elsewhere in this Lease, Tenant shall indemnify Landlord and hold Landlord harmless of and from any and all loss, cost, damage, injury or expense to the extent arising from claims of injury to or death of person, or damage to property (i) occurring in the Leased Premises or resulting from the use or occupancy of the Leased Premises or activities of Tenant in the Leased Premises, except to the extent due to the negligence, fault or misconduct of Landlord or any of its agents, employees, or contractors, or (ii) resulting from the negligence, fault or misconduct of Tenant or its agents, employees, or contractors in the Building;

(c) Tenant’s Work. Subject to the limitations on Tenant’s liability set forth in this Section 5.04 and elsewhere in this Lease, Tenant shall hold and save Landlord harmless and indemnify Landlord of and from any and all loss, cost, damage, injury or expense to the extent arising from claims for work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done by or for the account of Tenant in the Leased Premises or the Building (except for work performed by Landlord); and

(d) Landlord’s Indemnification. Subject to the limitations on Landlord’s liability set forth in this Section 5.04 and elsewhere in this Lease, Landlord shall hold harmless and indemnify Tenant against any and all loss, cost, damage, injury or expense incurred by Tenant arising from (i) claims of injury to or death of persons or damage to property in or upon the common areas of the Building or the Land, to the extent due to the negligence, fault or misconduct of Landlord or any of its agents, employees, or contractors, and (ii) any claim asserted against Tenant by the City of Boston or any other governmental authority based on any alleged noncompliance of the Leased Premises or the Building with any applicable building codes or regulations in effect at the Term Commencement Date under the Original Lease; provided that Landlord shall not be responsible for any noncompliance of the Tenant Improvements.

(e) Defense and Settlement. Promptly upon receipt by either party (the “Indemnified Party”) of a notice of a claim, suit or action by a third party for which the Indemnified Party is entitled to indemnification by the other party (the “Indemnifying Party”) under this Section 5.04 or elsewhere as expressly set forth in this Lease, the Indemnified Party shall give the Indemnifying Party written notice thereof, together with copies of all documents received by the Indemnified Party in connection therewith. The Indemnified Party shall, at the Indemnifying Party’s’ request, tender to the Indemnifying Party control of the defense and settlement thereof (provided that such settlement does not impose any liability on the Indemnified Party not satisfied by the Indemnifying Party or involve an admission of liability on the part of the Indemnified Party) and shall reasonably cooperate with the Indemnifying Party in such defense. The Indemnifying Party shall have the right to engage counsel of the Indemnifying Party’s choice reasonably acceptable to the Indemnified Party. Until the Indemnifying Party accepts control of the defense of such claim, the Indemnified Party shall have the right to employ the Indemnified Party’s own counsel, reasonably acceptable to the Indemnifying Party. If the Indemnified Party believes that it needs its own independent counsel, the costs and expenses thereof shall be for the Indemnified Party’s own account and the Indemnified Party shall not have a claim hereunder for reimbursement therefor. The giving of notice including the delivery of all documents and, if requested, tendering defense of claims, required by this paragraph are conditions precedent to the Indemnifying Party’s indemnification obligations under this Section 5.04 or elsewhere as expressly set forth in this Lease, as the case may be. The Indemnified Party shall have no claim for indemnification for any settlement of any claim unless written notice of such settlement shall have been first furnished to the Indemnifying Party in accordance with the provisions of this paragraph, and the Indemnifying Party shall have consented, in writing, to such settlement. If requested by either party, the parties shall use reasonable efforts to maintain the confidentiality of any non-public matters that are subject to indemnification hereunder, except that disclosure of such matters shall not be prohibited (x) if disclosure is required by law or by a court or public authority of competent jurisdiction, (y) in connection with the enforcement of each party’s rights and remedies hereunder, or (z) to each party’s respective insurers, accountants, agents, attorneys, advisors, and existing or prospective lenders, investors, or buyers.

5.05 Waiver of Subrogation Rights.

(a) Anything in this Lease to the contrary notwithstanding, to the extent any such claim is covered by insurance, or would be covered by any required insurance, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action against the other, its agents (including partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, to the Building or to any personal property of such party therein, by reason of fire, the elements, or any other cause which are required to be insured against under the terms of the “all risks” property insurance policies obtained pursuant to this Lease, or any other peril which is in fact insured, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees; and each party covenants that no insurer shall hold any right of subrogation against such other party. Each party shall advise insurers of the foregoing and such waiver shall be a part of each/policy maintained by such party which applies to the Leased Premises, any part of the Building or Tenant’s use and occupancy of any part thereof. Each party shall be responsible for maintaining the waiver of subrogation endorsement as part of its respective insurance policy.

(b) In no event shall Landlord be liable to Tenant for any indirect or consequential damages (including any loss of business or profits) or for loss or damage to any works of art, or other unusually valuable property or equipment not customarily expected to be found within comparable business offices in downtown Boston. In no event shall Tenant be liable to Landlord for any indirect or consequential damages (including any loss of business or profits) or for loss or damage to any works of art, or other unusually valuable property or equipment not customarily expected to be found within comparable office towers in downtown Boston.

(c) Notwithstanding Section 5.05(b) above, the formulas for computing damages that are expressly set forth in Sections 6.03 through 6.05 for Tenant’s default under this Lease and the remedies set forth in Section 8.02 for Tenant’s holdover shall not be deemed to be indirect or consequential damages.

5.06 Condemnation and Loss or Damage.

(a) If the Leased Premises (or any material part thereof covering at least one-fourth of the Net Rentable Area of Leased Premises) or any portion of the Building (including access to the Leased Premises) shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises or remaining portion thereof unfit for use and occupancy in accordance with standards generally applicable to first-class high-rise office buildings in downtown Boston, this Lease shall, at the option of Tenant (provided such option shall be exercised by Tenant giving notice to Landlord within sixty (60) days from the date Tenant has been notified in writing of such taking or condemnation) forthwith cease and terminate as of the date of the taking. If the Leased Premises (or any material part thereof covering at least one-fourth of the Net Rentable Area of Leased Premises) or a substantial portion of the Building (including access to the Building that renders the Building unfit for use and occupancy in accordance with standards generally applicable to first-class high-rise office buildings in downtown Boston) shall be taken or condemned for any public purpose, this Lease shall, at the option of Landlord (provided such option shall be exercised by Landlord giving of notice to Tenant within sixty (60) days from the date Landlord has been notified in writing of such taking or condemnation) forthwith cease and terminate as of the date of the taking. Landlord’s right to terminate as set forth in the immediately preceding sentence shall be effective only if Landlord terminates the leases of all tenants, in the Office Section of the Building that are similarly situated with respect to the taking or condemnation (regardless of the amount of space demised to such tenants). All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord its interest in said proceeds, subject to the rights of any holder of any Mortgage; provided, however, that Landlord shall cooperate with Tenant if Tenant seeks, in a separate proceeding, to recover, at its cost and expense, compensation for its moving and relocation expenses and Tenant’s Property. In no event shall any such recovery by Tenant have the effect of diminishing or delaying the award payable to Landlord on account of any taking or condemnation. If in any such case the Leased Premises or any portion thereof are rendered unfit for use and occupation in accordance with standards generally applicable to first-class high-rise office buildings in downtown Boston (or any common areas or facilities required for access to the Leased Premises are taken) and this Lease is not terminated, Landlord shall use due diligence (following the expiration of the period in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section and subject to the extent and availability of the condemnation proceeds received by Landlord) to put the Leased Premises, or any common areas or facilities required for access to the Leased Premises, or what may remain of either (excluding any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 4.07), into proper condition for use and occupation, and a just proportion of the Gross Rent according to the nature and extent of the taking shall be abated until the Leased Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Leased Premises, a just proportion of the Gross Rent shall be abated for the remainder of the Term.

(b) In the event of a temporary taking of the Leased Premises or any part thereof not exceeding sixty (60) days, a just proportion of the Gross Rent according to the nature and extent of the taking shall be abated for the period of such temporary taking, and Tenant shall remain fully obligated for performance of all of the other covenants and obligations on its part to be performed pursuant to the terms of this Lease. All proceeds awarded or paid with respect thereto shall belong to Landlord.

5.07 Damage Due to Fire and Casualty.

(a) Restoration and Rent Abatement. If the Building or the Leased Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the terms of this Section 5.07 below, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by any mortgagee of the Building and any ground lessor) to repair or cause to be repaired such damage, including such Tenant Improvements as shall have been so damaged. If such damage arises from any act or omission of Tenant, Tenant shall reimburse Landlord for the cost of repair up to the deductible amount in Landlord’s insurance policy (which deductible is currently $5,000, subject to increase by Landlord from time to time in a commercially reasonable manner not inconsistent with the operation of first-class high-rise office towers in downtown Boston). If Tenant desires to change the layout or other aspects of the damaged Tenant Improvements that require restoration, Tenant shall submit plans and specifications for such changes to Landlord for approval in accordance with Section 4.07. All repairs to Tenant Improvements shall be performed by Landlord, to the extent of the available proceeds from the Landlord’s insurance policy under Section 5.01 that are attributable to the cost of restoring the damaged Tenant Improvements. If particular items or materials of Tenant Improvements are not reasonably available for inclusion in such restoration, substitutes of comparable quality may be used in such restoration with Tenant’s reasonable prior approval. To the extent the cost of Tenant Improvements that Tenant desires to install as part of such restoration shall exceed such proceeds, such Tenant Improvements shall be installed by Landlord at Tenant’s expense. At Tenant’s request, Landlord shall provide its good faith estimate of the estimated costs that Landlord then expects to incur at Tenant’s expense, which amounts shall be subject to Tenant’s prior reasonable approval. The cost of any repairs that are performed by Landlord at Tenant’s expense under this Section 5.07 (including costs of design fees, and reasonable charges for administration, overhead and construction management services by Landlord and Landlord’s contractor) shall constitute Additional Rent hereunder. All repairs to and replacements of Tenant’s Property shall be made by and at the expense of Tenant. If the Leased Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage, the Gross Rent or a just and proportionate part thereof, according to the nature and extent to which the Leased Premises shall have been so rendered unfit, shall be abated from the date of casualty until the date that Landlord shall have restored the Leased Premises (including the Tenant Improvements) as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty, plus a reasonable period of time, not to exceed ten business days, for Tenant to move in and re-install any Tenant’s Property damaged by such casualty (the parties agreeing to reasonably cooperate with each other to coordinate the restoration of the Tenant Improvements by Landlord and the re-installation of Tenant’s Property by Tenant so as to restore the affected portion of the Leased Premises as soon as practicable); provided, however, that there shall be no abatement for the period of any delay in completing the Tenant Improvements arising from any changes by Tenant in the layout or other aspects of the damaged Tenant Improvements as set forth above, or from any changes in Tenant’s Property or other areas of the Leased Premises, or from any delay in the work due to Tenant’s approval of the costs of such work as set forth above. Landlord shall not be liable for delays in the making of any such repairs which are due to events of Force Majeure, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage. The preceding sentence shall not derogate from the provisions regarding rent abatement and termination expressly set forth in this Section 5.07.

(b) Landlord Termination Right. If (i) the Leased Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last thirty months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third of the total Gross Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) at any time the Building (or any portion thereof, whether or not including any portion of the Leased Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction (i.e., damages resulting in an Estimated Restoration Date more than twelve (12) months from the date of damage as set forth in an engineering estimate provided by Landlord) or demolition of the Building (or a portion thereof) shall in Landlord’s judgment be required, or (iii) at any time damage to the Building occurs by fire or other insured casualty and any mortgagee or ground lessor shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines not to repair such damage, then and in any of such events, this Lease and the term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days, or such longer period as is required to complete arrangements with any mortgagee or ground lessor regarding such situation (not to exceed a total of one hundred twenty days), following such fire or other casually; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant; provided that in the case of a termination by Landlord under clause (i) or (iii) above, if Tenant may continue to lawfully occupy the undamaged portion of the Leased Premises in accordance with all applicable building codes and other legal requirements notwithstanding such casualty, Tenant may elect, by notice to Landlord given within thirty (30) days after the date that Landlord gives such termination notice, to extend such effective termination date as to the entire undamaged portion of the Leased Premises (provided that such undamaged portion includes full floors covering more than 50% of the Leased Premises existing prior to such casualty that are contiguous to each other and that Landlord may elect to exclude any space on floors not contiguous to such undamaged full floors that Landlord deems necessary for leasing with other space to third parties) for up to the date one year after the casualty, provided that Landlord shall not be required to restore the Building (including any Tenant Improvements) and Tenant shall not be entitled to any rent abatement for such undamaged portion for any period beyond the effective date of termination that would have occurred pursuant to the Landlord’s termination notice. (If Tenant then has an outstanding right to extend the Term under Article 9 and Landlord exercises its termination right under clause (i) of the immediately preceding sentence, Tenant may irrevocably exercise its extension option under Article 9 by notice delivered to Landlord within thirty (30) days after receipt of Landlord’s termination notice under such clause (i), in which event (a) such termination notice shall be deemed to have been rescinded and (b) the Base Rent for the Extension Term shall be determined at the time and in the manner set forth in Section 9.02 and Article 7, provided that Tenant shall have no right to deliver a Withdrawal Notice with respect thereto. Landlord’s right to terminate under clauses (ii) and (iii) above shall be effective only if Landlord terminates the leases of all tenants in the Office Section of the Building that are similarly situated with respect to the casualty, regardless of the amount of space demised to such tenants.) In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in the Basic Lease Information section for the end of the Term and the Gross Rent shall be apportioned as of such date (which apportionment date shall not affect the rent abatement otherwise available during the period prior to such termination, to the extent set forth in Section 5.07(a) above).

(c) Tenant Termination Right. If all or part of the Leased Premises shall be destroyed or rendered wholly untenantable by fire or other casualty (whether or not insured) and this Lease has not been terminated pursuant to any other provision hereof, Landlord shall prepare an engineering estimate of the date when the Landlord’s restoration work will be substantially completed (the “Estimated Restoration Date”) and give written notice thereof to Tenant within 90 days after the date of the damage; provided, that if such damage is due to an uninsured casualty and Landlord elects not to restore such damage, Landlord shall so notify Tenant within such 90-day period. If the Estimated Restoration Date is later than one year from the date of the damage, or if Landlord gives notice under the proviso clause of the preceding sentence that such damage will not be restored, Tenant may terminate this Lease by giving Landlord written notice of its election to do so within forty-five (45) days after the date of Landlord’s notice under this paragraph above. Tenant shall have no right to terminate this Lease on account of fire or other casualty, except as expressly provided in this Section 5.07(c).

If Landlord’s restoration work has not been substantially completed within the one-year period after the date of damage (or such later date as may have been specified in Landlord’s initial notice of the Estimated Restoration Date), subject in either case to extension for not more than ninety (90) days, except in cases of Force Majeure, in which event the extension shall not exceed a total of six (6) months in the aggregate, then Tenant shall have the right to terminate this Lease by giving Landlord written notice of its election to do so within 30 days after the end of such period, and if Tenant timely gives such notice, this Lease shall terminate 30 days after the date thereof unless Landlord’s restoration work is substantially completed within such 30-day period, in which event such termination notice shall be void and this Lease shall continue in full force and effect.

If Landlord shall not have terminated the Lease pursuant to Section 5.07(b), Tenant shall also have the right to terminate this Lease if the conditions described in clause (i) of Section 5.07(b) shall occur, by notice from Tenant to Landlord given within sixty (60) days after the date of damage, the effective date of which shall not be less than thirty (30) days or more than ninety (90) days after the day on which the termination notice is given to Landlord. Tenant’s notice may specify a later date for such termination, not more than one year after the casualty, provided that Tenant may continue to lawfully occupy the Leased Premises in accordance with all applicable building codes and other legal requirements notwithstanding such casualty, Landlord shall not be required to restore the Building (including any Tenant Improvements), and Tenant shall not be entitled to any rent abatement for any period beyond the date ninety (90) days after the day on which the termination notice is given to Landlord.

(d) Rights to Proceeds. The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Building Standard Improvements, the Tenant Improvements, and any other element, component or property insured by Landlord shall belong to and be paid to Landlord, subject to the rights of the holder of any Mortgage, and Tenant hereby assigns to Landlord any interest in said proceeds. Notwithstanding the foregoing, if this Lease is terminated under this Section 5.07 effective as of a date that is more than three (3) years prior to the then scheduled expiration of the Term, then, subject to the rights of the holder of any Mortgage, (i) the proceeds of the property insurance that are attributable to the Tenant Improvements in the Leased Premises shall belong to and be paid to Landlord in an amount equal to the Standard Tenant Build-out Amount and (ii) Tenant shall be entitled to any balance of such proceeds for the Tenant Improvements. For purposes of this paragraph, the “Standard Tenant Build-out Amount” shall mean $50.00 per square foot of the Net Rentable Area of the Leased Premises (as increased by the percentage increase in the Index between the Effective Date of this Lease and the effective date of the termination of the Lease).

ARTICLE 6

6.01 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” on the part of Tenant:

(a) Nonpayment Of Rent. Failure to pay any payment of Rent due and payable hereunder, upon the date when payment is due, such failure continuing for a period of five (5) business days after written notice of such failure; provided, however, that Landlord shall not be required to provide such notice more than twice during any one-year period within the Term with respect to non-payment of Gross Rent, the third such non-payment constituting default without requirement of notice;

(b) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in Section 6.01(a), such failure continuing for thirty (30) days after written notice of such failure (or such longer period as is reasonably necessary to remedy such default, provided that Tenant shall within such thirty (30) day period have commenced such remedy and thereafter Tenant shall continuously and diligently pursue such remedy at all times until such default is cured);

(c) Abandonment. Abandonment of the Leased Premises or any part thereof during the Term. Tenant shall be deemed to have abandoned the Leased Premises if the Leased Premises remain substantially vacant or unoccupied to an extent that vitiates the validity of insurance coverage thereon;

(d) General Assignment. A general assignment by Tenant for the benefit of creditors;

(e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged or unstayed for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

(f) Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Leased Premises, if such receivership remains undissolved for a period of ten (10) business days after creation thereof;

(g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) business days after the levy thereof;

(h) Insolvency. The admission by Tenant in writing of its inability, to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

6.02 Remedies upon Default.

(a) If an Event of Default occurs, Landlord shall have the right, with or without notice or demand, immediately to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination. Nothing in this Article 6 shall be construed to derogate from the provisions of Section 5.05(b) as to Tenant’s liability for indirect or consequential damages.

(b) Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 6.02(a) hereof, and Landlord may enforce all of its rights and remedies under this Lease, including, without limitation, the right to recover Rent as it becomes due. Acts of maintenance, preservation or efforts to lease the Leased Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

6.03 Damages upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 6.02(a) hereof, Landlord shall have all the rights and remedies of a landlord in law or in equity. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the rental value of the Premises for the balance of the Term; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately and directly caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course, would be likely to result therefrom. Tenant further covenants, as an additional cumulative obligation after any such termination, to punctually pay to Landlord all sums and perform all obligations which Tenant covenants in this Lease to pay and to perform, as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to this Section 6.03, Tenant shall be credited with any amount paid to Landlord pursuant to this Section 6.03 and also (in respect of the amounts referred to in (i) and (ii)) the net proceeds of rent obtained by Landlord by reletting the Leased Premises through the time of award, after deducting all Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Leased Premises for reletting, it being agreed by Tenant that Landlord may (x) relet the Leased Premises or any part thereof for a term or terms which may at Landlord’s option be equal or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in the exercise of its business judgment considers advisable or necessary to relet the same and (y) make such alterations, repairs and decorations in the Leased Premises as Landlord in the exercise of its business judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or collect rent under Landlord’s reletting of the Premises shall operate or be construed to release or reduce Tenant’s liability as aforesaid. The “time of award” shall refer to such time as (I) Tenant shall, as a settlement of the amounts due pursuant to this Section 6.03, pay to Landlord such sums pursuant to a written agreement in form and substance satisfactory to Landlord, or (II) the date on which a judgment shall be entered in a court of competent jurisdiction to the effect that Tenant shall pay Landlord the amounts due and owing pursuant to this Section 6.03. The “worth at the time of award” of the amounts referred to in (i) and (ii) shall mean such amounts together with interest at the lesser of (x) the prime rate from time to time published in the Wall Street Journal plus four percent per annum or (y) the maximum rate allowed by law. The “worth at the time of award” of the amount referred to in (iii) shall mean such amounts as computed by reference to competent appraisal evidence or the formula prescribed by and using the lowest discount rate permitted under applicable law.

Landlord’s actual damages hereunder shall be subject to mitigation by the amount of the damages that Tenant proves would have been avoided by Landlord in the exercise of commercially reasonable efforts to relet the Leased Premises; provided that such reasonable efforts shall not require Landlord (i) to solicit or negotiate with prospective new tenants until Landlord obtains full and complete possession of the Leased Premises, free of any claim by Tenant or its successors, (ii) to relet the Leased Premises prior to leasing any other space in the Building then available or scheduled to become available, (iii) to relet the Leased Premises in a manner inconsistent with Landlord’s leasing requirements under the preceding sentence or inconsistent with the criteria for Landlord’s approval of proposed assignees or subtenants under Section 4.06, (iv) to expend any amounts on tenant improvements or other leasing costs in excess of the levels in Landlord’s budget or leasing guidelines for the Building, or (v) to relet the Leased Premises for a rental less than the current fair market rental then prevailing for similar office space in the Building. Tenant’s liability hereunder shall not be diminished or reduced if, or to the extent, that such reasonable efforts of Landlord to relet the Leased Premises are unsuccessful.

6.04 Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent which would have accrued and become payable under this Lease pursuant to the provisions of Section 6.03, unpaid Rent shall consist of the sum of:

(1) the total Base Rent for the balance of the Term, plus

(2) a computation of the Operating Cost and Impositions for the balance of the Term, the assumed Operating Cost for the calendar year of the default and each future calendar year in the Term to be equal to the Operating Cost for the calendar year prior to the year in which the default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined pursuant to the Index.

6.5 Liquidated Damages. In lieu of the damages provided for in Section 6.03, Landlord, at its sole option, may by written notice to Tenant, at any time after this Lease is terminated pursuant to Section 6.02(a) or is otherwise terminated for breach of any obligation of Tenant, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of Gross Rent accrued for a one-year period ending on the first day of the month immediately prior to any such termination, plus the amount of Gross Rent accrued and unpaid at the later of (i) the time of any such termination, or (ii) the time when Tenant vacates the Leased Premises, and less the amount of any recovery by Landlord under the provisions of Section 6.03.

6.6 Rights of Landlord in Bankruptcy. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Article 6.

6.07 Late Charge. In addition to its other remedies, Landlord shall have the right to add to the amount of any payment required to be made by Tenant hereunder, and which is not paid on or before the date the same is due, an amount equal to (i) two percent (2%) of the delinquency after five (5) days and (ii) five percent (5%) of the delinquency after ten (10) days for each month or any portion thereof that the delinquency remains outstanding after notice of such delinquency, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. The late charge shall be due upon demand by Landlord. Tenant shall reimburse Landlord for all costs and expenses (including reasonable attorney’s fees) incurred by Landlord to recover the late charges due hereunder.

ARTICLE 8. MISCELLANEOUS

8.01 No Waiver. Failure of Landlord or Tenant to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord or Tenant, as the case may be, shall have the right to declare any such default at any time thereafter.

8.2 Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay for each month of holdover tenancy (x) twice the Base Rent that Tenant was obligated to pay for the month immediately preceding the end of the Term for each month or partial month of any such hold-over period plus (y) Tenant’s Proportionate Share of Operating Cost and Impositions for such period, together with such other amounts as may become due hereunder. No holding over by Tenant after the Term shall operate to extend the Term. In the event of any unauthorized holding over, Tenant shall indemnify Landlord, subject to the provisions of Section 5.04(e), (i) against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Leased Premises covered hereby effective upon the termination of this Lease, and (ii) for all other losses, costs and expenses, including reasonable attorney’s fees, incurred by Landlord by reason of such holding over. Any holding over with the consent of Landlord in writing shall thereafter constitute a lease from month to month.

8.3 Amendments and Modifications. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto.

8.4 Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder to any person or entity to which Landlord sells or otherwise transfers Landlord’s interest in the Building. The covenants and obligations of Landlord contained in this Lease shall be binding upon Landlord and its successors from time to time only with respect to breaches occurring during their respective periods of ownership of the Landlord’s interest hereunder. Notwithstanding the foregoing, upon any sale or other transfer of Landlord’s interest in the Building (other than transfers made in connection with a mortgage granted by Landlord on the Property, as to which Section 4.11 shall apply), (i) the transferring Landlord shall not have any further liability or obligation under this Lease to Tenant, for matters arising before or after the date of such sale or transfer, and (ii) the transferee Landlord shall be deemed to have assumed all liabilities and obligations of the transferring Landlord under this Lease, for matters arising before and after the date of such sale or transfer. Nothing in this Section 8.04 shall be construed to supersede, or derogate from the right of any transferring or transferee Landlord to rely conclusively upon, the certifications made in any estoppel certificate delivered by Tenant to Landlord pursuant to Section 4.12. The foregoing provisions of this assumption shall be self-operative upon the occurrence of any such sale or transfer, without the need for any separate instrument, but in confirmation thereof upon the request of Tenant the transferee Landlord shall execute and deliver to Tenant an agreement confirming such assumption.

8.5 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

8.6 Notices. All notices, demands, consents and approvals which may be or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given by personal delivery, or on the next business day after being entrusted to a nationally recognized overnight courier service providing receipts for delivery, or three (3) business days after being deposited in the United States mail, certified or registered, postage prepaid, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party.

8.7 No Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

8.8 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, but without limitation, Sections 4.11 and 8.04); and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment may be permitted as of right or approved by Landlord hereunder pursuant to Section 4.06, Tenant’s assigns.

8.9 Applicable Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the Commonwealth of Massachusetts.

8.10 Time of the Essence. Time is of the essence of each and every covenant herein contained.

8.11 Submission Not an Option. The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises or an offer to lease, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Leased Premises unless and until this Lease has been executed and delivered by both Landlord and Tenant.

8.12 Brokerage. Tenant and Landlord each warrants to the other that it has had no dealings with any broker or agent in connection with (a) the Original Lease other than the broker named in the Original Lease and (b) this Lease other than McCall & Almy, Inc. Each of Landlord and Tenant covenant to defend (with counsel reasonably approved by the other party), hold harmless and indemnify (subject to the provisions of Section 5.04(e)) the other party from and against any and all costs, expense or liability for any compensation, commission and charges claimed by any broker or agent arising out of the warranting party’s dealings in connection with (a) the Original Lease (other than the broker named in the Original Lease) or (b) this Lease or the negotiation thereof (other than McCall & Almy, Inc.). The fee of McCall & Almy, Inc. shall be paid by Landlord in an amount equal to $442,078.75 ($1.25 per square foot of Net Rentable Area) with respect to this Lease. Landlord shall hold harmless and indemnify Tenant (subject to the provisions of Section 5.04(e)) from and against any and all costs, expense or liability for any compensation, commission and charges, if any, claimed by the broker named in the Original Lease in connection with this Lease.

8.13 Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Leased Premises, and/or any claim of injury or damages.

8.14 All Agreements Contained. Subject to Article 14 below, this Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter.

8.15 Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and, subject to Section 5.05(b), are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease of to a decree compelling specific performance of any such covenants, conditions or provisions.

8.16 Failure to Enforce. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation, nor prevent a subsequent act which would have originally constituted a violation from having all the force and effect of the original violation. The failure of Landlord to enforce any of the rules and regulations referred to herein, whether heretofore or hereafter adopted by Landlord or the failure of Landlord to enforce any of said rules and regulations against any other tenant in the Building shall not be deemed a waiver of any such rules or regulations. The receipt by

Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver shall be in writing and signed by the party granting such waiver. No consent or waiver, express or implied, by Landlord or Tenant to any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty,

8.17 Notice of Lease. Tenant agrees not to record this Lease or any amendment thereto. Simultaneously with the execution of this Lease, both parties hereto shall execute and deliver a notice of this Lease in form appropriate for recording or registration. Upon the request of either party hereto, both parties shall execute and deliver, in a form mutually acceptable to Landlord and Tenant, (i) a notice in form appropriate for recording or registration of any amendment of this Lease, (ii) an agreement by Tenant to make payments and give notices to whatever individual or entity shall be designated by Landlord for receiving any such notice or payment and to comply with the reasonably customary provisions of any assignment of rents granted to the holder of any Mortgage, and (iii) if this Lease is terminated before the expiration of the Term, an instrument in form appropriate for recording or registration pursuant to which Tenant acknowledges the date of termination.

8.20 Omitted.

8.21 Omitted.

8.22 Hiring Practices. Tenant acknowledges that this Lease is subject to the provisions of the Sale and Construction Agreement, and Tenant covenants that Tenant shall comply with the laws, ordinances, regulations and orders referenced in Section 1201 thereof; provided, however, that Landlord shall have no right to terminate this Lease by reason of Tenant’s breach of this covenant until (a) Landlord shall have notified Tenant of Tenant’s default and Tenant shall have failed to cure such default within thirty (30) days after the date of such notice; and (b) Landlord, after receipt of notification of non-compliance from the City of Boston or another party entitled to enforce the provisions of the Sale and Construction Agreement, shall have commenced an action for specific performance of such covenant and shall have prosecuted such action to final judgment, not subject to appeal. Notwithstanding the foregoing, however, in the event that the City of Boston, or any agency or instrumentality thereof, at any time (i) declares Landlord in default under the Sale and Construction Agreement by reason of Tenant’s noncompliance with the laws, ordinances, regulations and orders referenced in Section 120.1, or (ii) takes any action, whether administrative, judicial or otherwise, to enforce Landlord’s obligation to cause Tenant’s compliance with such laws, ordinances, regulations and orders, then Landlord shall have the right to terminate this Lease upon notice to Tenant as provided in clause (a) above; provided that in such case Tenant’s cure period shall be thirty (30) days less than such period as Landlord may then have to avoid the consequences of a default under the Sale and Construction Agreement.

8.23 No Rights in Adjoining Parcel. Tenant expressly acknowledges that Tenant does not have any legal or equitable rights, express or implied, or however otherwise denominated or characterized, in the parcel of land bounded by Boylston and Berkeley Streets, St. James Avenue and the Land, or any airspace above such parcel (the “Adjoining Parcel”), or in any improvements now or hereafter constructed thereon or therein, and Tenant hereby waives all claims of such rights, including, but not limited to claims of easements for light, air or view, in the event of any development of the Adjoining Parcel. Tenant further covenants that Tenant shall not take any action to affect any permitting or design approval process undertaken with respect to the Adjoining Parcel or any development thereof, and that Tenant, shall not intervene, directly or indirectly in any administrative or judicial proceedings involving the Adjoining Parcel or any development thereof. This Section 8.23 shall not be construed to derogate from Tenant’s rights and obligations with respect to the Adjacent 222 Berkeley Space, if the same is leased by Tenant pursuant to the terms of Section 10.01(b) below

ARTICLE 9. OPTION TO EXTEND THE TERM

ARTICLE 12. PARKING, STORAGE SPACE, ROOFTOP SATELLITE DISH SPACE,

UTILITY SHAFT SPACE, PUMP AND CHILLER SPACE, AND EMERGENCY

GENERATOR

12.01 Parking. Landlord shall make available in the garage forming part of the Building a total of up to one (1) unreserved parking space for each 3,200 square feet of Net Rentable Area in the Leased Premises and any Expansion Space added under Article 10 (but excluding Available Space offered under Section 11.01, as to which any parking spaces shall be subject to the terms of the offer of such space). The parking spaces provided under this Section 12.01 shall be made available directly to employees of Tenant who are from time to time designated by Tenant to use such allocated parking spaces, which employees shall pay the monthly parking charges directly to Landlord. Landlord may require each such employee using a parking space to execute a separate license agreement with the garage operator with respect to such parking space, which shall be in the commercially reasonable form customarily used by Landlord for tenants in the Building generally. If Tenant does not require all of the parking spaces allocable to it (or if any such employee of Tenant defaults in his or her obligations under such agreement), Tenant shall relinquish its right to such parking spaces to Landlord, provided that if Tenant thereafter from time to time, on at least ninety (90) days’ prior notice before the first calendar day of the month requested for use of such spaces, requests to recommence using any spaces so relinquished (up to the total number of spaces allocated to Tenant above) Landlord shall make such spaces available on or before such requested date to employees so designated by Tenant from time to time (other than employees who defaulted under their parking agreements). The rates charged by the garage operator for such parking shall be the prevailing market rates for parking in the Building as established by the garage operator from time to time. Tenant’s right to allow its employees to use the parking, spaces shall be subject to (i) timely payment of the parking charges, (ii) such reasonable rules and regulations as Landlord or its operator may establish for the Building from time to time, and (iii) all applicable laws, ordinances and regulations.

ARTICLE 13

13.01 Definitions. Terms used herein shall have the following meanings:

“Additional Rent” shall mean all monetary obligations of Tenant hereunder, other than the obligation for payment of Gross Rent.

“Affiliate” shall have the meaning set forth in Section 4.06(a).

“Available Space” shall mean space with respect to which (i) a tenant’s lease has terminated, whether by expiration of the term of such lease or any extension option, right of first refusal or agreement of expansion, or otherwise, and (ii) such space has not been relet to such tenant immediately thereafter, the previous lease with respect to such space has not been renewed and/or an expansion right previously granted to such tenant or to a third person with respect to such space has not been exercised.

“Base Rent” shall mean the amount set forth on the Basic Lease Information sheet for the initial Leased Premises, as the same may be adjusted from time to time in accordance with the provisions of this Lease.

“Basic Services” shall mean the services described in Section 3.01 hereof.

“Building” shall mean the 25-story building (consisting of a 6-story low-rise portion, a 19-story high-rise portion and 3 levels of parking space below grade) located on the Land, and comprising the Office Section, the Commercial Section and common areas such as mechanical rooms, elevator machine rooms, loading dock facilities, janitor and utility rooms, electrical and communication closets and similar facilities.

“Building Common Areas” shall mean all areas of the Building servicing more than one floor of the Building as a whole, including, but not limited to central mechanical rooms, elevator machine rooms, pump rooms, loading dock facilities, electrical and communication rooms, postal, security and janitorial facilities and the ground floor lobby (and if any such area is bordered by any demising wall which abuts any space that is leasable, such area shall be measured from the midpoint of such demising wall), but excluding General Common Areas and the parking garage forming part of the Building.

“Building Standard Improvements” shall mean the improvements to certain portions of the Leased Premises set forth on Exhibit B.

“Business Hours” shall mean 8 A.M. to 6 P.M. on Business Days.

“Business Days” shall mean Monday through Friday, excluding federal holidays.

“Commercial Section” shall mean that portion of the Building dedicated to commercial and retail uses. As of the date hereof, the Commercial Section of the Building contains 65,359 square feet of Net Rentable Area. The parties acknowledge that the area set forth for the Commercial Section shall not be subject to re-measurement, except in the event of a casualty, condemnation or other event causing a physical change in the area of the Building.

“Common Areas” shall mean all areas on the particular multi-tenant floor of the Building devoted to non-exclusive uses, such as corridors, lobbies, fire vestibules, elevator foyers, service elevator receiving areas, mailrooms, electric and communication closets and other similar facilities for the benefit of all tenants or invitees on that particular floor.

“Estimated Impositions” for any calendar year shall mean Landlord’s good faith estimate of Impositions for such calendar year.

“Estimated Operating Cost” for any calendar year shall mean Landlord’s good faith estimate of Operating Cost for such calendar year.

“Fair Market Net Rent” shall mean the annual net fair market rental value (i.e., net of Operating Cost and Impositions) for the space under this Lease for which such rent rate is to be determined for a term coterminous with the time period for which such Fair Market Net Rent is to be effective, upon all of the other terms of this Lease. In determining such Fair Market Net Rent, if reference is made to other lease transactions for comparable space in the Building or for comparable space in comparable other first-class high-rise office towers in Boston, Massachusetts, appropriate adjustments shall be made to the rental rates in such transactions to take into consideration differences in any relevant factors, which may include, without limitation, differences in buildings, views, relative floor plan efficiency, tenant improvements, proposed term of lease, extent of service provided or to be provided, the time the particular rate under consideration became or is to become effective and any other relevant terms or conditions.

“Force Majeure” shall mean any circumstance beyond the reasonable control of Landlord, including, without limitation, acts of God, acts of the public enemy, governmental interference, court orders, requisition or orders of governmental bodies or authorities, requirements under any statute, law, rule, regulation or similar requirement of a governmental authority which shall be enacted or shall arise following the date of this Lease, casualties, strikes, unavailability of labor and materials, delays in obtaining insurance proceeds, insurrection, riot, civil commotion, lock-out, or any other unforeseeable event (other than the inability to obtain financing), the occurrence of which would prevent or preclude Landlord from fully and completely carrying out and performing its obligations under this Lease.

“General Common Areas” shall mean those areas forming part of the Building and devoted to non-exclusive uses which are not measured, including, but not limited to, walkways, courtyards and all landscaped areas (including pools and fountains). General Common Areas shall not include any portion of the parking garage forming part of the Building.

“Gross Rent” shall mean, for each year or portion thereof of the Term, the sum of Base Rent and Tenant’s Proportionate Share of Operating Cost and Impositions for such year or portion thereof.

“Impositions” shall have the meaning given in Section 2.05.

“Impositions Adjustment” for any calendar year shall mean the amount of the Impositions in excess of, or less than, the amount of Estimated Impositions.

“Index” shall mean the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, All Items, 1967 equals 100) for the Metropolitan Area or Region of which Boston, Massachusetts is a part. If such Index is discontinued or revised, the percentage increase in question shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

“Invitees” shall mean agents, servants, employees, contractors, licensees and business invitees.

“Land” (or the “Property”) shall mean the parcel of real property owned by the Landlord, located in the City of Boston, Suffolk County, Massachusetts, bounded in part by Clarendon and Boylston Streets and St. James Avenue and more specifically described in Exhibit A-l attached hereto.

“Leased Premises” or “Premises” shall mean the premises specified as such on the Basic Lease Information sheet, as the same may be expanded pursuant to Article 10 or Section 11.01 of this Lease or reduced pursuant to Section 11.02 of this Lease.

“Mortgage” shall mean any and all mortgages securing indebtedness for money borrowed by Landlord or indebtedness for the refinancing of any such indebtedness, provided any such mortgage grants a lien on all or any portion of the

Building, including all amendments and modifications thereto, from time to time. Any reference to “Mortgage” and “Mortgagee” herein shall include a sale and leaseback and the grantee-lessor of a sale and leaseback used for financing purposes.

“Net Rentable Area” shall mean the area or areas of the space within the Building determined as follows:

(a) Net Rentable Area on a single tenancy floor shall consist of:

(i) the area determined by measuring from the inside surface of the outer glass of each exterior wall (and extensions of the plane thereof in non-glass areas) to the inside surface of the outer glass on the opposite exterior wall (and extensions of the plane thereof in non-glass areas) and shall include all areas within the outside walls, but shall exclude vertical penetrations, including without implied limitation fire stairs, elevator shafts, and areas for central heating, ventilating and air conditioning, mechanical and electrical facilities; plus

(ii) Tenant’s Allocation of Building Common Areas;

(b) Net Rentable Area for a multi-tenancy floor shall consist of:

(x) all space within the demising walls (measured from the mid-point of the demising walls; and in the case of exterior walls, measured as defined in (i) above); plus

(y) Tenant’s Allocation of Building Common Areas; plus

(z) Tenant’s Floor Share of all Common Areas.

No deductions from Net Rentable Area shall be made for columns or projections necessary to the Building, or for vertical penetrations which are for the specific use of Tenant (such as, but not limited to, special elevators or stairs, mechanical and electrical facilities and air conditioning equipment). The Net Rentable Area of the Leased Premises has been calculated on the basis of the foregoing definition and is hereby stipulated for all purposes hereof to be the amount, expressed in terms of square feet, stated on the Basic Lease Information sheet.

“Office Section” shall mean that portion of the Building dedicated to office uses. As of the date hereof, the Office Section of the Building contains 641,503 square feet of Net Rentable Area. The parties acknowledge that the area set forth for the Office Section shall not be subject to re-measurement, except in the event of a casualty, condemnation or other event causing a physical change in the area of the Building.

“Operating Cost” shall have the meaning given in Section 2.04.

“Operating Cost Adjustment” for any calendar year shall mean the amount of Operating Cost in excess of, or less than, the amount of Estimated Operating Cost.

“Permitted Use” shall mean general business office use in the Leased Premises (and ancillary uses thereto that are expressly permitted under this Lease or are made with Landlord’s reasonable prior approval) of a kind appropriate in a building of the type and quality of the Building; provided, however, that Permitted Use shall not include (a) offices of any agency or bureau of the United States or any state or political subdivision thereof; (b) offices or agencies of any foreign government or political subdivision thereof; (c) offices of any health care professionals or service organization; (d) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (e) retail or restaurant uses (except in the Commercial Section and except for facilities limited to the exclusive use of Tenant’s employees and other Invitees); (f) communications firms, such as radio and/or television stations; (g) employment agencies or (h) any use or activity which is disreputable, creates a fire hazard or would cause Landlord’s insurance rate to be increased.

“Rent” shall mean Gross Rent plus Additional Rent, all of which shall be paid in lawful money of the United States.

“Space A” – See Basic Lease Information sheet.

“Space B” – See Basic Lease Information sheet.

“Space C” – See Basic Lease Information sheet.

“Sublease” shall include any sublease, underletting at any level, tenancy, concession, license, franchise or other arrangement providing for the use or occupancy of all or any portion of the Leased Premises.

“Tenant Extra Improvements” shall mean the improvements of the Leased Premises approved by Landlord and previously installed at Tenant’s expense pursuant to the Existing Lease or otherwise, or hereafter installed at Tenant’s expense pursuant to Section 4.07 of the Lease.

“Tenant Improvements” shall mean all physical additions, alterations and other leasehold improvements in the Leased Premises under the Existing Lease or this Lease, whether previously made or hereafter made by Landlord or Tenant, including the Building Standard Improvements and Tenant Extra Improvements, but excluding base building equipment and Tenant’s Property.

“Tenant’s Allocation” shall mean an area determined by multiplying the total square footage of the Building Common Areas by the ratio of the Net Rentable Area of the Leased Premises (excluding any allocation of Building Common Areas) to the Net Rentable Area of the Office Section (excluding only the Building Common Areas).

“Tenant’s Floor Share” shall mean the ratio of Tenant’s Usable Area to the aggregate Usable Area on Tenant’s floor.

“Tenant’s Property” shall mean all trade fixtures, business equipment, computers (together with all cabling, raised flooring, fire suppression equipment for Tenant’s computer room, and ancillary equipment), furniture, goods, supplies and other personal property and effects owned or leased by Tenant or by any persons claiming by, through, and under Tenant, including without limitation any of the foregoing items in the Utility Shaft Space, the Pump and Chiller Space, the Basement Storage Space, and the Penthouse Storage Space, such as air conditioning equipment and generators.

“Tenant’s Proportionate Share” is specified on the Basic Lease Information sheet and is based on the ratio which the Net Rentable Area of the Leased Premises (exclusive of the Basement Storage Space, the Penthouse Storage Space, and the Rooftop Satellite Dish Space) bears to the greater of (i) ninety-five percent (95%) of the total Net Rentable Area of the Office Section, or (ii) the Total Leased Net Rentable Area for the year in question.

“Term” shall mean a period of calendar years, or fractions thereof, commencing with the Term Commencement Date and ending on the Term Expiration Date stated on the Basic Lease Information sheet, subject to extension under Article 9.

“Term Commencement Date” shall mean the date specified as such in the Basic Lease Information sheet.

“Term Expiration Date” shall mean the date specified on the Basic Lease Information sheet when the Term shall end, unless sooner terminated or extended pursuant to the terms of this Lease.

“Total Leased Net Rentable Area” shall mean the sum of the Net Rentable Area leased to all Office Section tenants over the course of a year, determined on the basis of a weighted averaging of the sum of the Net Rentable Area leased to all Office Section tenants on each day of that year.

“Usable Area” shall mean the Net Rentable Area of the leased premises in question, less the portion of such Net Rentable Area attributable to Common Areas and Building Common Areas.

Other terms used on the Basic Lease Information sheet which is a part of this Lease, or elsewhere in this Lease shall have the meaning given them thereon and herein.

ARTICLE 14

SURVIVAL OF EXISTING LEASE

This Lease is intended to be an extension, and not a novation, of the Existing Lease. The provisions of this Lease shall apply with respect to matters occurring during the period commencing on the Term Commencement Date of this Lease through the expiration or earlier termination of the Term, and for such liabilities, obligations and indemnities that expressly or by context survive such expiration or earlier termination. The provisions of the Existing Lease shall apply solely with respect to the portion of the term of the Existing Lease ending on the day immediately preceding the Term Commencement Date of this Lease. The parties agree that there was and shall be no adjustment of Base Rent for the Leased Premises on the March 1, 1998 Adjustment Date under Section 2.03(b) of the Existing Lease. Each of Landlord and Tenant hereby certifies that, to the best of its knowledge as of the date hereof, the other party is not in default under the Existing Lease and no condition or event exists or has occurred which, with notice or the passage of time, would constitute such a default.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Lease as a sealed instrument as of the day and year first above written.

“Landlord”

FIVE HUNDRED BOYLSTON WEST VENTURE,
a Joint Venture

By:	Boylston West 1986 Associates Limited Partnership, Venture

By:	GDHI Limited Partnership,
General Partner

By:	Hines Consolidated Investments, Inc., General Partner

By:	/s/ Jeffrey C. Hines
Jeffrey C. Hines
Senior Executive Vice President

“Tenant”

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ James F. Bailey
James F. Bailey
Senior Vice President

EXHIBIT B

Building Standard Improvements

Note: Part 1 of Exhibit B below has been included for purposes of establishing certain of the defined terms “Building Standard Improvements” used in this Lease. Nothing in this Exhibit B shall impose on Landlord any obligation to perform any tenant improvement work or provide any allowance for such work in the existing Leased Premises or any Expansion Space or other expansion space hereafter leased by Tenant under Articles 10 or 11 of this Lease. As noted in Section 4.07 of the Lease, Part 2 of Exhibit B below sets forth general procedures in connection with Tenant’s performance of Tenant Improvements to the Leased Premises that are constructed after the Effective Date.

1. Building Standard Improvements shall consist of:

A. Partitions.

One (1) linear foot of ceiling height partition per twelve (12) square feet of Useable Area. All required partitions will be 5/8” gypsum board, painted with two coats of latex on 2 1/2” metal studs at 24” on center, with 2 1/2” base.

B. Doors and Hardware.

One (1) full height, solid core, wood veneer door with a metal frame and lever handle latch set hardware per three hundred (300) square feet of Useable Area.

C. Ceiling.

A 12” x 12” x  5/8” thick fissured-type mineral fiber concealed grid acoustical ceiling throughout the Leased Premises.

D. Lighting.

One (1) 2’ x 4’ recessed fluorescent lighting fixture with anodized aluminum parabolic shaped louvers, including initial lamping, per eighty-five (85) square feet of Useable Area. Common Areas and Building Common Areas on all office floors shall have lighting selected by Landlord.

E. Electrical Outlets.

One (1) duplex wall-mounted convenience outlet mounted at standard locations with white plastic cover plate for each one hundred twenty (120) square feet of Useable Area.

F. Telephone Outlets.

One (1) telephone wall outlet mounted at standard locations for each two hundred ten (210) square feet of Useable Area with pull wire through the partition.

G. Floor Covering.

Standard grade of carpeting, typical for first-class office space.

H. Switch.

One (1) single way light switch, rocker type, mounted at standard locations with white plastic cover plate for each three hundred (300) square feet of Useable Area.

I. Window Covering.

Horizontal aluminum one-inch-slat blinds for exterior windows.

J. Life Safety Systems.

Flush ceiling-mounted fire sprinkler heads to conform with Tenant partition layout utilizing the Building Standard partition and lighting, for light hazard occupancy design criteria. Up to one sprinkler head per 125 square feet of Useable Area. Manual fire alarm pull stations, exit lights, and audio fire alarm speakers shall be provided at the Building stair doors and elevator lobbies.

K. HVAC.

The HVAC system for the Lease Premises to suit normal general office space utilizing the Building Standard lighting fixtures.

2. General Tenant Improvement Provisions. Tenant shall engage the Building’s structural, mechanical, electrical and life safety systems engineers for any work affecting such components of the Building. Tenant shall deliver to Landlord complete construction documents to enable Landlord to review all structural, mechanical, electrical and life safety plans and specifications and other plans for the Tenant Improvements that Tenant proposes to perform. The plans and specifications for Tenant Improvements shall be consistent with the plans and specifications for the Building and shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld or delayed, subject to the requirements of Section 4.07 of the Lease. Tenant shall be solely responsible for the compliance of any plans for Tenant Improvements with all applicable laws, regulations, and building codes.

After Landlord’s approval of Tenant’s plans and specifications, Tenant shall cause the Tenant Improvements to be constructed in accordance with the plans and specifications; provided, however, that Tenant shall not install any Tenant Improvements that do not conform to the plans and specifications for the Building, or do not conform to any applicable regulations, laws, ordinances, codes and rules; such conformity shall be the obligation of Tenant. All Tenant Improvements furnished and installed by Tenant shall be installed in a manner that conforms with the schedule for any work being performed by Landlord’s contractors in the Building, and the work of installation shall be handled in such a manner as to maintain harmonious labor relations and as not to interfere with or delay any work of Landlord’s contractors in the Building. Tenant’s contractors, subcontractors and laborers shall be subject to approval by Landlord (not to be unreasonably withheld or delayed) and shall comply with Landlord’s rules and regulations for performing work in the Building that Landlord may from time to time prescribe in accordance with Section 4.14 of this Lease. If any contractors, mechanics, laborers or materialmen employed by or on behalf of Tenant cause any dispute, strike or unrest with or amongst other contractors, mechanics, laborers or materialmen who may then or thereafter be engaged in work at the Building, Tenant shall, within two (2) days after written notice to do so by Landlord, either eliminate the problem or remove the person(s) causing the problem.

EXHIBIT C

Building Rules And Regulations

for 500 Boylston Street (the “Building”)

1.	The sidewalks, doorways, halls, stairways, vestibules and other similar areas shall not be obstructed or used for any purpose other than ingress to and egress from tenants’ respective leased premises, and for going from one part of the Building to another part.

2	Plumbing fixtures shall be used only for their designated purpose, and no substances of any kind shall be deposited therein which they are not designed to handle. Damage to any such fixture resulting from misuse by any tenant or its employees or invitees shall be repaired at the expense of such tenant.

3.	Signs, advertisements, graphics, or notices visible in or from public corridors shall be subject to Landlord’s written approval. Nails, screws, and other attachments to the Building require prior written consent from Landlord. Upon the removal of any sign, notice or graphic from a building door or public corridor the Tenant is responsible for returning the surface to its original condition.

4.	Landlord will provide and maintain an alphabetical directory board for all tenants of the Building, in the first floor (main lobby) of the Building, the size, design and location to be determined by Landlord. No other directory shall be allowed.

5.	All contractors and technicians rendering any installation service to tenants shall be subject to Landlord’s approval (not to be unreasonably withheld or delayed) and supervision prior to performing services. This provision applies to all installation work performed in the Building, including, (but not limited to) installation of telephone, telegraph equipment and electrical devices, windows, ceilings, and any other physical portion of the Building.

6.	Movement into, inside of or out of the Building of furniture, office equipment, or other bulky material which requires the use of elevators, stairways, or Building entrance and lobby shall be restricted to hours reasonably established by Landlord. All such movements shall be restricted to the Building’s freight elevators. Prearrangements with Landlord should be made regarding the time, method, and routing of movement, and tenants shall assume all risks of damage to articles moved and injury to persons or public resulting from such moves. Landlord shall not be liable for any acts or damages resulting from any such activity, to the extent set forth in Article 5 of the Lease.

7.	Any damage to the Building by the movement of a tenant’s property, or done by a tenant’s property while in the Building, shall be repaired at such tenant’s expense.

8.	Landlord shall have the power to reasonably prescribe the weight and position of safes and other heavy equipment, which shall in all cases, to distribute weight, stand on supporting devices approved by Landlord. In addition, tenants shall obtain written approval of Landlord (not to be unreasonably withheld, delayed or, conditioned) prior to installation or subsequent relocation of any libraries or storage rooms. Tenants shall be responsible for all costs associated with said installation or relocation, including, but not limited to engineering analysis and structural changes.

9.	All routine deliveries to the premises shall be made between the hours of 6:00 a.m. and 6:00 p.m. weekdays (other than holidays) unless other arrangements are approved in advance by the Building management office, and only shall be made through the freight elevators. Passenger elevators are to be used only for the movement of persons, unless an exception is approved by the Building management office. Courier use of passenger elevators shall be limited to Business Hours during Business Days unless otherwise approved by Landlord. Delivery hours are subject to change by Landlord in a manner consistent with the operation of a first-class high-rise building in downtown Boston. Tenants will adhere to any peak period delivery restrictions implemented by the City of Boston.

10.	Corridor doors, when not in use, shall be kept closed.

11.	Tenants shall cooperate with Landlord in maintaining their leased premises. Tenants shall not employ any person for the purpose of cleaning the leased premises other than the Building’s cleaning and maintenance personnel; provided that Tenant may engage another cleaning contractor for Tenant’s computer rooms, which contractor shall be subject to Landlord’s reasonable prior approval, shall provide Landlord with a certificate of insurance reasonably approved by Landlord, and shall coordinate any access to the Leased Premises after Business Hours through Landlord’s on-site personnel.

12.	Deliveries of water, soft drinks, newspapers, or other such items to any tenant’s leased premises shall be made only by suppliers approved by Landlord (not to be unreasonably withheld, delayed or conditioned) and shall be restricted to hours reasonably established by Landlord and made by use of the freight elevators, if Landlord so directs.

13.	Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, fish, or animals of any kind (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant’s leased premises.

14.	No cooking shall be done in any tenant’s leased premises except in connection with convenience lunch room, beverage service for employees and guests or other dining facilities approved by Landlord pursuant to the Lease (all on a non-commercial basis). All permitted cooking shall be done in a manner which complies with all of the provisions of the tenant’s lease and which does not produce fumes or odors. All cooking facilities shall be subject to approval of Landlord and must be approved by all applicable state and municipal authorities. Landlord acknowledges that Tenant has installed, with Landlord’s approval, the executive dining rooms and cooking facilities existing in the Leased Premises as of the Effective Date. Tenant’s use of such executive dining rooms and cooking facilities (including any associated open-flame cooking facilities) shall be made in strict accordance with applicable laws and shall be made in accordance with all of the provisions of the Lease, including without limitation Section 4.08. Tenant shall maintain or cause to be maintained all such equipment in accordance with the provisions of this Lease and applicable laws and in a manner consistent with first-class high-rise office towers in downtown Boston, which maintenance shall include, without limitation, cleaning out grease traps and inspecting drain pipes at least semi-annually and cleaning of exhaust hoods and servicing associated fire suppression equipment at least annually.

15.	Food, soft drink or other vending machines shall not be placed within any tenant’s leased premises without Landlord’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

16.	No tenant shall use or keep on its leased premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment and any emergency generator (and associated fuel tank) installed with Landlord’s approval under the Lease. No tenant shall use or keep any noxious gas or substances in its leased premises, or permit its leased premises to be used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein. All equipment causing vibrations shall be isolated.

17.	Tenants shall not tamper with or attempt to adjust temperature control thermostats in their leased premises. Landlord shall make adjustments in thermostats on call from tenants.

18.	Tenants shall comply with all requirements necessary for the security of their leased premises and the Building, including the use of service passes issued by Landlord for after hours movement of office equipment/packages, and signing security register in Building lobby after hours.

19.	Landlord will furnish each tenant with a reasonable number of initial keys for entrance doors into its leased premises, and may charge for additional keys thereafter. All such keys shall remain the property of Landlord. No additional locks will be allowed on any door of any leased premises without Landlord’s prior written consent and tenants shall not make any duplicate keys, except those provided by Landlord. Upon termination of this Lease, each tenant shall surrender to Landlord all keys to its leased premises, and give to Landlord the combination of all locks for safes and vault doors, if any, in the leased premises.

20.	Canvassing, peddling, soliciting and distribution of handbills in the Building are prohibited and each tenant will cooperate to prevent these activities.

21.	Any changes made to these rules and regulations, when made and written notice given to a tenant, shall be binding upon such tenant as if originally herein prescribed. To the extent that any rules and regulations are inconsistent with an express provision of the Lease, the terms of the Lease shall control.

22.	Tenants shall not make or permit any improper noises in the Building or otherwise interfere in any way with other tenants or persons having business with them.

23.	Landlord will not be responsible for lost or stolen personal property, money or jewelry from any tenant’s leased premises or public areas, regardless of whether such loss occurs when such area is locked against entry or not.

24.	Building emergency stairs shall only be used for emergency purposes.

25.	Tenant will work with Landlord in informing and enforcing building delivery rules with Tenants delivery personnel, agents or invitees.

26.	The building common areas including the garage and exterior are non smoking areas. Tenants who permit smoking within their leased premises shall control the smoke and odor so it is not offensive or does not interfere with other building Tenants.

27.	All Tenants will cooperate with Landlord and abide with local code in the testing and servicing of the Building life safety system.

EXHIBIT K

Landlord Services

I.	Cleaning Services.

The following services are the Building Standard Janitorial Services for Five Hundred Boylston:

Daily Services – General Cleaning of Leased Premises

1. Empty trash cans.

2. Dust horizontal surfaces; desks, chairs, files, telephones, picture frames, etc. Computers will not be dusted.

3. Damp wash and wipe dry Formica desktops free of papers.

4. Clean and sanitize drinking fountains.

5. Spot clean partition glass, including lobby doors for fingerprints and smudges.

6. Dust mop and spot clean all tiled areas.

7. Vacuum all carpeted traffic areas daily and wall to wall at least once per week.

Daily Services – Building Standard Restrooms (in the Leased Premises or on multi-tenant floors)

1. Remove trash and clean receptacles.

2. Clean and sanitize lavatories, commodes and urinals.

3. Clean out corners and edges,

4. Clean mirrors.

5. Spot clean wall tile and partitions.

6. Replenish supplies.

7. Sweep floor.

8. Mop and disinfect floor as necessary.

Daily Service – Building Passenger Elevators

1. Clean light lenses and replace burned out bulbs.

2. Spot clean walls.

3. Clean edges, corners and tracks.

4. Vacuum carpet.

Daily Services – Building Street Level

1. Sweep all marble and/or granite public areas.

2. Clean all glass entrance ways and side panels.

3. Empty all trash urns.

4. Spot clean marble and/or granite walls.

5. Dust all horizontal edges.

Weekly Services -Stairways in the Building and Leased Premises

1. Sweep from top to bottom.

2. Dust handrails and ledges.

3. Dust lights between floors.

Weekly Services – Building Interior Marble/Granite Floors

1. Wash all public areas.

Monthly Services – Building Tile Floors

1. Clean and wash all traffic lanes and other “high wear” areas.

Annual Service – Building General

1. Clean inside and outside of all exterior windows semi-annually.

2. Clean all fluorescent light fixture lenses.

3. Wash down all Building-standard restroom walls and partitions (in Leased Premises or on multi-tenant floors).

Services as required per standard Landlord cleaning program

1. Spot clean carpeted areas in Leased Premises.

2. Shampoo public areas outside tenant space.

3. Damp mop all tile floors in Leased Premises

4. Machine buff all vinyl tile floor in Leased Premises monthly.

5. Strip and re-coat all vinyl tile floors in Leased Premises once a year.

Services – Building Exterior

1. Police building perimeter for trash.

2. Remove trash from tree wells and planters.

Services – Building Day Crew

1. Police and replenish supplies in all Building-standard restrooms (in Leased Premises or on multi-tenant floors).

2. Vacuum all passenger elevators twice each day.

3. Clean and vacuum garage elevators.

4. Clean all ash urns twice each day.

5. Clean all glass entrance doors in main lobby.

6. Dust mop and/or damp mop all marble and/or granite floors in main lobby once each day.

7. Clean non-retail windows on building perimeter at street level as needed.

8. Clean service area, hallway and dock area.

Additional cleaning services required because of the nature of Tenant’s improvements or otherwise shall be provided by Landlord as an extra service at Tenant’s expense in accordance with the Lease. Such additional services include, without limitation, costs of cleaning and trash removal from Tenant’s executive kitchen, dining facilities, and lunchroom, special carpet maintenance program for lunchroom areas, cleaning refrigerators and providing paper supplies to kitchenettes, computer room trash removal, disposal charges for wooden pallets, cleaning and supplying any non-building-standard bathrooms, and cleaning any marble or granite floors within the Leased Premises.

II.	HVAC.

A. Landlord shall furnish space heating and cooling during Business Hours as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Leased Premises under normal business operations and weather conditions, and as may be permitted or controlled by applicable laws, ordinances, rules, and regulations.

B. If Tenant shall require air conditioning, heating or ventilation outside Business Hours, Landlord shall furnish such service at Tenant’s expense in accordance with the Lease.

C. The air conditioning system is designed to achieve the following temperatures:

	Summer		Winter
Outdoor	DB	88° F	9°F
	WB	74° F	—
Indoor	DB	78° F	72° F
	WB	63.5° F	—

The air conditioning system is designed for occupancy of not more than one person per 150 square feet of usable floor area, and for a combined lighting and standard electrical load not to exceed four watts per square foot of usable floor area. If Tenant exceeds this condition or introduces into the Leased Premises equipment that overloads the system, and/or in any other way causes the system not adequately to perform their proper functions, supplementary systems may at Landlord’s option be provided by Landlord, the reasonable cost of which shall be at Tenant’s expense. Under no circumstances shall any supplemental cooling system be installed that exceeds the Building’s cooling water system capacity.

III.	Security.

Perimeter access control is provided for the Building main lobby and loading dock at times outside Business Hours, with reasonable free access periods just prior to and after Business Hours to facilitate tenant access and egress. Elevators providing access to tenant floors will be shut down or controlled by card access during night and weekend hours based on activity in the Building but generally between 7:00 p.m. through 7:00 a.m. daily and all day on weekends and selected holidays; provided that Tenant shall have elevator access to the Leased Premises on a 24 hour-a-day, seven-days-a-week basis, subject to the terms and conditions of the Lease. The Building lobby will be staffed 24 hours per day seven days per week with at least one person. Landlord may, from time to time throughout the Term, substitute reasonable equivalents for any of the foregoing specific components of access control.

EXHIBIT B

PLAN OF PREMISES

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EXHIBIT C

SUBTENANT IMPROVEMENTS AGREEMENT

This Subtenant Improvements Agreement (the “Agreement” or “Subtenant Improvements Agreement”) is attached to and made a part of that certain Sublease (“Sublease”) of even date herewith, by and between MASSACHUSETTS FINANCIAL SERVICES COMPANY (“Tenant”), and NEWSTAR FINANCIAL, INC. (“Subtenant”). The capitalized terms used in this Agreement that are defined in the Sublease shall have the same meanings as provided in the Sublease.

1. General

1.1 Purpose. This Agreement sets forth the terms and conditions governing Subtenant’s construction of tenant improvements to be installed in the Premises (the “Subtenant Improvements”) and the Tenant’s Demising Work (defined below).

1.2 Construction Representatives. Prior to submission of the Space Plan pursuant to Section 3 hereof, each of Tenant and Subtenant shall designate a representative (“Representative”) who shall act for Tenant and Subtenant, as the case may be, in all matters regarding Subtenant Improvements.

All inquiries, requests, instructions, authorizations or other communications with respect to the Subtenant Improvements shall be made to Tenant’s Representative or Subtenant’s Representative, as the case may be. Authorizations made by Subtenant’s Representative shall be binding and Subtenant shall be responsible for all costs authorized by Subtenant’s Representative. Either party may change its Representative at any time by written notice to the other party. Tenant shall not be obligated to respond to or act upon any plan, drawing, change order approval or other matter relating to the Subtenant Improvements until it has been executed by Subtenant’s Representative.

2. Demising Work. Subject to the consent of Landlord, Tenant, at Tenant’s sole cost and with contractors selected by Tenant in Tenant’s sole discretion, shall (i) construct the demising walls for the Premises, (ii) create those necessary common area corridors to separate the Premises from the Tenant’s Premises, (iii) enclose the existing internal stairwell and (iv) if necessary, separate the mechanical, electrical and life safety systems (the “Demising Work”), all with Building standard materials and equipment and all as more particularly set forth in the Construction Drawings and Specifications (defined below). Tenant shall notify Subtenant of the contractor(s) selected to perform the Demising Work so as to allow Subtenant to request bids from such contractor(s) for construction of the Subtenant Improvements. Tenant and Subtenant and their respective contractors shall use commercially reasonable efforts to coordinate the Demising Work and the Subtenant Improvements such that, to the extent feasible, both shall be performed at the same time. Notwithstanding the forgoing, Subtenant acknowledges and agrees that in the event any portion of the construction of the Subtenant Improvements interferes with, or in the reasonable judgment of Tenant may interfere with, the construction of the Demising Work, in all such events the Demising Work shall take priority.

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3. Design and Schedule.

3.1 Subtenant Plans for Subtenant Improvements.

(a) Space Plan: The “Space Plan” as used herein shall mean a plan containing, among other things, a partition layout, door location and some furniture located hi key spaces within the Premises.

(b) Construction Drawings and Specifications: The “Construction Drawings and Specifications” as used herein shall mean the construction working drawings, the mechanical, electrical and other technical specifications, and the finishing details, including wall finishes and colors and technical and mechanical equipment installation, if any, all of which details the installation of the Subtenant Improvements in the Premises and the Demising Work. The Construction Drawings shall be signed by Subtenant’s Representative and shall be delivered to Tenant for its review no later than the date that is fifteen (15) days from the date hereof. The Construction Drawings and Specifications shall:

(i)	be compatible with the Building shell, and with the design, construction and equipment of the Building;

(ii)	comply with all applicable laws, codes and ordinances including the Americans With Disabilities Act, and the rules and regulations of all governmental authorities having jurisdiction;

(iii)	comply with all applicable insurance regulations and the requirements of the Board of Underwriters for a fire resistant Class A building;

(iv)	include locations of all Subtenant Improvements including complete dimensions; and

(v)	indicate an overall materials specification and level of quality consistent with other new first-class office space construction in the Boston metropolitan area.

(c) Except as specified by Tenant pursuant to Section 8 hereof or by Landlord pursuant to the Main Lease, all Subtenant Improvements which are permanently affixed to the Premises or alter the operational systems of the Building shall become the property of Tenant upon expiration or earlier termination of the Sublease and shall remain in the Premises at all times during the Term of the Sublease.

3.2 Approvals by Tenant. The Space Plan and all Construction Drawings and Specifications for the Subtenant Improvements (collectively, the “Subtenant Plans”) shall be subject to Tenant’s prior written approval, which shall not be unreasonably withheld or delayed, except that Tenant shall have complete discretion with regard to granting or withholding approval of the portions of the Subtenant Plans constituting the Demising Work and otherwise to the extent the Subtenant Plans would impact the Building’s structure or systems, affect future marketability of the Tenant’s Premises or would be visible from the common facilities or exterior of the Building. Any changes, additions or modifications that Subtenant desires to make to the Subtenant Plans shall also be subject to Tenant’s prior written approval, which shall not be

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unreasonably withheld or delayed except as provided above for the Demising Work or Building structure, system or appearance impact.

4. Construction of Subtenant Improvements. Following Landlord’s and Tenant’s final approval of the Subtenant Plans and Subtenant obtaining permits, Subtenant shall commence and diligently proceed with the construction of the Subtenant Improvements. Tenant and Subtenant acknowledge that Subtenant shall hire a contractor mutually acceptable to Landlord, Tenant and Subtenant to complete the Subtenant Improvements. The Subtenant Improvements shall be conducted with due diligence, in a good and workmanlike manner befitting a first class office building, and in accordance with the Subtenant Plans and all applicable laws, codes, ordinances and rules and regulations of all governmental authorities having jurisdiction. Subtenant shall (i) apply for a construction permit for the Subtenant Improvements (the “Building Permit”) no later than three (3) business days after receipt of Landlord’s and Tenant’s approval of the Construction Drawings and Specifications and (ii) complete construction no later than the date that is ninety (90) days following Subtenant’s receipt of the Building Permit.

Subtenant hereby agrees to indemnify Landlord and Tenant and hold Landlord and Tenant harmless from any and all claims for personal or bodily injury and property damage that may arise from the performance of the Subtenant Improvements, whether resulting from the negligence or willful misconduct of its general contractors, subcontractors or otherwise. Subtenant and its contractors and subcontractors shall execute such additional documents as Tenant deems reasonably appropriate to evidence said indemnity.

Notwithstanding the foregoing, Subtenant shall not commence the Subtenant Improvements until the following is provided:

(a)	Insurance. Prior to construction, Subtenant shall provide Tenant with an original certificate of All-Risk Builder’s Risk Insurance (the “Builder’s Risk Insurance Policy”), subject to Tenant’s reasonable approval, in the minimum amount of the replacement cost of the Subtenant Improvements issued by a company or companies acceptable to Tenant and authorized to do business in the Commonwealth of Massachusetts, covering the Premises, with premiums prepaid, and which names the Tenant as an additional insured. Said policy shall insure the Subtenant Improvements and all materials and supplies for the Subtenant Improvements stored on the Premises (or at any other sites and including the Premises) against loss or damage by fire and the risks and hazards insured against by the standard form of extended coverage, and against vandalism and malicious mischief, and such other risks and hazards as Tenant may reasonably request. Said insurance coverage shall be for 100% of replacement cost, including architectural fees. The Builder’s Risk Insurance Policy shall contain a provision that the insurance company waive the rights of recovery or subrogation against Tenant, its agents, servants, invitees, employees, co-tenants, co-venturers, affiliate companies, and their insurers.

(b)	Governmental Permits. Building permits and other appropriate permits and licenses from the appropriate agency or office of any governmental or regulatory

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body having jurisdiction over the Premises and which are required for the construction of the Subtenant Improvements.

(c)	Additional Insurance. Additional insurance in the form of and meeting the requirements as Tenant may determine in its reasonable discretion including, but not limited to, the requirements listed on Schedule I attached hereto.

5. Change Orders. If Subtenant requests any change or addition to or subtraction from the Subtenant Improvements (“Change Order”) after Subtenant’s and Tenant’s approval of the final and complete Construction Drawings and Specifications for the Subtenant Improvements, Tenant shall respond to Subtenant’s request for consent as soon as reasonably possible, but in no event later than five (5) business days after being made. Any changes, additions or modifications that Subtenant desires to make to the Subtenant Plans shall not be unreasonably withheld, except that Tenant shall have complete discretion with regard to granting or withholding approval for the Demising Work and Building structure, system or appearance as provided in Section 3.2 above. Subtenant acknowledges and agrees that all change orders shall also be subject to the Landlord’s prior written consent to the extent required under the Main Lease. All costs incurred by Tenant in connection with such change orders shall by reimbursed by Subtenant to Tenant, as additional rent, with fifteen (15) days of Subtenant’s receipt of an invoice therefor.

6. Cooperation With Other Tenants. Subtenant shall promptly remove from the common facilities any of Subtenant’s vehicles, equipment, materials, supplies or other property deposited in the common facilities during the construction of the Subtenant Improvements. Further, Subtenant shall at no time disrupt or allow disruption to Tenant’s or any other existing tenant’s parking vehicles and pedestrian access, nor allow disruptions of mechanical, electrical, telephone and plumbing services. In addition, Subtenant shall not interrupt the normal business operations of Tenant or of any other tenant at the Building or on the Land (as defined in the Sublease). To the extent construction of the Subtenant Improvements does, or in the reasonable opinion of Tenant and/or Landlord may, interrupt the normal business operations of Tenant or of any other tenant at the Building or on the Land, such portion of the Subtenant Improvement work shall be performed after normal business hours at such times as are reasonable directed by Tenant and/or Landlord.

7. Inspection by Tenant. Tenant shall have the right to inspect the Subtenant Improvements at all reasonable times. Tenant’s failure to inspect the Subtenant Improvements shall in no event constitute a waiver of any of Tenant’s rights hereunder nor shall Tenant’s inspection of the Subtenant Improvements constitute the Tenant’s approval of same.

8. Removal of Specialized Subtenant Improvements. Portions of the Subtenant Improvements, if any, as reasonably determined by Tenant to be specialized improvements shall, at the election of Tenant, either be removed by Subtenant at its expense before the expiration of the Term or shall remain in the Premises and be surrendered therewith at the expiration date or earlier termination of this Sublease as the property of Tenant without disturbance, molestation or injury. If Tenant requires the removal of all or part of said specialized Subtenant Improvements, Tenant shall so notify Subtenant at the time that Tenant renders its approval to the Space Plan and Construction Drawings pursuant to Section 3.2 above, and Subtenant, at the expiration or earlier termination of the Sublease, at its expense, shall repair any damage to the Premises or the

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Building caused by such removal and restore the Premises to its condition prior to the installation of such specialized Subtenant Improvements. If Subtenant fails to remove said specialized Subtenant Improvements that Subtenant is required to remove hereunder, then Tenant may (but shall not be obligated to) remove the same and the cost of such removal, repair and restoration, together with any and all damages which Tenant may suffer and sustain by reason of the failure of Subtenant to remove the same, shall be charged to Subtenant and paid upon demand.

9. Completion of Subtenant Improvements. Subtenant shall notify Tenant in writing when the Subtenant Improvements have been substantially completed. Tenant shall thereupon have the opportunity to inspect the Premises in order to determine if the Premises have been substantially completed in accordance with the Subtenant Plans. If the Subtenant Improvements have not been substantially completed in accordance with the Subtenant Plans, Tenant shall immediately following inspection, provide Subtenant with written notification of the items deemed incorrect or incomplete. Subtenant shall forthwith proceed to correct the incorrect or incomplete items. Notwithstanding anything to the contrary, the Subtenant Improvements shall not be considered suitable for review by Tenant until all designated or required governmental inspections, permits and certifications necessary for the Subtenant Improvements, including, but not limited to a temporary or final certificate of occupancy, have been made, given and/or posted.

10. Consent of Landlord. Subtenant shall be solely responsible for obtaining the consent of Landlord to the construction of the Subtenant Improvements pursuant to the terms and conditions of the Main Lease prior to any construction therein and immediately upon receipt shall deliver a copy of such consent to Tenant.

[signatures on following page]

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IN WITNESS WHEREOF, Tenant and Subtenant have executed this Agreement as of the 1st day of February, 2007.

MASSACHUSETTS FINANCIAL SERVICES COMPANY		NEWSTAR FINANCIAL, INC.

By:	/s/ Paul Kirwan	By:	/s/ Richard Scott Poirier
Name:	Paul Kirwan	Name:	Richard Scott Poirier
Title:	C. F. O.	Title:	Managing Director

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SCHEDULE I

TO EXHIBIT C

INSURANCE REQUIREMENTS

Subtenant must provide Tenant and Landlord with written evidence of the following minimum insurance requirements. In no way do the following minimum requirements limit the liability assumed elsewhere in the Subtenant Improvements Agreement or the Sublease, as amended.

A.	Workers’ Compensation and Employer’s Liability .

1.	Statutory requirements in the Commonwealth of Massachusetts to include all areas involved in operations covered under the Subtenant Improvements Agreement for the Premises.

2.	Coverage “B” – Employer’s Liability, limit – $ 1,000,000.

B.	Commercial General Liability.

1.	Commercial General Liability: Form providing coverage not less than that of the occurrence form ISO Standard Commercial General Liability Insurance, including but not limited to bodily injury, personal injury, independent contractors’ products – completed operations (construction risks only), Broad Form Property Damage(including Completed Operations for a period of not less than three (3) years – construction risk only). For those contractors selling/manufacturing products, Commercial General Liability coverage should be specifically endorsed to include products liability.

2.	Contractual Liability, Blanket basis insuring the liability assumed under this Agreement.

3.	Limits of Liability: Bodily Injury and Property Damage – $1,000,000 each occurrence, $1,000,000 aggregate; and Personal Injury – $1,000,000 each occurrence.

C.	Commercial Auto Policy

1.	Commercial Auto Policy form, including all Owned, Non-Owned and Hired Vehicles.

2.	Limits of Liability: Bodily Injury – $1,000,000 each person, $1,000,000 each occurrence; and Property Damage – $1,000,000 each occurrence.

D.	Umbrella Liability

Such insurance shall provide coverage with limits of not less than $4,000,000 per occurrence/$4,000,000 aggregate, in excess of the underlying coverages listed in Paragraphs A, B, and C above.

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ADDITIONAL REQUIREMENTS

1.	Landlord, Tenant and its management company shall be included as an Additional Insured on all coverages listed above. In the event of an insured loss, Subtenant’s insurance company shall have waived any rights of subrogation against Tenant and Landlord.

2.	Subtenant shall require the same primary minimum insurance requirements as listed above, from its contractor, subcontractors and suppliers and they shall also comply with the additional requirements listed herein.

3.	All insurance coverages required as herein set forth shall be primary and at the sole cost and expense of Subtenant, contractor, subcontractors, or suppliers, and all deductibles shall be assumed by, for the account of, and at the sole risk of said Subtenant, contractor, subcontractors or suppliers. Insurance coverages will be in a form and carrier acceptable to Landlord and Tenant with a minimum rating of A:VII or higher.

4.	A Certificate of Insurance together with policies and endorsements evidencing all of the above must be presented to Landlord and Tenant prior to commencement of the Subtenant Improvements.

5.	The cancellation provision of such Certificate of Insurance shall provide as follows:

“To be effective as to certificate holder, the issuing companies must provide to the below named certificate holder sixty (60) days’ written notice prior to any cancellation or material modification of the above-described policies before the expiration dates thereof.”

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